SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM U5S

ANNUAL REPORT

For the Year Ended December 31, 2002

Filed Pursuant to the

Public Utility Holding Company Act of 1935

by

ENTERGY CORPORATION

639 Loyola Avenue

New Orleans, Louisiana 70113

TABLE OF CONTENTS

ITEM	TITLE	PAGE NUMBER

1	System Companies and Investments Therein as of December 31, 2002	1

2	Acquisitions or Sales of Utility Assets	32

3	Issue, Sale, Pledge, Guarantee or Assumption of System Securities	32

4	Acquisition, Redemption or Retirement of System Securities	37

5	Investments in Securities of Non-System Companies	38

6	Officers and Directors	39

7	Contributions and Public Relations	78

8	Service, Sales and Construction Contracts	80

9	Wholesale Generators and Foreign Utility Companies	85

10	Financial Statements and Exhibits	88

	Signatures	105

(Page left blank intentionally)

ITEM 1. SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 2002
Name of Company (1, 8, 9) (and abbreviations used herein)	Number of Common Shares Owned	% of Voting Power (****)	Issuer Book Value	Owner's Book Value
			(000s)	(000s)
Entergy Corporation (2, 7) (registered holding company)

Entergy Arkansas, Inc. (Entergy Arkansas) (2, 3, 4) (an electric utility company)	46,980,196	100	$ 1,229,790	$ 1,229,790

The Arklahoma Corporation (ARKCO) (4) (an energy-related company)	170	47.6	$ 214	$ 214

Entergy Gulf States, Inc. (Entergy Gulf States) (2) (an electric utility company)	100	100	$ 1,724,729	$ 2,098,828

Varibus LLC (Varibus) (a service company)	100,000	100	$ 5,636	$ 5,636

Prudential Oil and Gas LLC (POG) (a service company)	11,537	100	$ 5,033	$ 5,033

Southern Gulf Railway Company (Southern Gulf) (a service company)	1,000	100	$ (124)	$ (124)

GSG&T Inc. (GSG&T) (a service company)	25,000	100	$ 18,594	$ 18,954

Entergy Louisiana, Inc. (Entergy Louisiana) (2, 3) (an electric utility company)	165,173,180	100	$ 974,098	$ 974,098

Entergy Mississippi, Inc. (Entergy Mississippi) (2, 3) (an electric utility company)	8,666,357	100	$ 482,114	$ 482,114

Jackson Gas Light Company (5) (an electric utility company)	360	100	$ **	$ **

Entergy Power & Light (5) (an electric utility company)	75	100	$ **	$ **

The Light, Heat, and Water Company of Jackson, Mississippi (5) (an electric utility company)	75	100	$ **	$ **

Entergy New Orleans, Inc. (Entergy New Orleans) (2, 3) (an electric utility company)	8,435,900	100	$ 128,662	$ 128,662

System Energy Resources, Inc. (System Energy) (2) (an electric utility company)	789,350	100	$ 892,233	$ 892,233

Entergy Services, Inc. (Entergy Services) (2) (a service company)	2,000	100	$ 20	$ 20

Entergy Operations, Inc. (Entergy Operations) (2) (a service company)	1,000	100	$ 1,000	$ 1,000

Entergy Power, Inc. (a public utility company)	11,000	100	$ 45,840	$ 45,840

Entergy Enterprises, Inc. (Entergy Enterprises)(a service company)	57,400	100	$ 44,849	$ 45,131

Name of Company (1, 8, 9) (and abbreviations used herein)	Number of Common Shares Owned	% of Voting Power (****)	Issuer Book Value	Owner's Book Value
			(000s)	(000s)
Entergy Retail Holding Company ***(a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	1,000	100	$ 51,287	$ 31,818

Entergy Retail Texas, Inc. ***(a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	1,000	100	$ 878	$ 818

Entergy Solutions Ltd. ***(a Rule 58-energy-related company)	1% General Partner Interest	100	$ 5,277	$ 261

Entergy Solutions Supply Ltd. ***(a Rule 58-energy-related company)	1% General Partner Interest	100	$ 11,331	$ 113

Entergy Solutions Ltd. *** (a Rule 58-energy-related company)	99% Limited Partner Interest	-	$ 5,277	$ 25,778

Entergy Solutions Supply Ltd. ***(a Rule 58-energy-related company)	99% Limited Partner Interest	-	$ 11,331	$ 11,218

Entergy Retail Louisiana LLC-A ***(a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	100% Member Interest	100	$ 10,653	$ 9,418

Entergy Solutions Management Services LLC(a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	100% Member Interest	100	$ 10,547	$ 10,547

Entergy PTB Holding Company (a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	1,000	100	$ 35,539	$ 6,711

Entergy Select LLC(a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	100% Member Interest	100	$ 184	$ 184

Entergy Solutions Essentials Ltd. (a Rule 58-energy-related company)	1% General Partner Interest	100	$ 377	$ 5

Entergy Solutions Select Ltd. (a Rule 58-energy-related company)	1% General Partner Interest	100	$ 131	$ 178

Entergy Solutions Essentials, Ltd. (a Rule 58-energy-related company)	99% Limited Partner Interest	-	$ 377	$ 446

Entergy Solutions Select, Ltd. (a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	99% Limited Partner Interest	-	$ 131	$ 17,707

Name of Company (1, 8, 9) (and abbreviations used herein)	Number of Common Shares Owned	% of Voting Power (****)	Issuer Book Value	Owner's Book Value
			(000s)	(000s)
Entergy Ventures Holding Company, Inc. (a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	1,000	100	$ 15,370	$ 3,582

Entergy MHK Investments LLC(a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	100% Member Interest	100	$ **	$ 11,093

Entergy Commerce, Inc. (a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	1,000	100	$ 1,375	$ 1,005

Entergy MHK Retail LLC(an exempt telecommunications company)	100% Member Interest	100	$ (183)	$ 1,075

Entergy Resources, Inc. (a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	1,000	100	$ **	$ **

Entergy Holdings Inc. (EHI) *** (a Rule 58-energy-related company)	3,000	100	$ 6,781	$ 5,452

Entergy Business Solutions, LLC *** (a Rule 58-energy-related company)	100% Member Interest	100	$ 199	$ 1,605

Entergy Thermal, LLC *** (a Rule 58-energy-related company)	100% Member Interest	100	$ 17,176	$ 17,100

Entergy Thermal-UNO, LLC (a Rule 58-energy-related company)	100% Member Interest	100	$ **	$ **

Entergy Nuclear, Inc. (ENI) *** (a Rule 58-energy-related company)	3,000	100	$ 7,991	$ 4,001

TLG Services, Inc. *** (a Rule 58-energy-related company)	5	100	$ 5,388	$ 9,328

Entergy Nuclear Environmental Services LLC (7) (a Rule 58-energy-related company)	100% Member Interest	100	$ **	$ **

Entergy Nuclear PFS Company (7) (a Rule 58-energy-related company)	1,000	100	$ 750	$ 750

Entergy Nuclear Potomac Company (7) (a company authorized to provide operating and maintenance services to electric facilities)	1,000	100	$ 1,003	$ 1,001

Name of Company (1, 8, 9) (and abbreviations used herein)	Number of Common Shares Owned	% of Voting Power (****)	Issuer Book Value	Owner's Book Value
			(000s)	(000s)
Entergy Nuclear Holding Company # 1 (ENHC #1) (6) (an exempt wholesale generator)	3,000	75	$148,855	$ 371,712

Entergy Nuclear Generation Corporation (ENGC) (6) ***(an exempt wholesale generator)	1	100	$ 200,402	$ 89,222

Entergy Nuclear New York Investment Company I (6) ***(an exempt wholesale generator)	1,000	100	$ (62,617)	$ 2,501

Entergy Nuclear Indian Point 3 LLC (6) *** (an exempt wholesale generator)	50% Member Interest	50	$ 221,490	$ 13,055

Entergy Nuclear FitzPatrick LLC (6) ***(an exempt wholesale generator)	50% Member Interest	50	$ 104,146	$ 10,428

Entergy Nuclear New York Investment Company II (6) ***(an exempt wholesale generator)	1,000	100	$ (63,064)	$ 2,501

Entergy Nuclear Indian Point 3 LLC (6) ***(an exempt wholesale generator)	50% Member Interest	50	$ 221,490	$ 13,055

Entergy Nuclear New York Investment Company III ***(a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	2,200	100	$ 33,741	$ 100,001

Entergy Nuclear Indian Point 2 LLC (6) *** (an exempt wholesale generator)	100% Member Interest	100	$ 739,329	$ 620,344

Entergy Nuclear Capital Management Corporation I (a company authorized to develop, acquire, or finance the acquisition of other non-utility companies) (7)	1,000	100	$ **	$ **

Entergy Indian Point Peaking Facility LLC(a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	100% Member Interest	100	$ **	$ **

Entergy Nuclear Vermont Investment Company(a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	1,000	100	$ 14,775	$ 30,001

Entergy Nuclear Vermont Yankee LLC (6) (an exempt wholesale generator)	100% Member Interest	100	$ 218,251	$ 193,901

Entergy Nuclear Capital Management Corporation II (7) (a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	1,000	100	$ **	$ **

Name of Company (1, 8, 9) (and abbreviations used herein)	Number of Common Shares Owned	% of Voting Power (****)	Issuer Book Value	Owner's Book Value
			(000s)	(000s)
Entergy Nuclear Finance Holding, Inc. (a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	740	100	$ 36,281	$ 28,248

Entergy Nuclear Finance, Inc. (a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	1,000	100	$ 738,081	$ 719,874

Entergy Technology Holding Company (ETHC) ***(an exempt telecommunications company)	10	100	$ 9,558	$ 15,363

Entergy Technology Company (ETC) ***(an exempt telecommunications company)	10	100	$ 12,815	$ 7,010

Entergy Wireless Company (*)(an exempt telecommunications company)	10	100	$ **	$ **

EWO Marketing Holding, LLC(a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	20% Member Interest	20	$ 519,389	$ 314,651

Entergy International Holdings Ltd. LLC(a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	100% Member Interest	100	$ 860,694	$ 914,194

Entergy International Ltd. LLC(a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	100% Member Interest	100	$ 478,732	$ 820,473

Entergy International Investments No. 2 Ltd., LLC ***(a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	100% Member Interest	100	$ 414,060	$ 503,689

Entergy UK Holdings Limited ***(a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	3,073,101	100	$ 513,999	$ 505,981

Entergy UK Limited ***(a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	3,073,101	100	$ 941,852	$ 507,236

Entergy UK Enterprises Limited ***(a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	574,000,002	100	$ 1,049,351	$ 947,444

EWO Holdings LLC(a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	100 % Class B Member Interest	25	$ 8,000	$ 8,000

Name of Company (1, 8, 9) (and abbreviations used herein)	Number of Common Shares Owned	% of Voting Power (****)	Issuer Book Value	Owner's Book Value
			(000s)	(000s)
Entergy US DB I LLC (a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	6,587,940	100	$ 3,390	$ 2,915

Entergy AUS DB I Pty Limited *(a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	3,163,044	>1	$ **	$ **

Entergy US DB IV LLC(a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	658,912,260	100	$ 212,994	$ 171,876

Entergy Australia DB II Pty Limited *(a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	40,000	100	$ **	$ **

Entergy Australia DB I Pty Limited *(a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	316,447,786	<99	$ **	$ **

Entergy Australia DB I A Pty Limited *(a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	40,000	100	$ **	$ **

Entergy Victoria , Inc. (a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	311,584	100	$ 751	$ 16

Entergy Australia DB I Pty Limited *(a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	10,000	>1	$ **	$ **

Entergy Global Investments, Inc. *** (a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	1,000	100	$ (4,132)	$ 45,294

Entergy Nuclear Holding Company #1 (6)(an exempt wholesale generator)	1,000	25	$ 148,855	$ 50,000

Entergy Power Development Corporation (6)(a foreign utility company)	10,959	15	$ 227,569	$ 48,042

Entergy Power Generation Corporation (7) (a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	211 Shares Class B Common Stock	-	$ 347,240	$ 211,000

Name of Company (1, 8, 9) (and abbreviations used herein)	Number of Common Shares Owned	% of Voting Power (****)	Issuer Book Value	Owner's Book Value
			(000s)	(000s)
Entergy Marketing Corporation(a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	1,000	100	$ 783,795	$ 418,405

EWO Marketing Holding LLC (a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	80% Member Interest	80	$ 519,389	$ 418,405

EWO Marketing, LP(a Rule 58-energy-related company)	99% Limited Partner Interest	-	$ (23,487)	$ 1

EWO GP LLC (a Rule 58-energy-related company)	100% Member Interest	100	$ (2)	$ 1

Entergy Asset Management, Inc.(7) (a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	2,836,645 Class A Common Stock	59.67	$ 341,393	$ 28,366

Crete Energy Ventures, LLC(6) (an exempt wholesale generator)	50% Member Interest	50	$ 58,313	$ (27,510)

Crete Turbine Holdings, LLC(a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	50% Member Interest	50	$ 91,640	$ 43,548

Hawkeye Generating, LLC(a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	100% Member Interest	100	$ **	$ **

Rowan Generating Company, LLC(a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	100% Member Interest	100	$ **	$ **

Greenville Generating Company, LLC(a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	100% Member Interest	100	$ **	$ **

Jackson Generating Company, LLC(a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	100% Member Interest	100	$ **	$ **

Name of Company (1, 8, 9) (and abbreviations used herein)	Number of Common Shares Owned	% of Voting Power (****)	Issuer Book Value	Owner's Book Value
			(000s)	(000s)
Entergy Investments Holding Company, Inc. (7) (a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	1,000	100	$ 186,708	$ 186,811

Entergy Power Ventures L.P. (6)(an exempt wholesale generator)	99% Limited Partner Interest	-	$ 186,061	$ 186,899

EN Services, L.P. (a company authorized to provide operation and maintenance services to electric facilities)	99% Limited Partner Interest	-	$ 646	$ 647

Warren Power, LLC (6)(an exempt wholesale generator)	100% Member Interest	100	$ 105,510	$ 105,510

Entergy Power RS Holding Company, LLC (7) (a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	100% Membership Interest	100	$ 4,264	$ 4,264

Entergy Power RS LLC (7) (a Rule 58 energy-company)	100% Membership Interest	100	$ 4,263	$ 4,263

RS Cogen LLC (owner of a qualifying facility under PURPA)	50% Member Interest	50	$ 29,038	$ **

EWO Wind II, LLC(a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	100% Member Interest	100	$ 5,001	$ 5,001

EWO Wind LLC(a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	100% Member Interest	100	$ 2,856	$ 5,001

Northern Iowa Windpower, LLC (6)(an exempt wholesale generator)	99% Member Interest	99	$ 81,872	$ 80,866

Entergy-Koch, LP(a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	48.5% Limited Partner Interest	-	$ 1,024,857	$ 590,379

Entergy-Koch Trading Canada, ULC (a company authorized to trade energy commodities in Canada)	1,000,000	50	$ 3,203	$ 3,203

Name of Company (1, 8, 9) (and abbreviations used herein)	Number of Common Shares Owned	% of Voting Power (****)	Issuer Book Value	Owner's Book Value
			(000s)	(000s)
GS Pipeline Company, LLC (directly or indirectly owns interest in subsidiaries engaged in owning energy-related assets)	100% Member Interest	50	$ 9,607	$ 9,607

Gulf South Pipeline Company, LP (a company authorized to own energy-related assets)	1% General Partner Interest	50	$ 960,792	$ 9,607

Gulf Pines Pipeline Company, LP (a company authorized to own energy-related assets)	1% General Partner Interest	50	$ **	$ **

GS Pipeline Company, LP (a company authorized to own energy-related assets)	1% General Partner Interest	50	$ **	$ **

Gulf South Pipeline Company, LP (a company authorized to own energy-related assets)	99% Limited Partner Interest	-	$ 960,792	$ 951,185

GS Pipeline Company, LP (a company authorized to own energy-related assets)	99% Limited Partner Interest	-	$ 960,792	$ 951,185

Gulf Pines Pipeline Company, LP	99% Limited Partner Interest	-	$ **	$ **

Entergy-Koch Trading, LP (a company authorized to trade energy commodities in the United States)	99% Limited Partner Interest	-	$ 443,053	$ 438,622

EGT Holding, Ltd. (6) (a foreign utility company)	100%	50	$ 27,708	$ 27,708

Entergy-Koch Trading, Ltd. (a FUCO subsidiary-intermediate holding company)	100%	50	$ 4,431	$ 4,431

Entergy-Koch Trading GmbH (a FUCO subsidiary-brokering, marketing of energy commodities in Europe)	100%	50	$ (1,855)	$ (1,855)

Entergy-Koch Trading Europe, Ltd. (a FUCO subsidiary-brokering, marketing of energy commodities in Europe)	100% Member Interest	50	$ 27,678	$ 27,,678

EKT, LLC(a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	100% Member Interest	50	$ 4,431	$ 4,431

Name of Company (1, 8, 9) (and abbreviations used herein)	Number of Common Shares Owned	% of Voting Power (****)	Issuer Book Value	Owner's Book Value
			(000s)	(000s)
Entergy-Koch Trading, LP (a Rule 58-energy-related company)	1% General Partner Interest	100	$ 443,053	$ 4,431

EK Holding II, LLC(a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	100% Member Interest	100	$ 16,166	$ 11,668

Entergy-Koch LP(a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	1% Limited Partner Interest	-	$ 1,024,857	$ 12,080

EK Holding III, LLC(a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	100% Member Interest	100	$ 8,831	$ 5,515

EKLP, LLC(a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	50% Member Interest	50	$ 10,248	$ 4,311

Entergy-Koch, LP(a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	1% General Partner Interest	50	$ 1,024,857	$ 1,010

Entergy Power Generation Corporation (7) (a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	1,000 Class A Common Stock	100	$ 347,240	$ 136,241

Entergy Asset Management, Inc. (7) (a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	7,000 Class A Common Stock	0.15	$ 341,393	$ 1,222

Entergy Power Crete Corporation (a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	1,000	100	$ 37,315	$ 80,536

Entergy Asset Management, Inc.(7) (a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	395,316.3 Class A Common Stock	8.32	$ 341,393	$ 10,214

Hawkgen I, Inc. (a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	1,000	100	$ 1	$ 1

Entergy Asset Management, Inc. (7) (a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	1,250 Class A Common Stock	0.025	$ **	$ **

Name of Company (1, 8, 9) (and abbreviations used herein)	Number of Common Shares Owned	% of Voting Power (****)	Issuer Book Value	Owner's Book Value
			(000s)	(000s)
Hawkgen II, Inc. (a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	1,000	100	$ 1	$ 1

Entergy Asset Management, Inc. (7) (a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	1,250 Class A Common Stock	0.025	$ 341,393	$ **

Entergy Power Rowan Generating Company(a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	1,000	100	$ 1	$ **

Entergy Asset Management, Inc. (7) (a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	2,500 Class A Common Stock	0.05	$ 341,393	$ 1

Entergy Power Greenville Generating Company I(a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	1,000	100	$ 1	$ **

Entergy Asset Management, Inc. (7) (a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	1,250 Class A Common Stock	0.025	$ 341,393	$ 1

Entergy Power Greenville Generating Company II(a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	1,000	100	$ 1	$ **

Entergy Asset Management, Inc. (7) (a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	1,250 Class A Common Stock	0.025	$ 341,393	$ 1

Entergy Power Jackson Generating Company I(a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	1,000	100	$ 1	$ **

Entergy Asset Management, Inc. (7) (a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	1,250 Class A Common Stock	0.025	$ 341,393	$ 1

Entergy Power Jackson Generating Company II(a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	1,000	100	$ 1	$ **

Entergy Asset Management, Inc. (7) (a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	1,250 Class A Common Stock	0.025	$ 341,393	$ 1

Name of Company (1, 8, 9) (and abbreviations used herein)	Number of Common Shares Owned	% of Voting Power (****)	Issuer Book Value	Owner's Book Value
			(000s)	(000s)
Entergy Power Ventures Corp. I (a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	1,000	100	$ 1,884	$ 1,889

Entergy Power Ventures L.P. (6) (an exempt wholesale generator)	1% General Partner Interest	100	$ 2	$ 1,879

Entergy Power Ventures Corp. II (a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	1,000	100	$ 186,086	$ 182,078

Entergy Asset Management, Inc. (7) (a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	92,648.3 Class A Common Stock	1.95	$ 341,393	$ 132,900

Entergy Power Operations Corporation (6) (a foreign utility company)	1,000	100	$ 11,716	$ 10,686

Entergy Power Operations Damhead Creek Limited Partnership (a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	99% Limited Partner Interest	-	$ **	$ **

Entergy Power Operations Damhead Creek Corporation (a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	1,000	100	$ **	$ **

Entergy Power Operations Damhead Creek Limited Partnership (a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	1% General Partner Interest	100	$ **	$ **

Entergy Power Operations Holdings, Ltd. (6)(a foreign utility company)	10	100	$ 11,440	$ **

Entergy Power Operations U.K., Limited (6)(a foreign utility company)	1,000	100	$ 11,581	$ 11,323

EN Services I Corporation(a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	1,000	100	$ 421	$ 421

Entergy Asset Management, Inc. (7) (a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	2,475 Class A Common Stock	0.05	$ 341,393	$ 647

Name of Company (1, 8, 9) (and abbreviations used herein)	Number of Common Shares Owned	% of Voting Power (****)	Issuer Book Value	Owner's Book Value
			(000s)	(000s)
EN Services II Corporation(a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	1,000	100	$ 5	$ 5

EN Services L.P. (a company authorized to provide operation and maintenance services to electric facilities)	1% General Partner Interest	100	$ 653	$ 7

Entergy Global Trading Holdings, Ltd. ***(a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	1,000	100	$ 24,182	$ 24,182

Entergy Asset Management, Inc. (7) (a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	20,000 Class A Common Stock 2,500 Class B Common Stock	25.42	$ 341,393	$ 1,025

Entergy Power International Holdings Corp. (a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	337	4.1	$ 489,378	$ 23,158

Entergy Power Development Corporation (6)(a foreign utility company)	62,100	85	$ 227,629	$ 178,723

Entergy Mississippi Turbine Company (7) (a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	1,000	100	$ 14,639	$ 14,639

Entergy Power Holdings Turkey B.V. (a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	20,000	100	$ 2	$ 18

Entergy Power Netherlands B.V. (a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	20,000	100	$ **	$ 18

Entergy Power Bulgaria, Ltd. (7) (a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	378	100	$ 2,174	$ 4,856

Entergy Power Holdings Maritza B.V. (6) (a foreign utility company)	20,000	100	$ (7)	$ (2)

Maritza East III Power Company AD (6) (a foreign utility company)	816	51	$ 1	$ 49

Maritza East 3 Operating Company A.O. (6) (a foreign utility company)	495	99	$ 25	$ 23

Entergy Power Hull Holding, Ltd. (7) (a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	4,716,700	100	$ 29,909	$ 29,909

Name of Company (1, 8, 9) (and abbreviations used herein)	Number of Common Shares Owned	% of Voting Power (****)	Issuer Book Value	Owner's Book Value
			(000s)	(000s)
Entergy Power Damhead Creek Holding I, Ltd. (a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	2,000	100	$ 24,181	$ 63

Entergy Power Damhead Creek Holding II, Ltd. (a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	999	99	$ 29,517	$ 29,222

Entergy Power Hull, Ltd. (7) (a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	48,147	100	$ 29,909	$ 66,000

Entergy Power Damhead Creek Holding II, Ltd. (a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	1	1	$ 29,517	$ 66,000

Damhead Creek Holding Limited(a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	9,273,300	38	$ (171,426)	$ **

Entergy Power Properties (Kingsnorth), Ltd. (a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	5,002	100	$ 7	$ **

Entergy Power Damhead Creek Holding III, Ltd. (a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	2,000	100	$ (154,719)	$ **

Damhead Creek Holding Limited(a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	15,000,002	62	$ (171,426)	$ (185,439)

Entergy Power Investment Holdings Corporation(a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	1,000	100	$ 1	$ 1

Entergy Power Damhead Finco LLC(a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	1% Member Interest	1	$ (8,661)	$ (1)

Entergy Power Damhead Finco LLC(a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	99% Member Interest	99	$ (8,661)	$ 415

Name of Company (1, 8, 9) (and abbreviations used herein)	Number of Common Shares Owned	% of Voting Power (****)	Issuer Book Value	Owner's Book Value
			(000s)	(000s)
Entergy Power Damhead Finco 1(a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	1,000	100	$ (167)	$ (4)

Damhead Finance LDC(a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	10	1	$ (8,370)	$ (82)

Damhead Finance (Netherlands Antilles) N.V. (a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	60	1	$ (6,782)	$ (68)

Damhead Finance (Netherlands) B.V. (a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	4	1	$ (1,300)	$ (13)

Entergy Power Damhead Finco 2(a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	1,000	100	$ (8,108)	$ 252

Damhead Finance LDC(a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	990	99	$ (8,370)	$ (8,104)

Damhead Finance (Netherlands Antilles) N.V. (a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	5,940	99	$ (6,782)	$ **

Damhead Finance (Netherlands) B.V. (a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	396	99	$ (1,300)	$ **

EWO Holdings, LLC(a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	100% Class A Member Interest	75	$ 214,910	$ 32,565

Entergy Power BJE Holding, Ltd.(*) (a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	200	100	$ 1,582	$ 2,753

Bon Jardim Energetica, LTDA. (*)(a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	344,847	99.9	$ 183	$ 1,481

Entergy do Brazil LTDA(*)(a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	2,299,999	99.9	$ **	$ 112

Name of Company (1, 8, 9) (and abbreviations used herein)	Number of Common Shares Owned	% of Voting Power (****)	Issuer Book Value	Owner's Book Value
			(000s)	(000s)
Entergy Power BJE, Ltd.(*)(a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	1,000	100	$ **	$ 3

Bon Jardim Energetica, LTDA (*)(a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	3,483.1		$ 183	$ **

Entergy do Brazil LTDA (*)(a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	1.1		$ **	$ **

EP Edegel, Inc. (a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	2,000	100	$ 184,005	$ 167,548

EWO Holdings, LLC(a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	100% Class C Member Interest	-	$ 214,910	$ 189,484

Entergy Power Maritza Holding Limited (*)(a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	1,000	100	$ **	$ **

Entergy Power Netherlands Company BV (a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	400	100	$ 3,900	$ 3,044

Entergy Power Projects Italia, S.R.L. (a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	100	1	$ 592	$ 16

Entergy Power Development Italia S.r.L. (a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	100	1	$ 381	$ **

Entergy Power Rinnovabli S.r.L. (a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	100	1	$ 73	$ **

Entergy Power Services Italia, S.r.L. (a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	100	1	$ 392	$ 12

Maritza East 3 Operating Company AD (6) (a foreign utility company)	5	1	$ 25	$ 3

Name of Company (1, 8, 9) (and abbreviations used herein)	Number of Common Shares Owned	% of Voting Power (****)	Issuer Book Value	Owner's Book Value
			(000s)	(000s)
Sabinas Power Company BV (6) (a foreign utility company)	400	100	$ 892	$ 3,893

Entergy Power Projects Italia, S.r.L. (a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	9,900	99	$ 592	$ (238)

Entergy Power Development Italia S.r.L. (a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	9,900	99	$ 381	$ (255)

Entergy Power Rinnovabli S.r.L. (a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	9,900	99	$ 73	$ (135)

Entergy Power Services Italia, S.r.L. (a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	9,900	99	$ 392	$ (265)

Entergy Power Services Poland Spolka z.o.o. (*)(a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	1,000	100	$ **	$ **

Entergy Power Development Espana SL(a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	3,006	100	$ **	$ **

Entergy Power Holdings USA Corporation (a Rule 58-energy-related company)	1,000	100	$ 4,264	$ 4,265

Entergy Asset Management, Inc. (7) (a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	248,520 Shares Non-Voting Class B Preferred	-	$ 341,393	$ 4,264

Entergy Power E & C Corporation (a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	1,000	100	$ 3,070	$ 5,240

Entergy Power E & C Holdings, LLC (a company authorized to develop, acquire, or finance the acquisition of other non-utility companies)	100% Member Interest	100	$ 1,422	$ 2,548

EntergyShaw, LLC (a company authorized to provide operation and maintenance services to electric facilities)	50% Member Interest	50	$ 1,944	$ 1,314

* Inactive

** Less than $1,000

*** These companies and their subsidiaries are accounted for on a cost basis, and "Issuer Book Value" is at 100%.

**** Represents % of voting power held directly by the tiered company immediately above.

NOTES

(1) Pursuant to the General Instructions to Form U5S, the companies listed in the table, together with System Fuels, Inc. (SFI or System Fuels), are collectively defined herein as "System Companies" and individually as a "System Company".

(2) During 2002, Entergy Corporation, Entergy Services, Entergy Arkansas, Entergy Gulf States, Entergy Louisiana, Entergy Mississippi, Entergy New Orleans, System Fuels, System Energy, and Entergy Operations participated in a joint money pool arrangement whereby those companies with available funds made short-term loans to certain System Companies having short-term borrowing requirements. As of December 31, 2002, Entergy Arkansas, Entergy Operations, Entergy Corporation, Entergy Gulf States, Entergy Louisiana, Entergy Mississippi, Entergy New Orleans, System Energy, and System Fuels had total investments in the money pool in the amounts of $71,618,165, $4,948,372, $7,312,218, $303,429,061, $315,524,119, $145,640,985, $58,572,479, $117,922,587, and $5,013,732, respectively. Entergy Services had total borrowings in the money pool in the amount of $61,544,557. The interest rate on money pool investments/borrowings was 1.42% at December 31, 2002. The unborrowed balance in the money pool amounted to $968,437,161 as of December 31, 2002, and was invested in high quality commercial paper and certificates of deposit.

(3) The percentage ownership of System Fuels' common stock is held as follows: 35% by Entergy Arkansas, 33% by Entergy Louisiana, 19% by Entergy Mississippi and 13% by Entergy New Orleans. The numbers of common shares owned and the book values to both the issuer and owners are as follows: Entergy Arkansas, 70 shares - $7,000; Entergy Louisiana, 66 shares - $6,600; Entergy Mississippi, 38 shares - $3,800; and Entergy New Orleans, 26 shares - $2,600. Under a loan agreement, System Fuels had borrowings outstanding from its parent companies to finance its fuel supply business. As of December 31, 2002, approximate loans to System Fuels from its parent companies were as follows: Entergy Arkansas, $11.0 million; Entergy Louisiana, $14.2 million; Entergy Mississippi, $5.5 million; and Entergy New Orleans, $3.3 million. These loans have rates that approximate a prime rate of 4.7% as of December 31, 2002 and mature on December 31, 2008.

(4) The Capital Stock of The Arklahoma Corporation (ARKCO) is owned in the proportions of 47%, 5%, and 48%, respectively, by Entergy Arkansas, Oklahoma Gas and Electric Company and Southwestern Electric Power Company. ARKCO owns an electric transmission line that is leased to these three companies. Information covering ARKCO is included herein pursuant to the instructions for Form U5S. Entergy Arkansas is exempted from holding company status under the Public Utility Holding Company Act of 1935 ("Act") (except with regard to section 9(a)(2) of the Act) pursuant to the provisions of Reg. 250.2(a)(2).

 (5) Inactive companies held to preserve franchises.

                     (6) See Items 5 and 9 and Exhibit I for further information regarding direct and indirect holdings in Exempt Wholesale Generators
                     (EWG) and Foreign Utility Companies (FUCO).

                     (7) Information Re: Subsidiaries added and changes in status of existing subsidiaries.

During 2002, Entergy Corporation organized the following indirect subsidiary company for the purpose of providing environmental remediation services as permitted under Rule 58: Entergy Nuclear Environmental Services LLC (under Delaware Law, on December 10, 2002).

During 2002, Entergy Corporation organized the following indirect subsidiary company for the purpose of investing in Private Fuel Storage, LLC, a company formed to engage in the business of developing, owning and operating nuclear spent fuel storage facilities as permitted under Rule 58: Entergy Nuclear PFS Company (under Delaware Law, on February 15, 2002).

On July 22, 2002, Entergy Nuclear, Inc. acquired the common stock of Entergy Nuclear Potomac Company (formed under Delaware Law, October 22, 2001), an "O&M Sub", as permitted by SEC Order dated June 22, 1999 (the June 1999 Order).

During 2002, Entergy Corporation organized Entergy Nuclear Capital Management Corporation I (under Delaware Law, on December 23, 2002), an indirect subsidiary company, as a "New Subsidiary" for the purpose of providing working capital support to Entergy Nuclear Indian Point 2 LLC as permitted by the June 1999 Order.

During 2002, Entergy Corporation organized Entergy Nuclear Capital Management Corporation II (under Delaware Law, on December 23, 2002), an indirect subsidiary company, as a "New Subsidiary" for the purpose of providing working capital support to Entergy Nuclear Vermont Yankee LLC as permitted by the June 1999 Order.

During 2002, Entergy Corporation organized Entergy Investments Holding Company, Inc. (under Delaware Law, on October 28, 2002), an indirect subsidiary company, as a "New Subsidiary" to own, directly or indirectly, interests in EWGs and other non-utility companies as permitted by the June 1999 Order.

During 2002, Entergy Corporation organized Entergy Power RS Holding Company LLC (under Delaware Law, on October 28, 2002), an indirect subsidiary company, as a "New Subsidiary" to own Entergy Power RS LLC, a company engaged in the ownership of investments in qualifying facilities as permitted by the June 1999 Order.

On October 1, 2002, Entergy-Koch LP organized a new subsidiary company, Entergy-Koch Trading Canada, ULC, an unlimited liability company, formed under Canadian law to engage in the energy trading and marketing business in Canada as permitted by SEC Order dated January 5, 2001 (January 2001 Order).

During 2002, Entergy Corporation organized Entergy Power Spain LLC (under Delaware Law, on June 14, 2002), as a "New Subsidiary", to hold Entergy's investments in certain European electric generation projects under development in Spain.

On December 31, 2002, Entergy reorganized its ownership interest in certain non-utility company subsidiaries through Entergy Asset Management, Inc. (EAM) in the manner described below. The following is a description of (i) the companies acquiring ownership interest in EAM, (ii) the consideration (including ownership interest in other non-utility companies) that EAM received from each company in exchange for the issuance of shares of EAM stock to such company, (iii) the percentage of voting power that each company acquired in EAM and (iv) the percentage of ownership that each company acquired in EAM. These transactions were effected pursuant to the June 1999 Order.

(1) Entergy Power Generation Corporation, $1,000, 0.15% of voting power, 0.20% of outstanding Class A common stock;

(2) Entergy Power Holdings USA Corporation, 100% interest in Entergy Power RS, LLC, 0.0% of voting power; 100% of outstanding Class B preferred stock;

(3) Entergy Power Crete Corporation, 50% interest in Crete Energy Ventures, LLC and Crete Turbine Holdings, LLC , 8.32% of voting power, 11.09% of the outstanding Class A common stock and 55.74% of outstanding Class A preferred stock;

(4) Entergy Power Warren Corporation I, 100% interest in Warren Power, LLC, 4.23% of voting power, 5.64% of outstanding Class A common stock and 28.37% of outstanding Class A preferred stock;

(5) Entergy Power Ventures Corp. II, 99% limited partnership interest in Entergy Power Ventures, LP, 1.95% of voting power, 2.60% of outstanding Class A common stock and 13.07% of outstanding Class A preferred stock;

(6) Entergy Power Jackson Generating Company I, 50% interest in Jackson Generating Company, LLC, 0.025% of voting power, 0.035% of outstanding Class A common stock;

(7) Entergy Power Jackson Generating Company II, 50% interest in Jackson Generating Company, LLC, 0.025% of voting power, 0.035% of outstanding Class A common stock;

(8) Entergy Power Greenville Generating Company I, 50% interest in Greenville Generating Company, LLC, 0.025% of voting power, 0.035% of outstanding Class A common stock;

(9) Entergy Power Greenville Generating Company II, 50% interest in Greenville Generating Company, LLC, 0.025% of voting power, 0.035% of outstanding Class A common stock;

(10) Entergy Power Rowan Generating Company, 100% interest in Rowan Generating Company, LLC, 0.05% of voting power, 0.07% of outstanding Class A common stock;

(11) Hawkgen I, Inc., 50% interest in Hawkeye Generating LLC, 0.025% of voting power, 0.035% of outstanding Class A common stock;

(12) Hawkgen II, Inc., 50% interest in Hawkeye Generating LLC, 0.025% of voting power, 0.035% of outstanding Class A common stock;

                                                      (13) EN Services I Corp., 99% limited partnership interest in EN Services, LP, 0.05% of voting power, 0.07% of outstanding Class A common stock;

                                                    (14) Entergy Global Trading Holdings, Ltd., $1,025,000, 25.42% of voting power, 0.56% of outstanding Class A common stock, 100% of outstanding Class B common stock, 2.82% of outstanding Class A preferred stock; and

                                        (15) EK Holding I, LLC, $28,366,450, 59.67% of voting power, 79.56% of outstanding Class A common stock.

On May 21, 2002, Entergy Asset Management, Inc., which owns, directly and indirectly, interest in EWGs, energy-related companies, and other non-utility companies, changed its name from Entergy Power DeSoto County Ventures, Inc.

On May 21, 2002, Entergy Mississippi Turbine Company, which was formed to finance the purchase of turbine generators, changed its name from Entergy New Hampshire Investment Company.

On June 12, 2002, Entergy Power Hull Holding, Ltd., which was formed to, directly or indirectly, invest and own interests in generating projects in Europe, changed its name from Entergy Power Saltend Holding, Ltd.

On June 12, 2002, Entergy Power Hull, LTD, which was formed to, directly or indirectly, invest and own interests in generating projects in the UK, changed its name from Entergy Power Saltend, Ltd.

On October 28, 2002, Entergy Power RS, LLC, a company engaged in the ownership of investments in qualifying facilities, changed its name (from Entergy Power RS Corporation) and form of organization (from a corporation to a limited liability company under Delaware law).

On November 6, 2002, Entergy Power Bulgaria, LTD, a company engaged in the development of generating facilities in Bulgaria, changed its name from Entergy Pakistan, Ltd.

On June 26, 2002, EWO Holdings, LLC changed its name (from EWO Holdings, Inc.) and form of organization (from a corporation to a limited liability company under Delaware law).

During 2002, Entergy Power Generation Corporation relinquished its EWG status.

During 2002, the following companies relinquished status as FUCOs: EP Edegel, Inc., EWO Holdings LLC, Entergy Power Damhead Creek I Holding Ltd., Entergy Power Damhead Creek II Holding Ltd., Entergy Power Damhead Creek III Holding Ltd., Damhead Creek Holding Ltd., Entergy Power Damhead FinCo LLC, Entergy Power Damhead FinCo 1 LLC, Entergy Power Damhead FinCo 2 LLC, Damhead Finance LDC, Damhead Finance (Netherlands Antilles N.V.), Damhead Finance (Netherlands B.V., and Entergy Power Investments Holdings Corporation.

The following companies were dissolved during 2002:

Louisa Generating Company, LLC (dissolved 08-21-02)
Entergy Turbine Holding Louisiana, LLC (dissolved 06-20-02)
Entergy Turbine Holding QF, LLC (dissolved 06-20-02)
Franklin County Power, LLC (dissolved 10-10-02
Entergy Power Transmission Argentina LDC (dissolved 03-28-02)
Entergy Power Transmission Argentina LTD (dissolved 03-28-02)
Entergy Power Louisa Generating Company I (dissolved 08-21-02)
Entergy Power Louisa Generating Company II (dissolved 08-21-02)
Entergy Power Maritza Holding I, Ltd. (dissolved 03-28-02)
Entergy Power Maritza Holding II, Ltd. (dissolved 03-28-02)
Entergy Power Maritza Holding III, Ltd. (dissolved 03-28-02)
Entergy Power Nogales LDC (dissolved 03-28-02)
Entergy Power Nogales S.r.L. (dissolved 04-25-02)
Entergy Power Nogales Ltd. (dissolved 03-28-02)
Entergy Power Operations Pakistan LDC (dissolved 03-28-02)
Entergy Power Clay County I Corporation (dissolved 10-10-02)
Entergy Power Clay County II Corporation (dissolved 10-10-02)
Entergy Power Europe Holding, Ltd. (dissolved 11-12-02)
Entergy Power Fairfield Corporation (dissolved 08-19-02)
Entergy Power Franklin County I Corporation (dissolved 10-10-02)
Entergy Power Franklin County II Corporation (dissolved 10-10-02)
Entergy Power Freestone Corporation (dissolved 03-14-02)
Entergy Power Generation Argentina LDC (dissolved 03-28-02)
Entergy Power Cayman Investments, Ltd. (dissolved 03-28-02)
Entergy Australia Generation Holdings, Ltd. (dissolved 03-28-02)
Entergy Australia Generation, Ltd. (dissolved 03-28-02)
Entergy Power Argentina Ltd. (dissolved 03-28-02)
Entergy Power Asia, Ltd. (dissolved 09-26-02)
EAL Power Generation, LLC (dissolved 06-20-02)
Clay County Power LLC (dissolved 10-10-02).

The following companies were sold on March 22, 2002: Central Costanera S.A.; Central Termoelectrica Buenos Aires S.A.; Compania Electrica San Isidro S.A.; Edegel S.A.; Entergy Power CBA Holding, Ltd.; Entergy Power Chile S.A.; Entergy Power Peru S.A.; Entergy S.A.; Generandes Peru S.A.; Inversiones Electricas Quillota S.A.; Latin America Holding I, Ltd.; and Latin America Holding II, Ltd.

The following companies were sold on August 6, 2002: Entergy Power Castelnou SL; Entergy Power Holding Espana SL; Entergy Power Projects Espana SL; and Entergy Power Spain LLC.

The following companies were sold on December 19, 2002: Damhead Creek Finance Limited and Damhead Creek Limited.
  Other Equity or Debt Investments

  In addition, the following system companies had issued other equity or debt securities in other System companies or non-associate companies as of December 31, 2002. This chart excludes equity investments reported in the table above.

Issuer/Owner	Description of Security Issued	Outstanding Principal Amount	Issuer's Book Value	Owner's Book Value
		($000s)	($000s)	($000s)
Entergy Arkansas, Inc.-(Within System)
The Arklahoma Corporation (ARKCO)	238 shares common stock	65	65	65
System Fuels, Inc.	70 shares common stock	7	7	7
System Fuels, Inc.	4.7%, unsecured loan, due 12-31-08	10,994	10,994	10,994
Entergy Arkansas, Inc.-(Outside System)
Capital Avenue Development	Limited Partnership Interest	2,976	2,976	2,976

Entergy Gulf States, Inc.-(Within System)
Varibus Corporation	100,000 shares common stock	100	100	100
Prudential Oil and Gas, Inc.	11,537 shares common stock	12	12	12
Southern Gulf Railway Company	1,000 shares common stock	1	1	1

Entergy Louisiana, Inc.-(Within System)
System Fuels, Inc.	66 shares common stock	7	7	7
System Fuels, Inc.	4.7%, unsecured loan, due 12-31-08	14,223	14,223	14,223
Entergy Louisiana, Inc.-(Outside System)
EDC Investments LLC BIDCO	Member Interest	1,500	1,500	1,500

Entergy Mississippi, Inc.-(Within System)
System Fuels, Inc.	38 shares common stock	4	4	4
System Fuels, Inc.	4.7%, unsecured loan, due 12-31-08	5,527	5,527	5,527

Entergy New Orleans, Inc.-(Within System)
System Fuels, Inc.	26 shares common stock	3	3	3
System Fuels, Inc.	4.7%, unsecured loan, due 12-31-08	3,256	3,256	3,256

Issuer/Owner	Description of Security Issued	Outstanding Principal Amount	Issuer's Book Value	Owner's Book Value
		($000s)	($000s)	($000s)
Entergy Global Investments, Inc.-(Within System)
Entergy Asset Management, Inc.	5.32%, unsecured promissory note, due 12-30-07	24,301	24,301	24,301
Entergy Enterprises, Inc.	5.32%, unsecured promissory note, due 12-10-07	16,657	16,657	16,657
Entergy Corporation	5.32%, unsecured promissory note, due 10-29-06	212,247	212,247	212,247
Entergy UK Enterprises Ltd	5.32%, unsecured promissory note, due 03-31-05	929,512	929,512	929,512
Entergy-Koch I, LLC	5.00%, unsecured promissory note, due 03-31-05	4,040	4,040	4,040

Entergy International Holdings Ltd. LLC-(Within System)
EWO Holdings, LLC	5.32%, unsecured promissory note, due 03-1-05	8,000	8,000	8,000

Entergy International Ltd. LLC- (Within System)
Entergy Global Investments, Inc.	5.32%, unsecured promissory note, due 09-21-05	58,292	58,292	58,292

Entergy Nuclear Finance Holding, Inc. -(Within System)
Entergy Global Investments, Inc.	5.32%, unsecured promissory note, due 03-12-07	73,970	73,970	73,970
Entergy Corporation	5.32%, unsecured promissory note, due 09-05-06	456,912	456,912	456,912
EWO Holdings, LLC	5.32%, unsecured promissory note, due 02-13-07	175,070	175,070	175,070

Entergy Nuclear Fitzpatrick, LLC-(Within System)
Entergy Global Investments, Inc.	5.32%, unsecured promissory note, due 10-18-05	20,000	20,000	20,000
Entergy Nuclear Generation Company	3.90%, unsecured promissory note, due 03-28-04	73,000	73,000	73,000

Issuer/Owner	Description of Security Issued	Outstanding Principal Amount	Issuer's Book Value	Owner's Book Value
		($000s)	($000s)	($000s)
Entergy Nuclear Fitzpatrick, LLC and Entergy Nuclear Indian Point 3 LLC-(Within System)
New York Power Authority	4.8% implicit rate, promissory note, due 03-28-04	683,640	683,640	683,640

Entergy Nuclear Generation Company-(Within System)
Entergy International Ltd. LLC	5.32%, unsecured promissory note, due 06-22-04	20,000	20,000	20,000

Entergy Nuclear Indian Point 2 LLC-(Within System)
Entergy Global Investments, Inc.	5.32%, unsecured promissory note, due 10-18-05	15,000	15,000	15,000

Entergy Nuclear Indian Point 3 LLC-(Within System)
Entergy Global Investments, Inc.	5.32%, unsecured promissory note, due 10-18-05	20,000	20,000	20,000

Entergy Nuclear New York Investment Company I-(Within System)
Entergy Nuclear Holding Company #1	5.32%, unsecured promissory note, due 11-20-08	25,000	25,000	25,000
Entergy Global Investments, Inc.	5.32%, unsecured promissory note, due 11-21-01	96,828	96,828	96,828

Entergy Nuclear New York Investment Company II-(Within System)
Entergy Nuclear Holding Company #1	5.32%, unsecured promissory note, due 11-20-08	25,000	25,000	25,000
Entergy Global Investments, Inc.	5.32%, unsecured promissory note, due 11-21-01	113,541	113,541	113,541

Entergy Nuclear New York Investment Company III-(Within System)
Entergy Nuclear Finance, Inc.	5.32%, unsecured promissory note, due 09-05-06	525,000	525,000	525,000

Entergy Nuclear Operations, Inc. -(Within System)
Entergy Corporation	5.32%, unsecured promissory note, due 09-14-06	6,000	6,000	6,000

Issuer/Owner	Description of Security Issued	Outstanding Principal Amount	Issuer's Book Value	Owner's Book Value
		($000s)	($000s)	($000s)
Entergy Nuclear Vermont Investment Company-(Within System)
Entergy Nuclear Finance, Inc.	5.32%, unsecured promissory note, due 07-30-07	165,691	165,691	165,691

Entergy Nuclear Vermont Yankee LLC-(Within System)
Entergy Global Investments, Inc.	5.32%, unsecured promissory note, due 03-21-12	26,266	26,266	26,266

Entergy Nuclear, Inc. -(Within System)
Entergy Finance, Inc.	5.32%, unsecured promissory note, due 01-09-07	2,750	2,750	2,750

Entergy Power Development Corporation-(Within System)
Entergy Global Investments, Inc.	5.32%, unsecured promissory note, due 10-29-06	122,489	122,489	122,489

Entergy Power Gas Holdings Corporation-(Within System)
Entergy Corporation	5.32%, unsecured promissory note, due 06-10-07	33,409	33,409	33,409

Entergy Power International Holding Corporation-(Within System)
Entergy Global Investments, Inc.	5.32%, unsecured promissory note, due 06-12-03	2,149	2,149	2,149
Entergy Nuclear Capital Management Corporation I	3.38%, unsecured promissory note, due 01-01-08	450,000	450,000	450,000
Entergy Nuclear Capital Management Corporation II	3.38%, unsecured promissory note, due 01-01-08	250,000	250,000	250,000

EP Edegel, Inc. -(Within System)
EWO Holdings, LLC	1.82%, unsecured promissory note, due on demand	9,200	9,200	9,200

Entergy Power Damhead Creek Holding II-(Within System)
EWO Holdings, LLC	5.32%, unsecured promissory note, due on demand	10,000	10,000	10,000

Issuer/Owner	Description of Security Issued	Outstanding Principal Amount	Issuer's Book Value	Owner's Book Value
		($000s)	($000s)	($000s)
Entergy Power Generation Corporation-(Within System)
EWO Holdings, LLC	5.32%, unsecured promissory note, due on demand	30,100	30,100	30,100

Entergy Power Ventures Corporation II-(Within System)
Entergy Power Generation Corporation	5.32%, unsecured promissory note, due on demand	1,615	1,615	1,615

Entergy Power Ventures LP-(Within System)
Entergy Power Ventures Corporation II	5.32%, unsecured promissory note, due on demand	1,615	1,615	1,615

EWO Wind LLC (Outside System) Top of Iowa wind project debt	Avg. rate 3.15%, note, due 2003	79,029	79,029	79,029

Entergy-Koch, LP (Outside System) (Entergy owns 50% of Entergy-Koch, LP. This represents the Issuer's debt)	6.9% Senior, unsecured notes, due 8-1-11	300,000	300,000	300,000
Entergy-Koch, LP (Outside System) (Entergy owns 50% of Entergy-Koch, LP. This represents the Issuer's debt)	Avg. rates 2.08%, unsecured revolving loans	158,000	158,000	158,000
Entergy-Koch, LP (Outside System) (Entergy owns 50% of Entergy-Koch, LP. This represents the Issuer's debt)	Avg. rates 1.9%, unsecured 5 year term loans, due 02-01-06	90,000	90,000	90,000

RS Cogen LLC (Outside System) (Entergy owns 50% of RS Cogen LLC)(The outstanding amount represents the Issuers debt)	2.96%, unsecured note, due 01-7-2019	163,551	163,551	163,551
RS Cogen LLC (Outside System) (Entergy owns 50% of RS Cogen LLC)(The outstanding amount represents the Issuers debt)	8.73%, unsecured note, due 10-15-2022	75,000	75,000	75,000
RS Cogen LLC (Outside System) (Entergy owns 50% of RS Cogen LLC)(The outstanding amount represents the Issuers debt)	5.93%, unsecured note, due 01-15-18	32,071	32,071	32,071

  The following chart sets forth ownership information with respect to subsidiaries of more than one System Company.

Name of Company Owners of Company	Type of Ownership Shares Owned	% of Voting Power	Owners Book Value
			($000s)
Entergy Solutions Ltd.
Entergy Retail Holding Company	1% General Partner Interest	100	261
Entergy Retail Texas, Inc.	99% Limited Partner Interest	-	25,778

Entergy Solutions Supply Ltd.
Entergy Retail Holding Company	1% General Partner Interest	100	113
Entergy Retail Texas, Inc.	99% Limited Partner Interest	-	11,218

Entergy Solutions Select, Ltd.
Entergy PTB Holding Company	1% General Partner Interest	-	17,707
Entergy Select LLC	99% Limited Partner Interest	100	178

Entergy Solutions Essentials Ltd.
Entergy PTB Holding Company	1% General Partner Interest	-	446
Entergy Select LLC	99% Limited Partner Interest	100	5

Entergy Nuclear FitzPatrick LLC
Entergy Nuclear New York Investment Company I	50% Member Interest	50	10,428
Entergy Nuclear New York Investment Company II	50% Member Interest	50	10,428

Entergy Nuclear Indian Point 3 LLC
Entergy Nuclear New York Investment Company I	50% Member Interest	50	13,055
Entergy Nuclear New York Investment Company II	50% Member Interest	50	13,055

EWO Marketing Holding, LLC
Entergy Corporation	20% Member Interest	20	314,651
Entergy Marketing Corporation	80% Member Interest	80	418,405

EWO Holdings LLC
Entergy UK Enterprises Limited	100 % Class B Member Interest	25	8,000
Entergy Power Development Corporation	100% Class A Member Interest	75	53,727
EP Edegel, Inc.	81,800 shares Class Member Interest	-	189,484

Name of Company Owners of Company	Type of Ownership Shares Owned	% of Voting Power	Owners Book Value
			($000s)
Entergy Australia DB I Pty Limited*
Entergy Australia DB II Pty Limited	316,447,786	<99	**
Entergy Victoria, Inc.	10,000	>1	**

EKLP, LLC
EK Holding III LLC	50% Member Interest	50	4,311
Entergy-Koch, LP
EKLP, LLC	.5% General Partner Interest	50	4,311
EK Holding II LLC	1% Limited Partner Interest	-	12,080
EK Holding I LLC	48.5% Limited Partner Interest	-	590,379

Entergy-Koch Trading, LP
EKT, LLC	1% General Partner Interest	50	4,431
Entergy-Koch, LP	99% Limited Partner Interest	-	438,622

Gulf Pines Pipeline Company, LP
Entergy-Koch, LP	99% Limited Partner Interest	-	**
GS Pipeline Company, LLC	1% General Partner Interest	50	9,607

GS Pipeline Company, LP
Entergy-Koch, LP	99% Limited Partner Interest	-	951,185
GS Pipeline Company, LLC	1% General Partner Interest	50	**

Gulf South Pipeline Company, LP
Entergy-Koch, LP	99% Limited Partner Interest	-	951,185
GS Pipeline Company, LLC	1% General Partner Interest	50	9,607

Northern Iowa Windpower, LLC
EWO Wind LLC	99% Member Interest	99	77,501

RS Cogen LLC
Entergy Power RS LLC	50% Member Interest	50	14,519

EN Services, L.P.
Entergy Investments Holding Company, Inc.	99% Limited Partner Interest	-	1
EN Services II Corp	1% General Partner Interest	100	1

Name of Company Owners of Company	Type of Ownership Shares Owned	% of Voting Power	Owners Book Value
			($000s)
Entergy Power Ventures L.P.
Entergy Investments Holding Company, Inc.	99% Limited Partner Interest	-	186,899
Entergy Power Ventures Corp I	1% Limited Partner Interest		**

Entergy Asset Management, Inc.
EN Services I Corp	2,475 Class A Common Stock	.05	647
Entergy Power Warren Corp I	201,196.7 Class A Common Stock	4.23	75,0191
Entergy Power Warren Corp I	80,479 shares Class A Preferred Stock	-	30,146
Entergy Power Crete Corp	395,316.3 Class A Common Stock	8.32	10,214
Entergy Power Crete Corp	158,127 Class A Preferred Stock	-	4,086
Entergy Power Ventures Corp II	92,648.3 Class A Common Stock	1.95	132,900
Entergy Power Ventures Corp II	37,059 Class A Preferred Stock	-	53,160
Entergy Power Generating Co. I	1,250 Class A Common Stock	.025	**
Entergy Power Generating Co. II	1,250 Class A Common Stock	.025	**
Entergy Power Generation Corp.	7,000 Class A Common Stock	.15	1,222
Entergy Power Greenville Generating Co. I	1,250 Class A Common Stock	.025	**
Entergy Power Greenville Generating Co. II	1,250 Class A Common Stock	.025	**
Entergy Power Rowan Generating Co.	2,500 Class A Common Stock	.05	**
Hawkgen I, Inc.	1,250 Class A Common Stock	.025	**
Hawkgen II, Inc.	1,250 Class A Common Stock	.025	**

Name of Company Owners of Company	Type of Ownership Shares Owned	% of Voting Power	Owners Book Value
			($000s)
Entergy Global Trading Holdings Ltd.	20,000 Class A Common Stock	25.42	1,000
Entergy Global Trading Holdings Ltd.	8,000 Class A Preferred Stock	-	25
EK Holding I LLC	2,836,645 Class A Common Stock	59.67	28,366
Entergy Power Holdings USA Corp.	248,520 Class B Preferred Stock	-	4,264

Entergy Power International Holdings Corp.
EWO Marketing Holding LLC	7,920	95.9	518,265
Entergy Global Trading Holdings Ltd.	337	4.1	23,158

EWO Marketing, LP
EWO GP LLC	1% General Partner Interest	100	**
EWO Marketing Holding LLC.	99% Limited Partner Interest	-	1

EWO Marketing Holding LLC
Entergy Marketing Corporation	80% Member Interest	80	418,405
Entergy Corporation	20% Member Interest	20	314,651

Entergy Power Generation Corporation
Entergy Global Investments, Inc.	Non-voting common stock	-	211,000
Entergy Corporation	1,000	100	136,241

Entergy Power Development Corporation
Entergy Global Investments, Inc.	10,959	15	48,042
Entergy Corporation	62,100	85	178,723

Entergy Nuclear Holding Company #1
Entergy Global Investments, Inc.	1,000	25	50,000
Entergy Corporation	3,000	75	371,712

Entergy Power International Holdings Corp.
Entergy Global Trading Holdings, Ltd.	337	4.1	23,158
EWO Marketing Holding LLC	7,920	95.9	518,265

Name of Company Owners of Company	Type of Ownership Shares Owned	% of Voting Power	Owners Book Value
			($000s)
Entergy Power Operations Damhead Creek Limited Partnership
Entergy Power Operations Corporation	99% Limited Partner Interest	-	**
Entergy Power Operations Damhead Creek Corporation	1% General Partner Interest	100	**

Maritza East 3 Operating Company A.O.
Entergy Power Holdings Maritza B.V.	495	99	23
Entergy Power Netherlands Company BV	5	1	3

Maritza East III Power Company AD
Entergy Power Holdings Maritza B.V.	816	51	49

Damhead Creek Holding Limited
Entergy Power Damhead Creek Holding III, Ltd.	15,000,002	62	(185,439)
Entergy Power Hull, Ltd.	9,273,300	38	**

Entergy Power Damhead Creek Holding II, Ltd.
Entergy Power Damhead Creek Holding I, Ltd.	999	99	29,222
Entergy Power Hull, Ltd.	1	1	66,000

Entergy Power Hull, Ltd.
Entergy Power Damhead Creek Holding II, Ltd.	9,273,300	38	66,000

Entergy Power Damhead Finco LLC
Entergy Power Development Corporation	99% Member Interest	99	415
Entergy Power Investment Holdings Corporation	1% Member Interest	1	(1)

Damhead Finance (Netherlands) B.V.
Entergy Power Damhead Finco 2	396	99	**
Entergy Power Damhead Finco 1	4	1	(13)

Damhead Finance (Netherlands Antilles) N.V.
Entergy Power Damhead Finco 2	5,940	99	**
Entergy Power Damhead Finco 1	60	1	(68)

Damhead Finance LDC
Entergy Power Damhead Finco 2	990	99	(8,104)
Entergy Power Damhead Finco 1	100	1	(82)

EWO Holdings, LLC
Entergy Power Development Corporation	100% Class A Member Interest	75	32,565
EP Edegel, Inc.	100% Class C Member Interest	-	189,484
Entergy UK Enterprises Ltd.	100% Class B Member Interest	25	8,000

Name of Company Owners of Company	Type of Ownership Shares Owned	% of Voting Power	Owners Book Value
			($000s)
Entergy do Brazil LTDA
Entergy Power BJE Holding, Ltd.	2,299,999	99.9	112
Entergy Power BJE Ltd.	1.1		**

Bon Jardim Energetica, LTDA.
Entergy Power BJE Holding, Ltd.	344,847	99.9	1,481
Entergy Power BJE Ltd.	3,483.1		**

Entergy Power Services Italia, S.r.L.
Sabinas Power Company BV	9,900	99	(265)
Entergy Power Netherlands Company BV	100	1	12

Entergy Power Rinnovabli S.r.L.
Sabinas Power Company BV	9,900	99	(135)
Entergy Power Netherlands Company BV	100	1	**

Entergy Power Development Italia S.r.L.
Sabinas Power Company BV	9,900	99	(255)
Entergy Power Netherlands Company BV	100	1	**

Entergy Power Projects Italia, S.r.L.
Sabinas Power Company BV	9,900	99	(238)
Entergy Power Netherlands Company BV	100	1	16

EntergyShaw, LLC
Entergy Power E & C Holdings, LLC	50% Member Interest	50	1,314

** Less than $1,000

ITEM 2. ACQUISITIONS OR SALES OF UTILITY ASSETS

There are no transactions to report under this item.

ITEM 3. ISSUE, SALE, PLEDGE, GUARANTEE OR ASSUMPTION OF SYSTEM SECURITIES

On March 28, 2002, Entergy Arkansas issued and sold, pursuant to the exemption provisions of Rule 52, First Mortgage Bonds in the amount of $100,000,000, 6.70% Series, due April 1, 2032.

On November 12, 2002, Entergy Arkansas issued and sold, pursuant to the exemption provisions of Rule 52, First Mortgage Bonds in the amount of $100,000,000, 6% Series, due November 1, 2032.

On October 18, 2002, Entergy New Orleans issued and sold, pursuant to the exemption provisions of Rule 52, First Mortgage Bonds in the amount of $25,000,000, 6.75% Series, due October 15, 2017.

On December 31, 2002, Entergy Asset Management, Inc. issued, pursuant to the June 1999 Order, the following securities to the companies named below:

248,520.3 shares of Class B preferred stock to Entergy Power Holdings USA Corporation in exchange for a 100% interest in Entergy Power RS, LLC;

395,316.3 shares of Class A common stock and 158,126.5 shares of Class A preferred stock to Entergy Power Crete Corporation in exchange for a 50% interest in Crete Energy Ventures, LLC and Crete Turbine Holdings, LLC;

201,196.7 shares of Class A common stock and 80,478.7 shares of Class A preferred stock to Entergy Power Warren Corporation I in exchange for a 100% interest in Warren Power, LLC;

92,648.3 shares of Class A common stock and 37,059.3 shares of Class A preferred stock to Entergy Power Ventures Corp. II in exchange for a 99% limited partnership interest in Entergy Power Ventures, LP;

1,250 shares of Class A common stock to Entergy Power Jackson Generating Company I in exchange for a 50% interest in Jackson Generating Company, LLC;

1,250 shares of Class A common stock to Entergy Power Jackson Generating Company II in exchange for a 50% interest in Jackson Generating Company, LLC;

1,250 shares of Class A common stock to Entergy Power Greenville Generating Company I in exchange for a 50% interest in Greenville Generating Company, LLC;

1,250 shares of Class A common stock to Entergy Power Greenville Generating Company II in exchange for a 50% interest in Greenville Generating Company, LLC;

2,500 shares of Class A common stock to Entergy Power Rowan Generating Company in exchange for a 100% interest in Rowan Generating Company, LLC;

1,250 shares of Class A common stock to Hawkgen I, Inc. in exchange for a 50% interest in Hawkeye Generating LLC;

1,250 shares of Class A common stock to Hawkgen II, Inc. in exchange for a 50% interest in Hawkeye Generating LLC;

2,475 shares of Class A common stock to EN Services I Corp. in exchange for a 99% limited partnership interest in EN Services, LP;

20,000 shares of Class A common stock, 2,500 shares of Class B common stock and 8,000 shares of Class A preferred stock to Entergy Global Trading Holdings, Ltd. in exchange for $1,025,000; and

2,836,645 shares of Class A common stock to EK Holding I, LLC in exchange for $28,366,450.

On December 31, 2002, Entergy Global Investments, Inc. issued and sold, pursuant to the exemption provisions of Rule 52, an unsecured note to Entergy Asset Management, Inc. in an aggregate principal amount of $29,366,450.

On December 2, 2002, Entergy Global Investments, Inc. issued and sold, pursuant to the exemption provisions of Rule 52, an unsecured note to Entergy Enterprises, Inc. in an aggregate principal amount of $28,832,000.

On March 27, 2002, Entergy Nuclear Finance Holding, Inc. issued and sold, pursuant to the exemption provisions of Rule 52, an unsecured note to Entergy Global Investment, Inc. in an aggregate principal amount of $73,970,000.

On March 26, 2002, Entergy Nuclear Finance Holdings, Inc., issued and sold, pursuant to exemption provisions of Rule 52, an unsecured note to EWO Holdings, Inc. in an aggregate principal amount of $175,070,000. At December 31, 2002, the outstanding principal amount due on such notes was $175,070,000 with the highest outstanding balance of $175,070,000 being on December 3, 2002.

On July 29, 2002, Entergy Nuclear Vermont Yankee LLC issued and sold, pursuant to exemption provisions of Section 32, an unsecured note to Entergy Global Investments, Inc. in an aggregate face amount of $46,100,000. At December 31, 2002, the outstanding principal amount due on such notes was $26,265,794, with the highest outstanding balance $26,100,000 being on November 26, 2002.

On January 18, 2002, Entergy Nuclear, Inc. issued and sold an unsecured note to Entergy Nuclear Finance, Inc. in an aggregate face amount of $2,750,000. At December 31, 2002, the outstanding principal amount due on such notes was $2,750,000, with the highest outstanding balance $2,750,000 being on January 18, 2002. These notes were issued pursuant to the exemption provisions of Rule 52.

On July 30, 2002, Entergy Nuclear Vermont Investment Company issued an unsecured note to Entergy Nuclear Finance, Inc. in an aggregate face amount of $165,690,926. At December 31, 2002, the outstanding principal amount due on such notes was $170,000,000, with the highest outstanding balance $170,000,000 being on August 13, 2002. These notes were issued pursuant to the exemption provisions of Rule 52.

On December 31, 2002, Entergy Power International Holdings Corporation issued and sold an unsecured note to Entergy Nuclear Capital Management Corporation I in an aggregate face amount of $450,000,000. At December 31, 2002, the outstanding principal amount due on such notes was $450,000,000, with the highest outstanding balance $450,000,000 being on December 31, 2002. These notes were issued pursuant to the exemption provisions of Rule 52.

On December 31, 2002, Entergy Power International Holdings Corporation issued and sold an unsecured note to Entergy Nuclear Capital Management Corporation II in an aggregate face amount of $250,000,000. At December 31, 2002, the outstanding principal amount due on such notes was $250,000,000, with the highest outstanding balance $250,000,000 being on December 31, 2002. These notes were issued pursuant to the exemption provisions of Rule 52.

On June 12, 2002, Entergy Power Gas Holding Corporation issued and sold an unsecured note to Entergy Corporation in an aggregate face amount of $34,467,000. At December 31, 2002, the outstanding principal amount due on such notes was $33,409,539, with the highest outstanding balance $34,467,000 being on December 11, 2002. These notes were issued pursuant to the exemption provisions of Rule 52.

At December 31, 2002, Entergy Power Ventures LP had outstanding an unsecured note issued to Entergy Power Ventures Corp. II pursuant to the exemptions provisions of Section 32, the outstanding principal amount due on such notes was $1,626,457 with the highest outstanding balance of $177,788,476 being on November 26, 2002.

On December 12, 2002, Entergy Global Investments, Inc. issued and sold an unsecured note to Entergy Power Hull Ltd in an aggregate face amount of $169,646,795. At December 31, 2002, the outstanding principal amount due on such notes was $-0-, with the highest outstanding balance $169,646,795 being on December 12, 2002. These notes were issued pursuant to the exemption provisions of Rule 52.

On December 30, 2002, Entergy Global Investments, Inc. issued and sold, pursuant to exemption provisions of Rule 52, an unsecured note to Entergy Power Damhead Creek Holding II, Ltd in an aggregate face amount of $170,066,136. At December 31, 2002, the outstanding principal amount due on such notes was $170,066,136, with the highest outstanding balance $170,066,136 being on December 30, 2002.

On January 16, 2002, Entergy Power International Holding Corporation (EPIHC) issued to Entergy Power Gas Holding Corporation (EPGHC) warrants to acquire 291,000 shares of EPIHC's common stock in consideration of the issuance by EPGHC to EPIHC of an unsecured note in the face amount of $54,670.170 pursuant to the exemption provisions of Rule 52.

On March 21, 2002, Entergy Power Damhead Creek Holding II, Ltd issued and sold, pursuant to exemption provisions of Section 33, an unsecured note to Entergy Power Hull, Ltd. in an aggregate face amount of $45,800,000. At December 31, 2002, the outstanding principal amount due on such notes was $-0-, with the highest outstanding balance $45,800,000 being on March 31, 2002.

On March 26, 2002, Entergy Power Damhead Creek Holding II, Ltd issued and sold, pursuant to exemption provisions of Section 33, an unsecured note to EWO Holding LLC in an aggregate face amount of $10,000,000. At December 31, 2002, the outstanding principal amount due on such notes was $10,000,000, with the highest outstanding balance $10,000,000 being on March 31, 2002.

On March 26, 2002, Entergy Power Generation Corporation issued and sold, pursuant to exemption provisions of Section 32, an unsecured note to EWO Holding LLC in an aggregate face amount of $30,100,000. At December 31, 2002, the outstanding principal amount due on such notes was $30,100,000, with the highest outstanding balance $30,100,000 being on March 31, 2002.

On March 14, 2002, Entergy International Holdings Ltd LLC issued and sold, pursuant to exemption provisions of Rule 52, an unsecured note to Entergy Power Damhead Creek FinCo LLC in an aggregate face amount of $749,000. At December 31, 2002, the outstanding principal amount due on such notes was $-0-, with the highest outstanding balance $749,000 being on March 14, 2002.

On December 10, 2002, Entergy Nuclear Environmental Services LLC, an energy-related company, issued a limited member interest to Entergy Nuclear. This transaction was exempt pursuant to Rule 58.

On February 15, 2002, Entergy Nuclear PFS Company, an energy-related company, issued common stock to Entergy Nuclear, Inc. for a total consideration of $750,000. This transaction was exempt pursuant to Rule 58.

During 2002, Entergy Nuclear Potomac Company, an energy-related company, issued common stock to Entergy Nuclear, for a total consideration of $1,001,000. This transaction was exempt pursuant to Rule 58.

On October 1, 2002, Entergy-Koch LP acquired 100% of the common stock of Entergy-Koch Trading Canada, ULC, an unlimited liability company, for a total consideration of 5,000,000 Canadian dollars. This transaction was authorized pursuant to the Commission's January, 2001 Order.

On July 31, 2002, Entergy Corporation issued a 'commitment letter' to Vermont Yankee Nuclear Power Corporation for the benefit of ENVY, committing that it would cause Entergy's wholly owned subsidiaries, EIHL and Entergy Global Investments, Inc. (EGI) to perform their respective obligations under the terms of certain credit agreements between EIHL, and ENVY ($35 million "financial assurances" credit agreement) and between EGI and ENVY ($35 million "working capital" credit agreement), up to an aggregate amount of $60 million for both credit agreements.

Reference is hereby made to the companies identified in Footnote (7) of Item 1 and the corresponding table in Item 1 for information regarding additional equity securities issued during 2002.

In addition to the foregoing, as of December 31, 2002, Entergy Corporation had issued direct and indirect guarantees, assumptions of liability, sureties or indemnifications for the benefit of its various subsidiary companies in the aggregate amount of $21,923,384, pursuant to Rule 45(b)(6), as follows:
Entity Recording Benefit of ETR Indemnity	Amount of Indemnity	Explanation of Indemnity
Entergy Services, Inc.	$10,000,000	Arkansas WC Self Insurance/Ark. WC Commission
Entergy Mississippi, Inc.	$8,565,384	Carolyn Hayes Appeal Bond/Supreme Court State of MS
Entergy Louisiana, Inc	$650,000	City of Haynesville Appeal Bond/Second Judicial Court, Louisiana
Entergy Mississippi, Inc.	$665,000	Brenda Bolden Appeal Bond/Circuit Court Sunflower County, MS
Entergy Louisiana, Inc	$78,000	Dudley Pillow Appeal Bond/Sixth Judicial District Court, Louisiana
Entergy Nuclear Indian Point 2, LLC	$15,000	Town of Woodbury, NY/Special Use Permit Bond
Entergy Services, Inc.	$100,000	Worker's Compensation Self Insurance/State of Louisiana
Entergy Operations, Inc.	$100,000	Worker's Compensation Self Insurance/State of Louisiana
Entergy New Orleans, Inc.	$100,000	Worker's Compensation Self Insurance/State of Louisiana
Entergy Arkansas, Inc.	$200,000	Worker's Compensation Self Insurance/State of Arkansas
Entergy Services, Inc.	$200,000	Worker's Compensation Self Insurance/State of Arkansas
Entergy Operations, Inc.	$200,000	Worker's Compensation Self Insurance/State of Arkansas
Entergy Services, Inc.	$250,000	Worker's Compensation Self Insurance/State of Mississippi
System Energy Resources, Inc. & Entergy Operations, Inc.	$250,000	Worker's Compensation Self Insurance/State of Mississippi
Entergy Nuclear Generation Corporation	$300,000	Worker's Compensation Self Insurance/State of Massachusetts
Entergy Mississippi, Inc.	$250,000	Worker's Compensation Self Insurance/State of Mississippi
Total indemnification amount	$21,923,384

ITEM 4. ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES
Calendar Year 2002

Name of Issuer and Security	Name of Company Acquiring, Redeeming or Retiring Securities	Acquired	Number of Shares or Principal Amount Redeemed	Retired	Consideration	Holding Company Act Exemption or Release Number

ENTERGY CORPORATION
Common Stock	Entergy Corporation		2,885,000		$118,498,766	Reg. 250.42

ENTERGY ARKANSAS
Long-Term Debt*	Entergy Arkansas	-	$132,000,000	$85,000,000	$217,000,000	Reg. 250.42

ENTERGY GULF STATES
Preferred Stock*	Entergy Gulf States	-	32,614	-	$1,858,000	Reg. 250.42
Long-Term Debt*	Entergy Gulf States		$46,000,000	$147,920,510	$193,920,510	Reg. 250.42

ENTERGY LOUISIANA
Common Stock	Entergy Louisiana		$120,000,000		$120,000,000	HCAR No. 27622
Long-Term Debt*	Entergy Louisiana	-	$115,000,000	$185,626,775	$300,626,775	Reg. 250.42

ENTERGY MISSISSIPPI
Long-Term Debt*	Entergy Mississippi	-	-	$65,000,000	$65,000,000	Reg. 250.42

ENTERGY NEW ORLEANS
Long-Term Debt*	Entergy New Orleans	-	$25,000,000	-	$25,000,000	Reg. 250.42

SYSTEM ENERGY RESOURCES
Long-Term Debt*	System Energy Resources	-	-	$100,890,680	$100,890,680	Reg. 250.42

* See annexed schedules (Exhibit F) which identify the amount acquired, redeemed or retired for each series or issue.

ITEM 5. INVESTMENTS IN SECURITIES OF NON-SYSTEM COMPANIES
Part I	Investments In Persons Operating Within Retail Service Area of Owner

Name of Owner	Number of Persons and Description			Amount of Investment

Entergy Enterprises, Inc.	ECD Investments, LLC (A business development and finance organization serving poverty-stricken areas in western Mississippi, eastern Arkansas, and northeastern Louisiana)			$896,508

Entergy Louisiana, Inc.	ECD Investments, LLC BIDCO Corporation (a certified Louisiana Capital Company pursuant to R.S. 51:1922 et seq. and a licensed Louisiana Business and Industrial Corporation, pursuant to the Louisiana Business and Industrial Development Corporation Act, R.S. 51:2386 et seq.)			$1,500,000

Part II	Other Investments

	Name of Issuer and a Description		Number of Shares	% of Voting	Carrying Value

Entergy Arkansas	Capital Avenue Development Company (limited partnership engaged in the business of constructing, owing, maintaining, operating and leasing a 40-story commercial office building)	Limited Partnership Interest	N/A	-	$2,976,050

Entergy MHK Investments LLC	MyHomeKey.com, Inc. (Engaged in the business of owning/operating an internet portal, bringing together buyers and sellers of home products and services, including electricity and gas)	Series D preferred stock	1,197,263	-	-

Entergy Procurement Exchange Holding Corporation	Pantellos Corporation (An exempt telecommunications company)	Common stock ($0.01 par)	450,783	4.9	$4,439,000

Entergy-Koch Trading LP	Tradespark, L.P. (An energy-related company providing an electronic energy commodity marketplace for North America wholesale transactions in natural gas, electricity, coal, sulfur dioxide and nitrogen dioxide emission allowances and weather financial products)	Approximately 5.53% Limited Partner Interest	-	-	$2,500,000

Entergy Nuclear, Inc.	Private Fuel Storage, LLC (An energy-related company formed to finance and develop a spent nuclear fuel storage facility for use by its Member Companies, as well as, third parties to the extent of any excess storage capacity)	Approximately 12.9% Member Interest	-	9.9	$748,200

EGT Holding, Ltd.	Scottish & Southern Energy, plc (A FUCO operating in the U.K.)	Common stock	3,424	-	-

Entergy Ventures Holding Company Inc	SourceOne, Inc. (An energy-related company providing support to commercial and industrial customers; provides power related due diligence, power master planning and power/commodity analysis/purchasing support)	Series A Preferred Stock	184,332	-	$496,083

Entergy Louisiana, Inc.	Louisiana Energy Services, L.P. (a limited partnership formed to develop a 1.5 million separative work unit (SWU)/year centrifuge uranium enrichment plant)	Approximately 3.97% Limited Partner Interest	-	-	$1,300,000

ITEM 5. Part III is being filed pursuant to Rule 104.

ITEM 6. OFFICERS AND DIRECTORS

ITEM 6. Part I - Names, Addresses, and Positions Held
ETR =	Entergy Corporation
EAI =	Entergy Arkansas, Inc.
EGSI =	Entergy Gulf States, Inc.
ELI =	Entergy Louisiana, Inc.
EMI =	Entergy Mississippi, Inc.
ENOI =	Entergy New Orleans, Inc.
ESI =	Entergy Services, Inc.
ERHC =	Entergy Retail Holding Company
EPE&C =	Entergy Power E&C Corporation
As of December 31, 2002	ETR	EAI	EGSI	ELI	EMI	ENOI	ESI	ERHC	EPE&C
J. Wayne Anderson 639 Loyola Avenue New Orleans, LA 70113							VP DGC
Kay Kelley Arnold 425 W. Capitol Little Rock, AR 72201							VP
Michael D. Bakewell 10055 Grogan's Mill Road The Woodlands, TX 77380							VP
Maureen S. Bateman 225 Franklin Street Boston, MA 02101	D
Jack T. Blakley 919 Congress Avenue Austin, TX 78701			VP
Joseph L. Blount 1340 Echelon Parkway Jackson, MS 39213									VP S
W. Frank Blount 15 Piedmont Center, Suite 100 Atlanta, GA 30305	D
Tracie L. Boutte 1600 Perdido Street New Orleans, LA 70112							VP
S.M. Henry Brown, Jr. 101 Constitution Avenue Washington, D.C. 20001							VP
Theodore Bunting 639 Loyola Avenue New Orleans, LA 70113		VP CFO	VP CFO	VP CFO	VP CFO	VP CFO	VP CFO
Elaine E. Coleman 1600 Perdido Street New Orleans, LA 700112						VP
E. Renae Conley 4809 Jefferson Hwy. Jefferson, LA 70121			P CEO D	P CEO COB
Bill F. Cossar 308 E. Pearl Street Jackson, MS 39201					VP

As of December 31, 2002	ETR	EAI	EGSI	ELI	EMI	ENOI	ESI	ERHC	EPE&C
Robert L. Cushman 20 Greenway Plaza Houston, TX 77046							VP
George W. Davis 136 Fishers Shore Road Columbia, SC 29223	D
Simon deBree HET Overloon 1/6411 TE Heerlen, The Netherlands	D
James M. DeLong 10055 Grogans Mill Road The Woodlands, TX 77380							VP
Leo P. Denault 639 Loyola Avenue New Orleans, LA 70113							VP
Claiborne P. Deming 200 Peach Street El Dorado, AR 71730	D
Joan Dobrzynski 300 Delaware Avenue Wilmington, DE 19801								D
Joseph F. Domino 350 Pine Street Beaumont, TX 77701			P CEO COB
Murphy A. Dreher 446 North Boulevard Baton Rouge, LA 70802			VP	VP			VP
Johnny D. Ervin 639 Loyola Avenue New Orleans, LA 70113							VP
Haley R. Fisackerly 308 East Pearl Street Jackson, MS 39201					VP
Kent R. Foster 425 W. Capitol Little Rock, AR 72201							VP
Norman C. Francis One Drexel Drive New Orleans, LA 70125	D
Frank F. Gallaher 639 Loyola Avenue New Orleans, LA 70113	SVP	P-FOT	P-FOT	P-FOT	P-FOT	P-FOT	P-FOT
Janice C. George 639 Isbell Road Reno, Nevada 89509									VP
Robert C. Grenfell 308 E. Pearl Street Jackson, MS 39201					VP
David C. Harlan 639 Loyola Avenue New Orleans, LA 70113							SVP
Curtis L. Hebert, Jr. 639 Loyola Avenue New Orleans, LA 70113	EVP						EVP

As of December 31, 2002	ETR	EAI	EGSI	ELI	EMI	ENOI	ESI	ERHC	EPE&C
Randall W. Helmick 446 N. Boulevard Baton Rouge, LA 70802			VP	VP			VP
Joseph T. Henderson 10055 Grogan's Mill Road Parkwood II Building The Woodlands, TX 77380	SVP GTC	SVP GTC	SVP GTC	SVP GTC	SVP GTC	SVP GTC	SVP GTC
Donald C. Hintz 639 Loyola Avenue New Orleans, LA 70113	P	D	D	D	D	D	P COB	D
Jill I. Israel 639 Loyola Avenue New Orleans, LA 70113							VP
Jerry D. Jackson 639 Loyola Avenue New Orleans, LA 70113	EVP						EVP
Francis B. Jacobs, II 300 Delaware Avenue Suite 900 Wilmington, DE 19801								VP S
Neal W. Jansonius 425 W. Capitol Little Rock, AR 72203							VP
Ray J. Johnson, Jr. 639 Loyola Avenue New Orleans, LA 70113							VP CIO
John T. Kennedy 425 W. Capitol Little Rock, AR 72201		VP
James F. Kenney 10055 Grogan's Mill Road Suite 300 The Woodlands, TX 77380							VP
Doris J. Krick 639 Isbell Road Reno, Nevada 89509									D
Nathan E. Langston 639 Loyola Avenue New Orleans, LA 70113	SVP CAO	SVP CAO	SVP CAO	SVP CAO	SVP CAO	SVP CAO	SVP CAO	SVP CAO
Peter H. Lendrum 639 Loyola Avenue New Orleans, LA 70113							VP
J. Wayne Leonard 639 Loyola Avenue New Orleans, LA 70113	CEO D						CEO
Michele L. Lopiccolo 639 Loyola Avenue New Orleans, LA 70113							VP
Robert v.d. Luft 639 Loyola Avenue New Orleans, LA 70113	COB

As of December 31, 2002	ETR	EAI	EGSI	ELI	EMI	ENOI	ESI	ERHC	EPE&C
William E. Madison 639 Loyola Avenue New Orleans, LA 70113	SVP	SVP	SVP	SVP	SVP	SVP	SVP
P. J. Martinez 639 Loyola Avenue New Orleans, LA 70113							VP
Phillip R. May 639 Loyola Avenue New Orleans, LA 70113							VP
Will L. Mayo 308 E. Pearl Street Jackson, MS 39201					VP
J. Parker McCollough 919 Congress Avenue Suite 740 Austin, TX 78701			VP
Hugh T. McDonald 425 W. Capitol Avenue Little Rock, AR 72201		P CEO COB
Steven C. McNeal 639 Loyola Avenue New Orleans, LA 70113	VP T	VP T	VP T	VP T	VP T	VP T	VP T	VP T	P T D
Eduardo Melendreras 4809 Jefferson Hwy. Jefferson, LA 70121			VP	VP			VP
Nancy C. Morovich 639 Loyola Avenue New Orleans, LA 70113							VP
Kathleen A. Murphy 68 Saddle Rock Road Stamford, CT 06902	D
Paul W. Murrill 206 Sunset Blvd. Baton Rouge, LA 70808	D
James J. Mutch 10055 Grogan's Mill Road TheWoodlands, TX 77380							VP
James M. Neikirk 639 Loyola Avenue New Orleans, LA 70113							VP
James R. Nichols 50 Congress Street, Suite 832 Boston, MA 2109	D
Daniel F. Packer 1600 Perdido Street New Orleans, LA 70112						P COB CEO
William A. Percy, III 1200 Old Leland Road Greenville, MS 38701	D
Tom D. Reagan 639 Loyola Avenue New Orleans, LA 70113							P	D P CEO

As of December 31, 2002	ETR	EAI	EGSI	ELI	EMI	ENOI	ESI	ERHC	EPE&C
Dennis H. Reilley 39 Old Ridgebury Road Danbury, CT 06810	D
Deanna D. Rodriguez 639 Loyola Avenue New Orleans, LA 70113							VP
Peter P. Schneider 1340 Echelon Jackson, MS 39213							VP
Carolyn C. Shanks 308 E. Pearl Street Jackson, MS 32901					P CEO COB
Richard J. Smith 639 Loyola Avenue New Orleans, LA 70113	GP	D GP	D GP	D GP	D GP	D GP	D GP
Wm. Clifford Smith P.O. Box 2266 Houma, LA 70361	D
James Snider 308 E. Pearl Street Jackson, MS 39201									D
Bismark A. Steinhagen 3850 IS 10 South Beaumont, TX 77720-0037	D
Wade H. Stewart 4809 Jefferson Highway Jefferson, LA 70121			VP	VP			VP
O. H. "Bud" Storey, III 425 W. Capitol Little Rock, AR 72201							VP DGC	D
Steven K. Strickland 425 W. Capitol Little Rock, AR 72201		VP
Michael G. Thompson 639 Loyola Avenue New Orleans, LA 70113	EVP S GC	EVP S GC	EVP S GC	EVP S GC	EVP S GC	EVP S GC	EVP S GC	EVP CLO
Donald W. Vinci 639 Loyola Avenue New Orleans, LA 70113							VP GA
Arthur E. F. Wiese 639 Loyola Avenue New Orleans, LA 70113							VP
C. John Wilder 639 Loyola Avenue New Orleans, LA 70113	EVP CFO	D	D	D	D	D	EVP CFO D	EVP CFO D
Jerry W. Yelverton 1340 Echelon Parkway Jackson, MS 39213							EVP CNO	D
John H. Zemanek 639 Loyola Avenue New Orleans, LA 70113							VP

COB =	Chairman of the Board	CAO =	Chief Accounting Officer
CEO =	Chief Executive Officer	CFO =	Chief Financial Officer
P =	President	CIO =	Chief Information Officer
P-FOT	President-Fossil Operations and Transmission
SVP =	Senior Vice President	CNO =	Chief Nuclear Officer
EVP =	Executive Vice President	CPO =	Chief Procurement Officer
VP =	Vice President	CRO =	Chief Risk Officer
D =	Director	T =	Treasurer
GTC =	General Tax Counsel	S =	Secretary
DGC =	Deputy General Counsel	GC =	General Counsel
GP =	Group President	CLO =	Chief Legal Officer
GA =	General Auditor

SERI =	System Energy Resources, Inc.	POGI =	Prudential Oil and Gas, LLC
EOI =	Entergy Operations, Inc.	VARI =	Varibus, LLC
EPI =	Entergy Power, Inc.	EPGHC =	Entergy Power Gas Holdings Corp.
SFI =	System Fuels, Inc.	GSG&T =	GSG&T, Inc.
ERI =	Entergy Resources, Inc.	SGRC =	Southern Gulf Railway Company

As of December 31, 2002	SERI	EOI	EPI	SFI	ERI	POGI	VARI	EPGHC	GSG&T	SGRC
Craig G. Anderson 1448 S. R. 333 Russellville, AR 72802		VP
Joseph L. Blount 1340 Echelon Parkway Jackson, MS 39213	S	S						VP S
William R. Campbell 1340 Echelon Parkway Jackson, MS 39213		VP
Douglas R. Castleberry 425 West Capitol Avenue Little Rock, AR 72203					VP
Michael P. Childers 20 Greenway Plaza Houston, TX 77046					P CEO D
Robert J. Cushman 10055 Grogans Mill Rd. The Woodlands, TX 77380			VP		VP
Leo P. Denault 639 Loyola Avenue New Orleans, LA 70113							M
Deborah S. Dudenhefer 639 Loyola Avenue New Orleans, LA 70113						M
William A. Eaton Waterloo Road Port Gibson, MS 39150		VP
Patricia A. Galbraith 639 Loyola Avenue New Orleans, LA 70113						M
Janice C. George 639 Isbell Road Reno, Nevada 89509								VP
Joseph T. Henderson 10055 Grogan's Mill Road Parkwood II Building The Woodlands, TX 77380	SVP GTC	SVP GTC	SVP GTC	SVP GTC	SVP GTC	M			SVP GTC	SVP GTC
Paul D. Hinnenkamp 5485 U. W. Hwy. 61 St. Francisville, LA 70775		VP
Donald C. Hintz 639 Loyola Avenue New Orleans, LA 70113	D	D		D	D				D	D

As of December 31, 2002	SERI	EOI	EPI	SFI	ERI	POGI	VARI	EPGHC	GSG&T	SGRC
James F. Kenney 10055 Grogan's Mill Road Suite 300 The Woodlands, TX 77380				P CEO COB		M			P CEO COB	P CEO COB
Doris J. Krick 639 Isbell Road Reno, Nevada 89509								D
Nathan E. Langston 639 Loyola Avenue New Orleans, LA 70113	SVP CAO	SVP CAO		SVP CAO		M			SVP CAO	SVP CAO
William E. Madison 639 Loyola Avenue New Orleans, LA 70113		SVP
John R. McGaha 1340 Echelon Pkwy Jackson, MS 39213		P
Steven C. McNeal 639 Loyola Avenue New Orleans, LA 70113	VP T	VP T	T	VP T	VP T	M	M	P T D	VP T	VP T
Robert A. Malone 20 Greenway Plaza Houston, TX 77046			VP
Robert J. Moore 20 Greenway Plaza Houston, TX 77046			VP
Frederick F. Nugent 20 Greenway Plaza Houston, TX 77046			GC
Geoffrey D. Roberts 20 Greenway Plaza Houston, TX 77046			P CEO D
Stanley A. Ross 20 Greenway Plaza Houston, TX 77046			VP		VP
Christopher T. Screen 639 Loyola Avenue New Orleans, LA 70113						M
James W. Snider 308 E. Pearl Street Jackson, MS 39201								D
Gary J. Taylor 1340 Echelon Parkway Jackson, MS 39213		SVP COO
Michael G. Thompson 639 Loyola Avenue New Orleans, LA 70113			SVP D S	EVP S	VP S	M	M		EVP S	EVP S
Joseph Venable 17265 River Road Killona, LA 70066		VP
C. John Wilder 639 Loyola Avenue New Orleans, LA 70113	EVP CFO D	EVP CFO D	D	EVP CFO D	D	M			EVP CFO D	EVP CFO D

As of December 31, 2002	SERI	EOI	EPI	SFI	ERI	POGI	VARI	EPGHC	GSG&T	SGRC
George A. Williams 1340 Echelon Parkway, Jackson, MS 39213		VP
Jerry W. Yelverton 1340 Echelon Parkway Jackson, MS 39213	COB P CEO	COB CEO

COB =	Chairman of the Board	CAO =	Chief Accounting Officer
CEO =	Chief Executive Officer	CFO =	Chief Financial Officer
P =	President	COO =	Chief Operating Officer
SVP =	Senior Vice President	T =	Treasurer
EVP =	Executive Vice President	S =	Secretary
VP =	Vice President	GTC =	General Tax Counsel
D =	Director	GC =	General Counsel
M =	Manager	GP =	Group President

EEI =	Entergy Enterprises, Inc.
EOSI =	Entergy Operations Services, Inc.
EHI =	Entergy Holdings, Inc.
ENI =	Entergy Nuclear, Inc.
EPDC =	Entergy Power Development Corporation
EPGC =	Entergy Power Generation Corporation
EPEHC =	Entergy Procurement Exchange Holding Corporation
EWO =	EWO Marketing Holding LLC
EGTH =	Entergy Global Trading Holdings LTD
ETUNO =	Entergy Thermal - UNO, LLC
As of December 31, 2002	EEI	EOSI	EHI	ENI	EPDC	EPGC	EPEHC	EWO	EGTH	ETUNO
Donald M. Black 20 Greenway Plaza Houston, TX 77046									VP
Joseph L. Blount 1340 Echelon Parkway Jackson, MS 39213					VP S
Gareth Brett Equitable House 47 King William Street London ECAR9JD, UK	VP GM
Douglas R. Castleberry 425 West Capitol Avenue Little Rock, AR 72203						D EVP				VP
Michael P. Childers 20 Greenway Plaza Houston, TX 77046	SVP					D P			D P
Robert J. Cushman 20 Greenway Plaza Houston, TX 77046	VP
Leo P. Denault 639 Loyola Avenue New Orleans, LA 70113								P CEO	D VP
Joan Dobrzynski 300 Delaware Avenue Wilmington, DE 19801							D
Randy E. Dufour 110 James Drive West Saint Rose, LA 70087		VP
Gerritt L. Ewing 20 Greenway Plaza Houston, TX 77046									VP
Frank F. Gallaher 639 Loyola Avenue New Orleans, LA 70113		COB CEO P
Turgay Gurun Equitable House 47 King William Street London EC4R 9JD, UK	VP
Joseph T. Henderson 10055 Grogan's Mill Road Parkwood II Building The Woodlands, TX 77380	SVP GTC	SVP GTC	SVP GTC	SVP GTC			D			VP GTC

As of December 31, 2002	EEI	EOSI	EHI	ENI	EPDC	EPGC	EPEHC	EWO	EGTH	ETUNO
Donald C. Hintz 639 Loyola Avenue New Orleans, LA 70113	D	D	COB	D
C. Randy Hutchinson 1340 Echelon Parkway Jackson, MS 39213				SVP
Francis B. Jacobs, II 300 Delaware Ave, 9th Floor Wilmington, DE 19801							VP S
Danny R. Keuter 1340 Echelon Parkway Jackson, MS 39213				VP
Thomas S. LaGuardia 148 New Milford Road East Bridgewater, CT 06752				VP
Nathan E. Langston 639 Loyola Avenue New Orleans, LA 70113		SVP CAO	SVP CAO	SVP CAO		CAO			SVP CAO	VP CAO
J. Wayne Leonard 639 Loyola Avenue New Orleans, LA 70113			P COB
Jonathan Long Equitable House, 47 King William Street London EC4R 9JD, UK	VP
Steven C. McNeal 639 Loyola Avenue New Orleans, LA 70113	VP T	VP T	VP T	VP T	T	VP T	VP T	T	D VP T	VP T
Robert A. Malone 20 Greenway Plaza Houston, TX 77046	VP
Elizabeth Martin 639 Loyola Avenue New Orleans, LA 70113								VP
Robert J. Moore 20 Greenway Plaza Houston, TX 77046	VP
James M. Neikirk 639 Loyola Avenue New Orleans, LA 70113							P
Frederick F. Nugent 20 Greenway Plaza Houston, TX 77046	VP GC		VP
Tom D. Reagan 639 Loyola Avenue New Orleans, LA 70113										P CEO
Geoffrey D. Roberts 20 Greenway Plaza Houston, TX 77046	P CEO D
Stanley A. Ross 20 Greenway Plaza Houston, TX 77046	VP

As of December 31, 2002	EEI	EOSI	EHI	ENI	EPDC	EPGC	EPEHC	EWO	EGTH	ETUNO
O. H. Storey, III 425 W. Capitol Avenue Little Rock, AR 72201						D VP S
Michael G. Thompson 639 Loyola Avenue New Orleans, LA 70113	SVP S	EVP S	EVP S D	EVP S				S		S
C. John Wilder 639 Loyola Avenue New Orleans, LA 70113	D	EVP CFO D	D	EVP CFO D			D
J. Bradley Williams 20 Greenway Plaza Houston, TX 77046	SVP
Jane Wilson Equitable House 47 King William Street London, UK ECAR9JD	VP
Jerry W. Yelverton 1340 Echelon Parkway Jackson, MS 39213				P COB CEO	D P CEO

COB =	Chairman of the Board	T =	Treasurer
CEO =	Chief Executive Officer	S =	Secretary
COO =	Chief Operating Officer	D =	Director
P =	President	CFO =	Chief Financial Officer
SVP =	Senior Vice President	GC =	General Counsel
EVP =	Executive Vice President	CDO =	Chief Development Officer
VP =	Vice President	GM =	General Manager
		M =	Manager

EGPOC =	Entergy Global Power Operations Corporation
ETHC =	Entergy Technology Holding Company
EPHUSA =	Entergy Power Holdings USA Corp.
EIHL =	Entergy International Holdings Ltd., LLC
EVHC =	Entergy Ventures Holding Company Inc.
ENHC =	Entergy Nuclear Holding Company
ENHC1 =	Entergy Nuclear Holding Company # 1.
ENHC2 =	Entergy Nuclear Holding Company # 2
EPTBH =	Entergy PTB Holding Company
ENFHI =	Entergy Nuclear Finance Holding Inc.

As of December 31, 2002	EGPOC	ETHC	EPHUSA	EIHL	EVHC	ENHC	ENHC1	ENHC2	ETBHC	ENFHI
Donald M. Black 20 Greenway Plaza Houston, TX 77046			D VP
Douglas Castleberry 425 W. Capitol Little Rock, AR 72201		VP								VP D
Michael P. Childers 20 Greenway Plaza Houston, TX 77046	VP		P D
Robert J. Cushman 20 Greenway Plaza Houston, TX 77046	VP
Leo Denault 639 Loyola Avenue New Orleans, LA 70113			D
Joan Dobrzynski 300 Delaware Avenue Wilmington, DE 19801					D		D		D
Gerritt L. Ewing 20 Greenway Plaza Houston, TX 77046			VP
Dave C. Harlan 639 Loyola Avenue New Orleans, LA 70113					P CEO D			CFO VP T D
Curtis L. Hebert Jr. 639 Loyola Avenue New Orleans, LA 70113								D
Joseph T. Henderson 10055 Grogan's Mill Road Parkwood II Building The Woodlands, TX 77380	SVP GTC	SVP GTC		SVP GTC	SVP GTC		SVP GTC
Donald C. Hintz 639 Loyola Avenue New Orleans, LA 70113		COB				D	D		D
Francis B. Jacobs, II 300 Delaware Avenue Suite 900 Wilmington, DE 19801					VP S		VP		VP S
Michael R. Kansler 440 Hamilton Avenue White Plains, NY 10601								P CEO

As of December 31, 2002	EGPOC	ETHC	EPHUSA	EIHL	EVHC	ENHC	ENHC1	ENHC2	ETBHC	ENFHI
Nathan E. Langston 639 Loyola Avenue New Orleans, LA 70113		SVP CAO	CAO	SVP CAO	SVP CAO	SVP CAO	SVP CAO		SVP CAO
J. Wayne Leonard 639 Loyola Avenue New Orleans, LA 70113								D
Steven C. McNeal 639 Loyola Avenue New Orleans, LA 70113	VP T	VP T	VP T	VP T	VP T	VP T	VP T		VP T	VP T
Robert A. Malone 20 Greenway Plaza Houston, TX 77046	VP
Frederick F. Nugent 20 Greenway Plaza Houston, TX 77046	VP
Tom D. Reagan 639 Loyola Avenue New Orleans, LA 70113									D P CEO
Denise R. Redmann 639 Loyola Avenue New Orleans, LA 70113								S
Geoffrey D. Roberts 20 Greenway Plaza Houston, TX 77046	P D
O. H. Storey, III 425 W. Capitol Little Rock, AR 72201			S						D	VP S D
Michael G. Thompson 639 Loyola Avenue New Orleans, LA 70113	SVP S D	EVP S		EVP S	EVP CLO	EVP S	EVP S		EVP CLO
C. John Wilder 639 Loyola Avenue New Orleans, LA 70113	EVP D	CFO P D		CFO P	EVP D	CFO EVP D	CFO EVP D		CFO EVP D
Jerry W. Yelverton 1340 Echelon Parkway Jackson, MS 39213						P CEO D	P COB CEO		D	P CEO D

COB =	Chairman of the Board	CAO =	Chief Accounting Officer
CEO =	Chief Executive Officer	CFO =	Chief Financial Officer
P =	President	GC =	General Counsel
EVP =	Executive Vice President	GTC =	General Tax Council
SVP =	Senior Vice President	S =	Secretary
VP =	Vice President	D =	Director
T =	Treasurer
CLO =	Chief Legal Officer

ITEM 6. Part II - Financial Connections

As of December 31, 2002

Name of Officer or Director (1)	Name and Location of Financial Institution (2)	Position Held in Financial Institution (3)	Applicable Exemption Rule (4)

Norman C. Francis	Liberty Bank and Trust New Orleans, LA	Director	70(a)

Robert v.d. Luft	Stonebridge Bank West Chester, PA	Director	70(b)

Item 6. Part III (a) - Executive Compensation

Summary Compensation Table

The following table includes the Chief Executive Officers and the four other most highly compensated executive officers in office as of December 31, 2002 at Entergy Corporation, Entergy Arkansas, Inc., Entergy Gulf States, Inc., Entergy Louisiana, Inc., Entergy Mississippi, Inc., Entergy New Orleans, Inc., System Energy Resources, Inc., Entergy Operations, Inc., Entergy Services, Inc., System Fuels, Inc., GSG&T, Inc., Prudential Oil and Gas LLC, Southern Gulf Railway Company, Varibus LLC, Entergy Enterprises, Inc., Entergy Global Power Operations Corporation, Entergy Global Trading Holdings Ltd., Entergy Holdings Inc., Entergy International Holdings Ltd. LLC, Entergy Nuclear Finance Holding Inc., Entergy Nuclear Holding Company, Entergy Nuclear Holding Company #1, Entergy Nuclear Holding Company #2, Entergy Nuclear Inc., Entergy Operations Services Inc., Entergy Power Inc., Entergy Power Development Corporation, Entergy Power E&C Corporation, Entergy Power Gas Holdings Corporation, Entergy Power Generation Corporation, Entergy Power Holdings USA Corporation, Entergy Procurement Exchange Holding Corporation, Entergy PTB Holding Company, Entergy Resources Inc., Entergy Retail Holding Company, Entergy Technology Holding Company, Entergy Thermal-UNO LLC, Entergy Ventures Holding Company Inc., and EWO Marketing Holding LLC (collectively, the "Named Executive Officers"). This determination was based on total annual base salary and bonuses from all Entergy sources earned during the year 2002. See Item 6. Part I, "Names, Addresses, and Positions Held," above for information on the principal positions of the Named Executive Officers in the table below.

As shown in Item 6. Part I, most Named Executive Officers are employed by several Entergy companies. Because it would be impracticable to allocate such officers' salaries among the various companies, the table below includes aggregate compensation paid by all Entergy companies.

					Long-Term Compensation
		Annual Compensation			Awards		Payouts
Name	Year	Salary	Bonus	Other Annual Comp.	Restricted Stock Awards	Securities Underlying Options	(a) LTIP Payouts	(b) All Other Comp.

Michael P. Childers (e)	2002	$356,648	$ 117,200	$ 6,075	(c)	50,000 shares	$ -	$ 10,712
	2001	342,052	210,833	3,125	(c)	45,500	-	5,214
	2000	306,442	588,316	39,375	$772,500 (c)(d)	0	197,257	-

E. Renae Conley	2002	$ 321,500	$ 320,000	$ 88,946	(c)	40,000 shares	$ 331,114	$ 15,211
	2001	308,769	486,186	46,240	(c)	34,600	-	10,742
	2000	282,642	280,000	41,573	(c)	20,000	181,109	8,559

Leo P. Denault	2002	$ 275,834	$ 210,000	$ 15,750	(c)	20,500 shares	$ 153,202	$ 13,041
	2001	265,967	299,000	12,375	(c)	16,300	-	7,253
	2000	257,637	295,225	8,438	(c)	18,500	181,109	6,256

Joseph F. Domino	2002	$ 255,295	$ 210,070	$ 63,361	(c)	22,000 shares	$ 153,202	$ 13,568
	2001	245,384	292,583	48,254	(c)	14,800	-	7,150
	2000	235,358	180,732	51,399	(c)	20,000	142,314	7,084

Frank F. Gallaher	2002	$ 450,461	$ 471,679	$ 118,763	(c)	60,000 shares	$ 583,156	$ 30,294
	2001	432,828	524,828	161,787	(c)	60,000	-	16,574
	2000	416,390	504,642	127,484	(c)	34,500	328,084	13,910

David C. Harlan	2002	$ 238,846	$ 218,880	$ 57,808	(c)	22,200 shares	$ 217,448	$ 15,926
	2001	207,712	270,000	22,490	(c)	16,300	-	7,597
	2000	198,673	185,375	35,806	(c)	20,000	196,929	4,736

Joseph T. Henderson	2002	$ 360,231	$ 436,000	$ 57,377	(c)	51,900 shares	$ 247,100	$ 15,970
	2001	287,694	502,500	45,450	(c)	22,200	-	8,757
	2000	285,596	303,975	61,818	$151,425 (c)(d)	22,200	172,773	14,419

Donald C. Hintz	2002	$ 629,423	$ 754,800	$ 206,963	(c)	160,000 shares	$1,408,470	$ 34,318
	2001	599,423	779,000	198,321	(c)	160,000	-	21,605
	2000	570,096	743,000	104,399	(c)	175,000	1,181,837	26,516

					Long-Term Compensation
		Annual Compensation			Awards		Payouts
Name	Year	Salary	Bonus	Other Annual Comp.	Restricted Stock Awards	Securities Underlying Options	(a) LTIP Payouts	(b) All Other Comp.

Jerry D. Jackson	2002	$491,281	$ 513,150	$ 19,261	(c)	75,898 shares	$ 627,634	$ 17,600
	2001	475,345	576,382	19,646	(c)	80,000	-	17,378
	2000	458,223	554,214	58,758	(c)	58,500	1,181,575	15,162

Michael R. Kansler	2002	$ 342,788	$ 353,724	$ 59,336	(c)	34,600 shares	$ 360,766	$ 15,963
	2001	319,231	486,021	11,351	(c)	40,000	-	12,261
	2000	240,885	424,283	66,983	$189,375 (c)(d)	35,000	147,894	47,272

James F. Kenney	2002	$ 226,776	$ 135,105	$ 28,378	(c)	15,000 shares	$ 153,202	$ 12,029
	2001	217,538	220,459	20,685	(c)	15,500	-	7,938
	2000	208,921	211,932	22,433	(c)	15,500	196,929	6,241

J. Wayne Leonard	2002	$ 962,500	$1,450,400	$ 5,257	(c)	330,600 shares	$2,372,160	$ 20,517
	2001	897,500	1,684,800	3,709	$7,400,000(c)(d)	330,600	-	-
	2000	836,538	1,190,000	11,646	(c)	330,600	2,410,413	-

Hugh T. McDonald	2002	$ 247,373	$ 185,000	$ 56,295	(c)	22,000 shares	$ 182,854	$ 14,867
	2001	231,335	333,078	118,502	(c)	14,800	-	18,664
	2000	209,400	165,000	53,808	(c)	34,600	172,773	54,878

Steven C. McNeal	2002	$ 200,700	$ 135,000	$ 8,438	(c)	20,500 shares	$ 103,782	$ 11,603
	2001	193,654	212,500	7,188	(c)	16,600	-	8,139
	2000	182,333	129,223	-	(c)	15,000	-	4,606

James M. Neikirk	2002	$ 243,508	$ 112,000	$ 21,103	(c)	19,000 shares	$ 153,202	$ 10,876
	2001	238,775	100,074	15,403	(c)	16,300	-	8,779
	2000	232,637	120,000	17,645	(c)	18,500	196,995	8,643

Daniel F. Packer	2002	$ 244,776	$ 95,000	$ 17,705	(c)	20,000 shares	$ 153,202	$ 13,469
	2001	228,209	262,881	15,410	(c)	14,800	-	7,055
	2000	219,432	167,382	16,433	(c)	20,000	196,929	6,658

Tom D. Reagan	2002	$ 219,010	$ 135,000	$ 1,644	(c)	20,000 shares	$ -	$ 16,536
	2001	191,760	169,083	9,614	(c)	14,700	-	20,366
	2000	171,878	111,125	785	(c)	20,000	-	5,123

Geoffrey D. Roberts	2002	$ 472,007	$ 493,367	$ 7,713	(c)	72,000 shares	$ 627,634	$ 13,322
	2001	463,338	276,338	7,694	(c)	62,500	-	15,615
	2000	439,889	913,411	6,200	(c)	58,500	641,184	9,663

Carolyn C. Shanks	2002	$ 252,478	$ 200,000	$ 77,460	(c)	20,000 shares	$ 153,202	$ 14,138
	2001	241,085	287,672	17,140	(c)	14,800	-	7,206
	2000	231,193	182,530	2,594	(c)	20,000	104,241	4,858

Michael G. Thompson	2002	$ 412,277	$ 431,805	$ 78,888	(c)	116,092 shares	$ 504,084	$ 23,128
	2001	385,136	480,000	140,577	(c)	40,000	-	13,095
	2000	349,691	433,305	49,668	(c)	40,000	590,787	11,294

C. John Wilder	2002	$ 521,923	$ 549,080	$ 156,683	(c)	131,366 shares	$ 627,634	$ 24,459
	2001	493,128	600,000	158,059	(c)	87,700	-	16,284
	2000	468,392	619,370	148,540	(c)	87,700	953,006	13,919

Jerry W. Yelverton	2002	$ 464,798	$ 658,350	$ 180,186	(c)	85,000 shares	$ 627,634	$ 28,455
	2001	443,269	540,000	145,389	(c)	65,000	-	14,697
	2000	408,846	510,000	4,197	$201,875(c)(d)	58,900	503,482	12,732

  Amounts include the value of restricted shares that vested in 2000 and 2002 (see note (c) below) under Entergy's Equity Ownership Plan.

    b.    Includes the following:

    2002 benefit accruals under the Defined Contribution Restoration Plan as follows: Mr. Childers $1,369; Ms. Conley $5,510; Mr. Denault $3,453; Mr. Domino $2,592; Mr. Gallaher $14,005; Mr. Harlan $7,290; Mr. Henderson $11,750; Mr. Hintz $22,499; Mr. Jackson $16,135; Mr. Kansler $6,170; Mr. Kenney $2,628; Mr. Leonard $20,517; Mr. McDonald $2,043; Mr. McNeal $966; Mr. Neikirk $1,630; Mr. Packer $1,642; Mr. Reagan $730; Mr. Roberts $12,809; Ms. Shanks $2,485; Mr. Thompson $11,105; Mr. Wilder $14,553; and Mr. Yelverton $13,158.

    2002 employer contributions to the System Savings Plan as follows: Mr. Childers $9,343; Ms. Conley $9,701; Mr. Denault $9,588; Mr. Domino $10,976; Mr. Gallaher $16,289; Mr. Harlan $8,636; Mr. Henderson $4,220; Mr. Hintz $11,819; Mr. Jackson $1,465; Mr. Kansler $9,793; Mr. Kenney $9,401; Mr. McDonald $12,824; Mr. McNeal $10,637; Mr. Neikirk $9,246; Mr. Packer $11,827; Mr. Reagan $13,443; Mr. Roberts $513; Ms. Shanks $11,653; Mr. Thompson $12,023; Mr. Wilder $9,906; and Mr. Yelverton $15,297.

    2002 reimbursements for moving expenses as follows: Mr. Reagan $2,363.

  Performance unit (equivalent to shares of Entergy common stock) awards in 2002 are reported under the "Long-Term Incentive Plan Awards" table, and reference is made to this table for information on the aggregate number of performance units awarded during 2002 and the vesting schedule for such units. At December 31, 2002, the number and value of the aggregate performance unit holdings were as follows: Mr. Childers 28,800 units, $1,312,992; Ms. Conley 17,500 units, $797,825; Mr. Denault 7,300 units, $332,807; Mr. Domino 7,300 units, $332,807; Mr. Gallaher 29,700 units, $1,354,023; Mr. Harlan 15,700 units, $715,763; Mr. Henderson 21,000 units, $957,390; Mr. Hintz 66,500 units, $3,031,735; Mr. Jackson 29,700 units, $1,354,023; Mr. Kansler 22,000 units, $1,002,980; Mr. Kenney 7,300 units, $332,807; Mr. Leonard 212,000 units, $9,665,080; Mr. McDonald 7,300 units, $332,807; Mr. McNeal 7,300 units, $332,807; Mr. Neikirk 7,300 units, $332,807; Mr. Packer 7,300 units, $332,807; Mr. Reagan 6,000 units, $273,540; Mr. Roberts 45,700 units, $2,083,463; Ms. Shanks 7,300 units, $332,807; Mr. Thompson 29,000 units, $1,322,110; Mr. Wilder 29,700 units, $1,354,023; and Mr. Yelverton 33,700 units, $1,536,383. Accumulated dividends are paid on performance units when vested. The value of performance unit holdings as of December 31, 2002 is determined by multiplying the total number of units held by the closing market price of Entergy common stock on the New York Stock Exchange Composite Transactions on December 31, 2002 ($45.59 per share). The value of stock for which restrictions were lifted in 2002 and 2000, and the applicable portion of accumulated cash dividends, are reported in the LTIP payouts column in the above table.

  Restricted units were granted to the following individuals in addition to the performance units granted under the Long Term Incentive Plan. Mr. Childers was granted 30,000 units in 2000. The units will vest incrementally over a three-year period that began in 2001, based on continued service with Entergy Corporation. Accumulated dividends will not be paid. Mr. Henderson was granted 7,500 units in 2000. 1,500 units will vest in March 2001 and 2002, and 4,500 will vest in March 2003. Accumulated dividends will not be paid. Mr. Kansler was granted 7,500 units in 2000. 1,500 units will vest in January 2001 and 2002 and 4,500 will vest in January 2003. Accumulated dividends will not be paid. In January 2001, Mr. Leonard was granted 200,000 restricted units. 50,000 of the restricted stock units will vest on each of December 31, 2001, December 31, 2002, December 31, 2003 and December 31, 2004, based on continued service with Entergy Corporation. Accumulated dividends will not be paid on Mr. Leonard's restricted units when vested. Mr. Yelverton was granted 10,000 units in 2000. Restrictions will be lifted on 3,000 units in 2001 and 2002, and the remaining 4,000 units in 2003. Accumulated dividends will not be paid. The value these individuals may realize is dependent upon the number of units that vest and the future market price of Entergy common stock.

  Mr. Childers and Mr. Neikirk resigned from Entergy effective March 2003 and April 2003, respectively.

Option Grants in 2002

The following table summarizes option grants during 2002 to the Named Executive Officers. The absence, in the table below, of any Named Executive Officer indicates that no options were granted to such officer.

The following table summarizes option grants during 2002 to the Named Executive Officers. The absence, in the table below, of any Named Executive Officer indicates that no options were granted to such officer.
	Individual Grants				Potential Realizable
		% of Total			Value
	Number of	Options			at Assumed Annual
	Securities	Granted to	Exercise		Rates of Stock
	Underlying	Employees	Price		Price Appreciation
	Options	in	(per	Expiration	for Option Term(b)
Name	Granted (a)	2002	share) (a)	Date	5%	10%

Michael Childers	50,000	0.6%	$ 41.69	2/11/12	$ 1,310,931	$3,322,156
E. Renae Conley	40,000	0.5%	41.69	2/11/12	1,048,745	2,657,725
Leo P. Denault	20,500	0.3%	41.69	2/11/12	537,482	1,362,084
Joseph F. Domino	22,000	0.3%	41.69	2/11/12	576,810	1,461,749
Frank F. Gallaher	60,000	0.7%	41.69	2/11/12	1,573,117	3,986,587
David C. Harlan	22,200	0.3%	41.69	2/11/12	582,053	1,475,037
Joseph T. Henderson	51,900	0.6%	41.69	2/11/12	1,360,746	3,448,398
Donald C. Hintz	160,000	2.0%	41.69	2/11/12	4,194,979	10,630,900
Jerry D. Jackson	50,000	0.6%	41.69	2/11/12	1,310,931	3,322,156
	12,949 (c)	0.2%	46.37	1/27/10	272,375	646,414
	3,811 (c)	0.1%	45.67	2/01/03	1,421	2,787
	4,056 (c)	0.1%	45.67	1/27/04	10,054	20,149
	5,082 (c)	0.1%	45.67	1/27/10	105,283	249,864
Michael R. Kansler	34,600	0.4%	41.69	2/11/12	907,164	2,298,932
James F. Kenney	15,000	0.2%	41.69	2/11/12	393,279	996,647
J. Wayne Leonard	330,600	4.1%	41.69	2/11/12	8,667,875	21,966,097
Hugh T. McDonald	22,000	0.3%	41.69	2/11/12	576,810	1,461,749
Steven C. McNeal	20,500	0.3%	41.69	2/11/12	537,482	1,362,084
James M. Neikirk	19,000	0.2%	41.69	2/11/12	498,154	1,262,419
Daniel F. Packer	20,000	0.2%	41.69	2/11/12	524,372	1,328,862
Tom D. Reagan	20,000	0.2%	41.69	2/11/12	524,372	1,328,862
Geoffrey D. Roberts	45,000	0.6%	41.69	2/11/12	1,179,838	2,989,941
	27,000 (c)	0.3%	43.95	3/01/09	469,563	1,089,352
Carolyn C. Shanks	20,000	0.2%	41.69	2/11/12	524,372	1,328,862
Michael G. Thompson	60,000	0.7%	41.69	2/11/12	1,573,117	3,986,587
	7,735 (c)	0.1%	41.98	1/27/10	151,152	360,371
	1,878 (c)	0.0%	46.37	2/01/03	3,246	6,453
	1,998 (c)	0.0%	46.37	1/27/04	7,849	15,950
	1,271 (c)	0.0%	46.37	1/26/05	8,189	17,055
	3,239 (c)	0.0%	46.37	1/25/06	29,422	62,828
	2,873 (c)	0.0%	46.37	1/30/07	34,064	74,624
	1,551 (c)	0.0%	46.37	1/22/08	22,905	51,506
	18,586 (c)	0.2%	46.37	1/28/09	331,290	765,117
	10,649 (c)	0.1%	46.37	1/25/11	259,885	634,137
	6,312 (c)	0.1%	46.37	1/27/10	132,769	315,095
C. John Wilder	87,700	1.1%	41.69	2/11/12	2,299,373	5,827,062
	8,666 (c)	0.1%	46.45	1/27/10	180,225	426,740
	1,109 (c)	0.0%	43.85	1/27/10	20,076	46,891
	3,891 (c)	0.1%	43.85	1/28/09	58,959	134,054
	5,000 (c)	0.1%	43.90	1/28/09	75,849	172,458
	5,000 (c)	0.1%	44.00	1/28/09	76,022	172,851
	15,000 (c)	0.2%	43.90	1/28/09	227,548	517,375
	5,000 (c)	0.1%	43.88	1/28/09	75,815	172,380
Jerry W. Yelverton	85,000	1.0%	41.69	2/11/12	2,228,582	5,647,665

  Options were granted on February 11, 2002, pursuant to the Equity Ownership Plan. All options granted on this date have an exercise price equal to the closing price of Entergy common stock on the New York Stock Exchange Composite Transactions on February 11, 2002. These options will vest in equal increments, annually, over a three-year period beginning in 2003.

  Calculation based on the market price of the underlying securities assuming the market price increases over the option period and assuming annual compounding. The column presents estimates of potential values based on simple mathematical assumptions. The actual value, if any, a Named Executive Officer may realize is dependent upon the market price on the date of option exercise.

  During 2002, Mr. Jackson, Mr. Roberts, Mr. Thompson, and Mr. Wilder converted presently exercisable stock options into an equivalent total of phantom stock units and reload stock options. They accomplished this by exercising stock options, paying the exercise price for these options by surrendering shares of Entergy stock, and deferring the taxable gain into phantom stock units. Additional options, as indicated above, were granted pursuant to the reload feature of this "stock for stock" exercise method. Under the reload mechanism, eligible participants are granted an additional number of options equal to the number of shares surrendered to pay the exercise price. The reloaded stock options vest immediately and have an exercise price equal to the price of Entergy common stock on the New York Stock Exchange Composite Transactions on the date of exercise of the original options. The reloaded options retain the original grant's expiration date. The reload feature is proposed to be removed from the Equity Ownership Plan as described in Proposal 2 in the Proxy Statement. If the proposal is approved by the Stockholders, reloads will no longer be available for options granted after February 13, 2003.

Aggregated Option Exercises in 2002 and December 31, 2002 Option Values

The following table summarizes the number and value of options exercised during 2002, as well as the number and value of all unexercised options held by the Named Executive Officers. The absence, in the table below, of any Named Executive Officer indicates that no options are held by such officer.

			Number of Securities		Value of Unexercised
			Underlying Unexercised Options		In-the-Money Options
	Shares Acquired	Value	As of December 31, 2002		As of December 31, 2002(b)
Name	on Exercise	Realized (a)	Exercisable	Unexercisable	Exercisable	Unexercisable

Michael Childers	-	$ -	15,166	80,334	$ 130,276	$ 455,569
E. Renae Conley	-	-	32,366	69,734	531,717	504,753
Leo P. Denault	-	-	25,266	37,534	456,728	312,610
Joseph F. Domino	-	-	33,253	38,534	587,807	321,165
Frank F. Gallaher	43,000	620,327	11,667	111,500	184,649	837,385
David C. Harlan	20,350	280,215	15,333	39,734	345,372	330,535
Joseph T. Henderson	29,700	432,958	-	74,100	-	496,708
Donald C. Hintz	30,000	624,375	384,499	405,001	6,411,858	4,070,235
Jerry D. Jackson	45,927	930,553	118,304	122,834	1,279,375	1,093,644
Michael R. Kansler	20,730	383,880	13,333	72,934	114,530	627,567
James F. Kenney	21,083	386,031	17,416	30,501	218,463	263,992
J. Wayne Leonard	-	-	585,600	661,200	9,916,842	5,671,994
Hugh T. McDonald	-	-	24,500	43,401	436,784	431,111
Steven C. McNeal	10,000	231,200	11,458	36,567	140,270	287,966
James M. Neikirk	17,333	358,972	5,433	36,034	46,669	306,760
Daniel F. Packer	30,083	492,005	4,933	36,534	42,374	313,365
Tom D. Reagan	13,134	192,544	-	36,467	-	312,780
Geoffrey D. Roberts	151,500	2,703,121	47,833	143,667	223,235	1,631,206
Carolyn C. Shanks	10,351	163,659	4,933	36,534	42,374	313,365
Michael G. Thompson	88,699	1,496,751	56,092	100,001	27,923	764,285
C. John Wilder	108,041	1,943,277	75,824	175,401	355,895	1,504,658
Jerry W. Yelverton	57,766	913,970	-	147,968	-	1,147,271

  Based on the difference between the closing price of Entergy's common stock on the New York Stock Exchange Composite Transactions on the exercise date and the option exercise price.

  Based on the difference between the closing price of Entergy's common stock on the New York Stock Exchange Composite Transactions on December 31, 2002, and the option exercise price.

Long-Term Incentive Plan Awards in 2002

The following Table summarizes the awards of performance units (equivalent to shares of Entergy common stock) granted under the Equity Ownership Plan in 2002 to the Named Executive Officers.

			Estimated Future Payouts Under Non-Stock Price-Based Plans (# of units) (a) (b)
Name	Number of Units	Performance Period Until Maturation or Payout	Threshold	Target	Maximum

Michael P. Childers	10,000	1/1/02-12/31/04	1,300	5,000	10,000
E. Renae Conley	10,000	1/1/02-12/31/04	1,300	5,000	10,000
Leo P. Denault	4,200	1/1/02-12/31/04	600	2,100	4,200
Joseph F. Domino	4,200	1/1/02-12/31/04	600	2,100	4,200
Frank F. Gallaher	17,000	1/1/02-12/31/04	2,200	8,500	17,000
David C. Harlan	9,800	1/1/02-12/31/04	1,300	4,919	9,800
Joseph T. Henderson	10,000	1/1/02-12/31/04	1,300	5,000	10,000
Donald C. Hintz	38,000	1/1/02-12/31/04	4,800	19,000	38,000
Jerry D. Jackson	17,000	1/1/02-12/31/04	2,200	8,500	17,000
Michael R. Kansler	10,000	1/1/02-12/31/04	1,300	5,000	10,000
James F. Kenney	4,200	1/1/02-12/31/04	600	2,100	4,200
J. Wayne Leonard	64,000	1/1/02-12/31/04	8,000	32,000	64,000
Hugh T. McDonald	4,200	1/1/02-12/31/04	600	2,100	4,200
Steven C. McNeal	4,200	1/1/02-12/31/04	600	2,100	4,200
James M. Neikirk	4,200	1/1/02-12/31/04	600	2,100	4,200
Daniel F. Packer	4,200	1/1/02-12/31/04	600	2,100	4,200
Tom D. Reagan	4,000	1/1/02-12/31/04	600	2,042	4,000
Geoffrey D. Roberts	17,000	1/1/02-12/31/04	2,200	8,500	17,000
Carolyn C. Shanks	4,200	1/1/02-12/31/04	600	2,100	4,200
Michael G. Thompson	17,000	1/1/02-12/31/04	2,200	8,500	17,000
C. John Wilder	17,000	1/1/02-12/31/04	2,200	8,500	17,000
Jerry W. Yelverton	17,000	1/1/02-12/31/04	2,200	8,500	17,000

  Performance units awarded will vest at the end of a three-year period, subject to the attainment of approved performance goals for Entergy. Restrictions are lifted based upon the achievement of the cumulative result of these goals for the performance period. The value any Named Executive Officer may realize is dependent upon the number of units that vest, the future market price of Entergy common stock, and the dividends paid during the performance period.

  The threshold, target, and maximum levels correspond to the achievement of 25%, 100%, and 200%, respectively, of Equity Ownership Plan goals. Achievement of a threshold, target, or maximum level would result in the award of the number of units indicated in the respective column. Achievement of a level between these three specified levels would result in the award of a number of units calculated by means of interpolation.

Pension Plan Tables

Retirement Income Plan Table
	Years of Service
Annual Covered Compensation	15	20	25	30	35
$100,000	$ 22,500	$ 30,000	$ 37,500	$ 45,000	$ 52,500
200,000	45,500	60,000	75,000	90,000	105,000
300,000	67,500	90,000	112,500	135,000	157,500
400,000	90,000	120,000	150,000	180,000	210,000
500,000	112,500	150,000	187,500	225,000	262,500
650,000	146,250	195,000	243,750	292,500	341,250
950,000	213,750	285,000	356,250	427,500	498,750

All of the Named Executive Officers participate in a Retirement Income Plan, a defined benefit plan, that provides a benefit for employees at retirement from Entergy based upon (1) generally all years of service beginning at age 21 through termination, with a forty-year maximum, multiplied by (2) 1.5%, multiplied by (3) the final average compensation. Final average compensation is based on the highest consecutive 60 months of covered compensation in the last 120 months of service. The normal form of benefit for a single employee is a lifetime annuity and for a married employee is a 50% joint and survivor annuity. Other actuarially equivalent options are available to each retiree. Retirement benefits are not subject to any deduction for Social Security or other offset amounts. The amount of the Named Executive Officers' annual compensation covered by the plan as of December 31, 2002, is represented by the salary column in the Summary Compensation Table above.

The credited years of service under the Retirement Income Plan, as of December 31, 2002, for the following Named Executive Officers is as follows: Mr. Denault 3; Mr. Domino 32; Mr. Gallaher 33; Mr. Harlan 30; Mr. Henderson 3; Mr. Jackson 23; Mr. Leonard 4; Mr. McDonald 20; Mr. McNeal 20; Mr. Neikirk 4; Mr. Packer 20; Mr. Reagan 25; Mr. Roberts 3; Ms. Shanks 19; and Mr. Yelverton 23. The credited years of service under the Retirement Income Plan, as of December 31, 2002 for the following Named Executive Officers, as a result of entering into supplemental retirement agreements, is as follows: Mr. Childers 12; Ms. Conley 20; Mr. Hintz 31; Mr. Kansler 23; Mr. Kenney 24; Mr. Thompson 26; and Mr. Wilder 19.

The maximum benefit under the Retirement Income Plan is limited by Sections 401 and 415 of the Internal Revenue Code of 1986, as amended; however, certain companies have elected to participate in the Pension Equalization Plan sponsored by Entergy Corporation. Under this plan, certain executives, including the Named Executive Officers, would receive an additional amount equal to the benefit that would have been payable under the Retirement Income Plan, except for the Sections 401 and 415 limitations discussed above.

In addition to the Retirement Income Plan discussed above, certain companies participate in the Supplemental Retirement Plan of Entergy Corporation and Subsidiaries (SRP) and the Post-Retirement Plan of Entergy Corporation and Subsidiaries (PRP). Participation is limited to one of these two plans and is at the invitation of a participating employer. The participant may receive from the appropriate Entergy company a monthly benefit payment not in excess of .025 (under the SRP) or .0333 (under the PRP) times the participant's average base annual salary (as defined in the plans) for a maximum of 120 months. Mr. Harlan, Mr. Hintz, Mr. Packer and Mr. Yelverton have entered into a Supplemental Retirement Plan participation contract, and Mr. Gallaher and Mr. Jackson have entered into Post-Retirement Plan participation contracts. Current estimates indicate that the annual payments to each Named Executive Officer under the above plans would be less than the payments to that officer under the System Executive Retirement Plan discussed below.

System Executive Retirement Plan Table (1)
	Years of Service
Annual Covered Compensation	10	15	20	25	30+
$ 200,000	$ 60,000	$ 90,000	$100,000	$110,000	$120,000
300,000	90,000	135,000	150,000	165,000	180,000
400,000	120,000	180,000	200,000	220,000	240,000
500,000	150,000	225,000	250,000	275,000	300,000
600,000	180,000	270,000	300,000	330,000	360,000
700,000	210,000	315,000	350,000	385,000	420,000
1,000,000	300,000	450,000	500,000	550,000	600,000

(1) Covered pay includes the average of the highest three years of annual base pay and incentive awards earned by the executive during the ten years immediately preceding his retirement. Benefits shown are based on a target replacement ratio of 50% based on the years of service and covered compensation shown. The benefits for 10, 15, and 20 or more years of service at the 45% and 55% replacement levels would decrease (in the case of 45%) or increase (in the case of 55%) by the following percentages: 3.0%, 4.5%, and 5.0%, respectively.

In 1993, Entergy Corporation adopted the System Executive Retirement Plan (SERP). This plan was amended in 1998. Certain of the companies are participating employers in the SERP. The SERP is an unfunded defined benefit plan offered at retirement to certain senior executives, which would currently include all the Named Executive Officers (except for Mr. Childers and Mr. Leonard). Participating executives choose, at retirement, between the retirement benefits paid under provisions of the SERP or those payable under the SRP or PRP discussed above. The plan was amended in 1998 to provide that covered pay is the average of the highest three years annual base pay and incentive awards earned by the executive during the ten years immediately preceding his retirement. Benefits paid under the SERP are calculated by multiplying the covered pay times target pay replacement ratios (45%, 50%, or 55%, dependent on job rating at retirement) that are attained, according to plan design, at 20 years of credited service. The target ratios are increased by 1% for each year of service over 20 years, up to a maximum of 30 years of service. In accordance with the SERP formula, the target ratios are reduced for each year of service below 20 years. The credited years of service under this plan are identical to the years of service for the Named Executive Officers (other than Ms. Conley, Mr. Jackson, Mr. Kansler, Mr. Kenney, Mr. Thompson, Mr. Wilder and Mr. Yelverton) disclosed above in the section entitled "Pension Plan Tables-Retirement Income Plan Table". The credited years of service under the SERP for the above individuals is as follows: Ms. Conley 3; Mr. Jackson 29; Mr. Kansler 14; Mr. Kenney 12; Mr. Thompson 21; Mr. Wilder 4; and Mr. Yelverton 33.

The amended plan provides that a single employee receives a lifetime annuity and a married employee receives the reduced benefit with a 50% surviving spouse annuity. Other actuarially equivalent options are available to each retiree. SERP benefits are offset by any and all defined benefit plan payments from Entergy. SERP benefits are not subject to Social Security offsets.

Eligibility for and receipt of benefits under any of the executive plans described above are contingent upon several factors. The participant must agree, without the specific consent of the Entergy company for which such participant was last employed, not to take employment after retirement with any entity that is in competition with, or similar in nature to, any Entergy company. Eligibility for benefits is forfeitable for various reasons, including violation of an agreement with a participating employer, certain resignations of employment, or certain terminations of employment without company permission.

Compensation of Directors

Directors who are Entergy officers do not receive any fee for service as a director. Each non-employee director receives a fee of $1,500 for attendance at Board meetings, $1,000 for attendance at committee meetings scheduled in conjunction with Board meetings and $2,000 for attendance at committee meetings not scheduled in conjunction with a Board meeting. If a director attends a meeting of a committee on which that director does not serve as a member, he or she receives one-half of the fee of an attending member. Directors also receive $1,000 for participation in any inspection trip or conference not held in conjunction with a Board or committee meeting. In addition, the committee chairpersons of the Audit Committee and Nuclear Committee are paid an additional $10,000 annually and the committee chairpersons of the Personnel Committee, Corporate Governance Committee and Finance Committee are paid an additional $5,000 annually. Directors receive only one-half the fees set forth above for telephone attendance at Board or committee meetings. All non-employee directors receive on a quarterly basis 150 shares of Common Stock and one-half the value of the 150 shares in cash. In 2002, Mr. Luft was paid $200,000 plus 47,000 stock options (granted at market price) to serve as Chairman of the Board. The non-employee Directors have the opportunity to receive annually an executive physical examination either from their local physician or at the Mayo Clinic's Jacksonville, Florida location. The Corporation will pay the cost of the physical examination, and, if at Mayo, travel and living expenses. Non-employee Directors are reimbursed for all normal travel and expenses associated with attending Board and committee meetings as well as inspection trips and conferences associated with their Board duties.

All non-employee directors are credited with 800 "phantom" shares of Common Stock for each year of service on the Board. The "phantom" shares vest after five years of service on the Board and are credited to a specific account for each director that is maintained solely for accounting purposes. After separation from Board service, these directors receive an amount in cash equal to the value of their accumulated "phantom" shares. Payments are made in at least five but no more than 15 annual payments. Each "phantom" share is assigned a value on its payment date equal to the value of a share of Common Stock on that date. Dividends are earned on each "phantom" share from the date of original crediting.

Doris Krick and Joan Dobrzynski are directors at one or more of the Entergy subsidiaries. Entergy pays an external company a fee to perform various corporate functions for the subsidiaries at which Ms. Krick or Ms. Dobrzynski serve as directors. Ms. Krick and Ms. Dobrzynski are salaried employees of this external company. Apart from their salaries, Ms. Krick and Ms. Dobrzynski are not compensated separately for their service on the boards of the subject Entergy subsidiaries. The remaining Entergy companies currently have no non-employee directors, and none of their current directors are compensated for their responsibilities as directors.

Retired non-employee directors of Entergy Arkansas, Entergy Louisiana, Entergy Mississippi, and Entergy New Orleans with a minimum of five years of service on the respective Boards of Directors are paid $200 a month for a term of years corresponding to the number of years of active service as directors. Retired non-employee directors with over ten years of service receive a lifetime benefit of $200 a month. Years of service as an advisory director are included in calculating this benefit. System Energy has no retired non-employee directors.

Retired non-employee directors of Entergy Gulf States receive retirement benefits under a plan in which all directors who served continuously for a period of years will receive a percentage of their retainer fee in effect at the time of their retirement for life. The retirement benefit is 30 percent of the retainer fee for service of not less than five nor more than nine years, 40 percent for service of not less than ten nor more than fourteen years, and 50 percent for fifteen or more years of service. Benefits are reduced for those directors who retired prior to the retirement age. The plan also provides disability retirement and optional hospital and medical coverage if the director has served at least five years prior to the disability. The retired director pays one-third of the premium for such optional hospital and medical coverage and Entergy Gulf States pays the remaining two-thirds. Years of service as an advisory director are included in calculating this benefit.

Before Entergy Gulf States, Inc. became a subsidiary of Entergy, it established a deferred compensation plan for its officers and non-employee directors. A director could defer a maximum of 100% of his salary, and an officer could defer up to a maximum of 50% of his salary. Both Dr. Murrill, as an officer, and Mr. Steinhagen, as a director, deferred their salaries. The directors' right to receive this deferred compensation is an unsecured obligation of the Corporation, which accrues simple interest compounded annually at the rate set by Entergy Gulf States, Inc. in 1985. In addition to payments received prior to 1997, on January 1, 2000, Dr. Murrill began to receive his deferred compensation plus interest in equal installments annually for 15 years. Beginning on the January 1 after Mr. Steinhagen turns 70, he will receive his deferred compensation plus interest in equal installments annually for 10 years.

On certain occasions, the Corporation provides personal transportation services for the benefit of non-employee directors. During 2002, the value of such transportation services provided by Entergy Corporation to all directors was approximately $15,228.

Executive Retention and Employment Agreements and Change-in-Control Arrangements

Upon completion of a transaction resulting in a change-in-control of Entergy (a "Merger"), benefits already accrued under Entergy's System Executive Retirement Plan, Post-Retirement Plan, Supplemental Retirement Plan and Pension Equalization Plan will become fully vested if the participant is involuntarily terminated without "cause" or terminates employment for "good reason" (as such terms are defined in such plans).

Retention Agreement with Mr. Leonard - The retention agreement with Mr. Leonard provides that upon a termination of employment while a Merger is pending (a) by Entergy without "cause" or by Mr. Leonard for "good reason", as such terms are defined in the agreement, other than a termination of employment described in the next paragraph, or (b) by reason of Mr. Leonard's death or disability:

  Entergy will pay to him a lump sum cash severance payment equal to three times (in limited circumstances, five times) the sum of Mr. Leonard's base salary and target annual incentive award;

  Entergy will pay to him a pro rata annual incentive award, based on an assumed maximum annual achievement of applicable performance goals;

  his supplemental retirement benefit will fully vest, will be determined as if he had remained employed with Entergy until the attainment of age 55, and will commence upon his attainment of age 55;

  he will be entitled to immediate payment of performance awards, based upon an assumed target achievement of applicable performance goals;

  all of his stock options will become fully vested and will remain outstanding for their full ten-year term; and

  Entergy will pay to him a "gross-up" payment in respect of any excise taxes he might incur.

If Mr. Leonard's employment is terminated by Entergy for "cause" at any time, or by Mr. Leonard without "good reason" and without Entergy's permission prior to his attainment of age 55, Mr. Leonard will forfeit his supplemental retirement benefit. If Mr. Leonard's employment is terminated by Mr. Leonard without "good reason" with Entergy's permission prior to his attainment of age 55, Mr. Leonard will be entitled to a supplemental retirement benefit, reduced by 6.5% for each year that the termination date precedes his attainment of age 55, payable commencing upon Mr. Leonard's attainment of age 62. If Mr. Leonard's employment is terminated by Mr. Leonard without "good reason" following his attainment of age 55, Mr. Leonard will be entitled to his full supplemental retirement benefit. The amounts payable under the agreement will be funded in a rabbi trust.

Retention Agreement with Mr. Denault - The retention agreement with Mr. Denault provides that if he resigns his employment for good reason due to a change of control, he is immediately vested in his accrued benefits under the System Executive Retirement Plan, and he is entitled to a lump-sum parachute payment equal to the lower of: (i) 2.99 times his average five-year (or period of actual employment if less than five years) base salary and annual incentive pay or (ii) 2.99 times his "base amount," which is equal to the maximum amount that can be paid without the payment becoming subject to the excise tax within the meaning of Section 280G(b)(1) of the Internal Revenue Code.

Employment Agreement with Mr. Gallaher - The employment agreement between Mr. Gallaher and his Entergy employer supercedes all prior agreements with Entergy and provides as follows:

  Upon retirement on his scheduled retirement date under the agreement, and in addition to the normal post-retirement benefits for which he is eligible, Entergy will pay to Mr. Gallaher a severance payment equal to his gross annual salary plus one week's pay for every year of continuous Entergy service, which amount shall not exceed twice his gross annual compensation ("Severance Benefit"), in exchange for a release of claims in favor of Entergy. The severance benefit shall be payable, at the election of Mr. Gallaher, as either a lump sum cash payment or in biweekly installments. He shall also be entitled to benefits under Entergy's Post Retirement Plan or System Executive Retirement Plan in accordance with the terms of such plans. Entergy will reimburse Mr. Gallaher for the household moving expenses associated with the move, prior to September 30, 2004, of his primary residence to another location in the Continental United States under the terms of Entergy's relocation policy.

  If Mr. Gallaher resigns, is terminated for cause (as defined in the agreement), dies, or becomes disabled prior to his scheduled retirement date, the additional benefits granted under the Agreement shall not be paid by the Company.

  If Entergy terminates Mr. Gallaher without cause (as defined in the agreement), then he shall be entitled to his annual unpaid base salary through his scheduled final employment date (the day preceding his retirement date) and the Severance Benefit. However, if there should occur a Change in Control and Mr. Gallaher should experience a Qualifying Event (as both terms are defined in the Continuity Plan), no amounts shall be payable under the agreement, and any payments otherwise due Mr. Gallaher shall be determined in accordance with the Continuity Plan.

Retention agreement with Mr. Hintz - The retention agreement with Mr. Hintz provides that Mr. Hintz will be paid an initial retention payment of approximately $2.8 million on the date on which a Merger is completed and an additional retention payment of approximately $2.3 million on the second anniversary of the completion of a Merger if he remains employed on each of those dates. The agreement also provides that upon termination of employment while a Merger is pending and for two years after completion (a) by Mr. Hintz for "good reason" or by Entergy without "cause", as such terms are defined in the agreement or (b) by reason of Mr. Hintz's death or disability:

  Entergy will pay to him a lump sum cash severance payment equal to $2.8 million if such termination occurs prior to completion of a Merger or equal to $2.3 million if such termination occurs following completion of a Merger;

  Entergy will pay to him a pro rata annual incentive award, based on an assumed maximum achievement of applicable performance goals, if such termination occurs following completion of a Merger;

  he will be entitled to immediate payment of performance awards based upon an assumed target achievement of applicable performance goals, if such termination occurs prior to completion of a Merger, or based upon an assumed maximum achievement of applicable performance goals, if such termination occurs following completion of a Merger;

  all of his stock options will become fully vested and will remain outstanding for their full ten-year term;

  he will be entitled to receive a supplemental retirement benefit that, when combined with Mr. Hintz's SERP benefit, equals the benefit he would have earned under the terms of the SERP as in effect immediately prior to March 25, 1998; and

  Entergy will pay to him a "gross-up" payment in respect of any excise taxes he might incur.

Retention Agreement with Mr. Jackson - The retention agreement with Mr. Jackson provides that upon retirement in accordance with the agreement, Mr. Jackson: (a) will be entitled to a subsidized retirement benefit equal to the applicable nonqualified retirement benefit payable to Mr. Jackson without reduction for early retirement ("Subsidized Retirement Benefit"); and (b) may enter into a consulting arrangement with Entergy through March 31, 2005, under terms and conditions set forth in the agreement.

Pursuant to the agreement, should Mr. Jackson experience a Qualifying Event (as defined in the agreement) after the Successor Placement Date (as defined in the agreement) but before March 31, 2003, he shall not be entitled to benefits under the System Executive Continuity Plan but shall instead be entitled to the following:

  a lump sum amount equal to any unpaid base salary that would otherwise have been paid through March 31, 2003;

  the Subsidized Retirement Benefit; and

  all other benefits to which he may be entitled under the terms and conditions of those Entergy plans and programs in which he participates in accordance with the agreement.

Additionally, Mr. Jackson is entitled to certain benefits, as described in the agreement, in the event of a change in control (as defined in the System Executive Continuity Plan) after which Entergy or its successor company fails to honor Mr. Jackson's consulting arrangement.

Retirement Agreement with Mr. Thompson - The retirement agreement with Mr. Thompson provides that following his retirement, and if certain conditions are met, Mr. Thompson will provide consulting services to the Company for a 2-year period for an annual cash consulting fee equal to the highest annual base salary paid to him by the company prior to retirement. The agreement also provides that following Mr. Thompson's retirement, the Company will supplement the nonqualified retirement benefit he elects to receive under either the System Executive Retirement Plan or the Pension Equalization Plan so that the total benefit he receives is equal to the benefit he would have received under the applicable plan without application of a discount rate for early retirement.

Following the date on which a successor assumes Mr. Thompson's title or is assigned to all or part of the duties and functions of Mr. Thompson's title, but prior to Mr. Thompson's retirement, if, during a period of time beginning 90 days prior to a change in control and ending 24 months following a change in control, Mr. Thompson terminates his employment for good reason or Entergy or a surviving entity terminates his employment other than for cause, then Mr. Thompson is entitled to:

  An immediate lump sum cash payment equal to his remaining unpaid base salary had he remained employed until retirement;

  The supplemented nonqualified retirement benefit elected under either the System Executive Retirement Plan or the Pension Equalization Plan;

  Performance awards with respect to any performance period that includes his date of termination based on an assumed target level of achievement and as if Mr. Thompson satisfied any remaining performance requirements; and

  Immediate vesting of all outstanding stock option grants.

Retention Agreement with Mr. Wilder - The retention agreement with Mr. Wilder provides that if Mr. Wilder terminates his employment without "good reason" and prior to a termination for "cause," as those terms are defined in his agreement, Entergy will pay to him a lump sum cash severance payment equal to three times the sum of his base salary and target annual award and a "gross-up" payment in respect of any excise taxes he might incur.

The agreement also provides that, as a substitute for the above entitlement, upon termination of employment (a) by Mr. Wilder for "good reason" or by Entergy without "cause", as such terms are defined in the agreement, in each case prior to the termination of a Merger or prior to the second anniversary of the completion of a Merger, (b) by reason of Mr. Wilder's death or disability while a Merger is pending and for two years after completion of a Merger or (c) for any reason following the second anniversary of a Merger:

  Mr. Wilder will be entitled to a lump sum cash severance payment equal to four times (in limited circumstances, three times) the sum of the his base salary and maximum annual incentive award;

  Mr. Wilder will be entitled to a pro rata annual incentive award, based on an assumed maximum achievement of applicable performance goals;

  except in the case of a termination by reason of death or disability, he will continue to be employed as a Special Project Coordinator at an annual base salary of $200,000, and will continue to participate in all of Entergy's benefit plans, until the earliest of (a) his attainment of age 55 (at which time he will be deemed eligible to retire under Entergy's plans then in effect), (b) his employment with a company listed in the Fortune Global 500 Index or (c) his employment with any company that has a conflict of interest policy that would prohibit his continued employment with Entergy;

  Entergy will credit him with 15 additional years of service under Entergy's supplemental retirement plan and he may elect to receive either (a) approximately $1.9 million in a cash lump sum in full settlement of all nonqualified retirement benefits or (b) the benefit that he would have earned under the terms of the SERP applicable to individuals who became participants on or after March 25, 1998 (which amount he may elect to receive upon completion of a Merger);

  he will be entitled to immediate vesting of performance awards, based upon an assumed maximum achievement of applicable performance goals;

  all of his stock options will become fully vested and will remain outstanding for their full ten-year term; and

  he will be entitled to a "gross-up" payment in respect of any excise taxes he might incur.

If Mr. Wilder terminates employment without good reason and other than on account of death or disability, on or after the completion of a Merger and before the second anniversary of the completion of a Merger:

  Mr. Wilder is entitled to a lump sum cash severance payment equal to three times the sum of his base salary and target annual incentive award;

  Mr. Wilder is entitled to a pro rata annual incentive award, based on an assumed maximum achievement of applicable performance goals;

  he will continue to be employed as a Special Project Coordinator at an annual base salary of $200,000, and will continue to participate in all of Entergy's benefit plans, until the earliest of (a) his attainment of age 55 (at which time he will be deemed eligible to retire under Entergy's plans then in effect), (b) his employment with a company listed in the Fortune Global 500 Index or (c) his employment with any company that has a conflict of interest policy that would prohibit his continued employment with Entergy;

  Entergy will credit him with 15 additional years of service under Entergy's supplemental retirement plan and he may elect either (a) approximately $1.9 million in a cash lump sum in full settlement of all nonqualified retirement benefits or (b) the benefit that he would have earned under the terms of the SERP applicable to individuals who became participants on or after March 25, 1998 (which amount he may elect to receive upon completion of a Merger);

  he will be entitled to immediate vesting of performance awards, based upon an assumed target achievement of applicable performance goals;

  all of his stock options will become fully vested and will remain outstanding for their full ten-year term; and

  he will be entitled to a "gross-up" payment in respect of any excise taxes he might incur.

Retention Agreement with Mr. Yelverton - The retention agreement with Mr. Yelverton provides that he will be paid cash retention payments of $680,000 on each of the first three anniversaries of the completion of a Merger if he remains employed on each of those dates. The agreement also provides that upon termination of employment while a Merger is pending and for three years after completion (a) by Mr. Yelverton for "good reason" or by Entergy without "cause", as such terms are defined in the agreement or (b) by reason of Mr. Yelverton's death or disability:

  Entergy will pay him a lump sum cash severance payment equal to the remaining unpaid portion of the cash retention payments;

  he will be entitled to immediate payment of performance awards, based upon an assumed target achievement of applicable performance goals;

  all of his stock options will become fully vested and will remain outstanding for their full ten-year term; and

  Entergy will pay to him a "gross-up" payment in respect of any excise taxes he might incur.

System Executive Continuity Plan - Mr. Childers, Ms. Conley, Mr. Domino, Mr. Harlan, Mr. Henderson, Mr. Kansler, Mr. Kenney, Mr. McDonald, Mr. McNeal, Mr. Neikirk Mr. Packer, Mr. Reagan, Mr. Roberts, Ms. Shanks, and Mr. Thompson are participants in Entergy's System Executive Continuity Plan, which provides severance pay and benefits under specified circumstances following a change in control. In the event a participant's employment is involuntarily terminated without cause or if a participant terminates for good reason during the change in control period, the participant will be entitled to:

  a cash severance payment equal to 1-3 times (depending on the participant's System Management Level) base annual salary and target award payable over a continuation period of 1-3 years (depending on the participant's System Management Level);

  continued medical and dental insurance coverage for the continuation period (subject to offset for any similar coverage provided by the participant's new employer);

  immediate vesting of performance awards, based upon an assumed achievement of applicable performance targets; and

  payment of a "gross-up" payment in respect of any excise taxes the participant might incur.

Participants in the Continuity Plan are subject to post-employment restrictive covenants, including noncompetition provisions, which run for two years for executive officers, but extend to three years if permissible under applicable law.

Item 6. Part III (b) - Security Ownership of Certain Beneficial Owners and Management

The directors, the Named Executive Officers, and the directors and officers as a group of Entergy Corporation, Entergy Arkansas, Inc., Entergy Gulf States, Inc., Entergy Louisiana, Inc., Entergy Mississippi, Inc., Entergy New Orleans, Inc., System Energy Resources, Inc., Entergy Operations, Inc., Entergy Services, Inc., System Fuels, Inc., GSG&T, Inc., Prudential Oil and Gas LLC, Southern Gulf Railway Company, Varibus LLC, Entergy Enterprises, Inc., Entergy Global Power Operations Corporation, Entergy Global Trading Holdings Ltd., Entergy Holdings Inc., Entergy International Holdings Ltd. LLC, Entergy Nuclear Finance Holding Inc., Entergy Nuclear Holding Company, Entergy Nuclear Holding Company #1, Entergy Nuclear Holding Company #2, Entergy Nuclear Inc., Entergy Operations Services Inc., Entergy Power Inc., Entergy Power Development Corporation, Entergy Power E&C Corporation, Entergy Power Gas Holdings Corporation, Entergy Power Generation Corporation, Entergy Power Holdings USA Corporation, Entergy Procurement Exchange Holding Corporation, Entergy PTB Holding Company, Entergy Resources Inc., Entergy Retail Holding Company, Entergy Technology Holding Company, Entergy Thermal-UNO LLC, Entergy Ventures Holding Company Inc., and EWO Marketing Holding LLC beneficially owned directly and indirectly common stock of Entergy Corporation as indicated:

	Entergy Corporation Common Stock		Entergy Corporation Stock Equivalent Units (e)
	Amount and Nature of
	Beneficial Ownership(a)
	Sole Voting
	and	Other
	Investment	Beneficial
Name	Power	Ownership(d)

Entergy Corporation
Maureen S. Bateman*	1,500	-	1,600
W. Frank Blount*	8,034	-	12,000
George W. Davis*	2,700	-	3,200
Simon D. deBree*	568	-	800
Claiborne P. Deming*	500	-	-
Frank F. Gallaher**	8,519	63,167	66,097
Alexis Herman*	(f)	-	-
Donald C. Hintz**	4,055	549,499	52,192
Jerry D. Jackson**	22,083	181,136	47,374
J. Wayne Leonard***	13,065	916,200	496
Robert v.d. Luft*	23,272	268,998	8,000
Kathleen A. Murphy*	1,500	1,000 (e)	1,600
Paul W. Murrill*	2,740 (d)	-	12,800
James R. Nichols*	10,673	-	12,800
William A. Percy, II*	1,750	-	1,600
Dennis H. Reilley*	600 (d)	-	2,400
Wm. Clifford Smith*	11,335	-	15,200
Bismark A. Steinhagen*	8,224	2,623 (e)	22,400
C. John Wilder**	798	163,524	119,673
All directors and executive officers	137,842	2,591,229	532,251

Entergy Arkansas, Inc.
Donald C Hintz***	4,055	549,499	52,192
Jerry D. Jackson**	22,083	181,136	47,374
J. Wayne Leonard**	13,065	916,200	496
Hugh T. McDonald***	4,122	48,300	6,786
Richard J. Smith*	574	111,201	25,364
C. John Wilder***	798	163,524	119,673
All directors and executive officers	77,397	2,376,306	440,436

	Entergy Corporation Common Stock		Entergy Corporation Stock Equivalent Units (e)
	Amount and Nature of
	Beneficial Ownership(a)
	Sole Voting
	and	Other
	Investment	Beneficial
Name	Power	Ownership(d)

Entergy Gulf States, Inc.
E. Renae Conley***	1,444	63,899	17,100
Joseph F. Domino***	11,889	52,186	11,833
Donald C. Hintz***	4,055	549,499	52,192
Jerry D. Jackson**	22,083	181,136	47,374
J. Wayne Leonard**	13,065	916,200	496
Richard J. Smith*	574	111,201	25,364
C. John Wilder***	798	163,524	119,673
All directors and executive officers	96,542	2,531,339	464,678

Entergy Louisiana, Inc.
E. Renae Conley***	1,444	63,899	17,100
Donald C. Hintz***	4,055	549,499	52,192
Jerry D. Jackson**	22,083	181,136	47,374
J. Wayne Leonard**	13,065	916,200	496
Richard J. Smith*	574	111,201	25,364
C. John Wilder***	798	163,524	119,673
All directors and executive officers	80,682	2,445,020	452,571

Entergy Mississippi, Inc.
Donald C. Hintz***	4,055	549,499	52,192
Jerry D. Jackson**	22,083	181,136	47,374
J. Wayne Leonard**	13,065	916,200	496
Carolyn C. Shanks***	4,371	23,199	3,043
Richard J. Smith*	574	111,201	25,364
C. John Wilder***	798	163,524	119,673
All directors and executive officers	80,522	2,370,341	439,263

Entergy New Orleans, Inc.
Donald C. Hintz***	4,055	549,499	52,192
Jerry D. Jackson**	22,083	181,136	47,374
J. Wayne Leonard**	13,065	916,200	496
Daniel F. Packer***	3,691	23,199	3,884
Richard J. Smith*	574	111,201	25,364
C. John Wilder***	798	163,524	119,673
All directors and executive officers	71,774	2,328,340	437,529

System Energy Resources Inc.
Donald C. Hintz***	4,055	549,499	52,192
Jerry D. Jackson**	22,083	181,136	47,374
J. Wayne Leonard**	13,065	916,200	496
C. John Wilder***	798	163,524	119,673
Jerry W. Yelverton***	9,312	69,634	19,088
All directors and executive officers	65,438	2,025,817	283,099

	Entergy Corporation Common Stock		Entergy Corporation Stock Equivalent Units (e)
	Amount and Nature of
	Beneficial Ownership(a)
	Sole Voting
	and	Other
	Investment	Beneficial
Name	Power	Ownership(d)

Entergy Operations, Inc.
Donald C. Hintz***	4,055	549,499	52,192
Jerry D. Jackson**	22,083	181,136	47,374
J. Wayne Leonard**	13,065	916,200	496
C. John Wilder***	798	163,524	119,673
Jerry W. Yelverton***	9,312	69,634	19,088
All directors and executive officers	104,684	2,311,029	313,165

Entergy Services, Inc.
Donald C. Hintz***	4,055	549,499	52,192
Jerry D. Jackson**	22,083	181,136	47,374
J. Wayne Leonard**	13,065	916,200	496
Richard J. Smith*	574	111,201	25,364
C. John Wilder***	798	163,524	119,673
Jerry W. Yelverton**	9,312	69,634	19,088
All directors and executive officers	169,105	3,209,923	556,893

System Fuels, Inc.
Donald C. Hintz***	4,055	549,499	52,192
Jerry D. Jackson**	22,083	181,136	47,374
James F. Kenney***	4,303	32,749	17,634
J. Wayne Leonard**	13,065	916,200	496
C. John Wilder***	798	163,524	119,673
All directors and executive officers	59,272	2,077,991	356,981

GSG&T, Inc.
Donald C. Hintz***	4,055	549,499	52,192
Jerry D. Jackson**	22,083	181,136	47,374
James F. Kenney***	4,303	32,749	17,634
J. Wayne Leonard**	13,065	916,200	496
C. John Wilder***	798	163,524	119,673
All directors and executive officers	59,272	2,077,991	356,981

Prudential Oil and Gas, LLC
Donald C. Hintz**	4,055	549,499	52,192
Jerry D. Jackson**	22,083	181,136	47,374
James F. Kenney**	4,303	32,749	17,634
J. Wayne Leonard**	13,065	916,200	496
C. John Wilder**	798	163,524	119,673
All directors and executive officers	59,272	2,077,991	356,981

Southern Gulf Railway Company
Donald C. Hintz***	4,055	549,499	52,192
Jerry D. Jackson**	22,083	181,136	47,374
James F. Kenney***	4,303	32,749	17,634
J. Wayne Leonard**	13,065	916,200	496
C. John Wilder***	798	163,524	119,673
All directors and executive officers	59,272	2,077,991	356,981

	Entergy Corporation Common Stock		Entergy Corporation Stock Equivalent Units (e)
	Amount and Nature of
	Beneficial Ownership(a)
	Sole Voting
	and	Other
	Investment	Beneficial
Name	Power	Ownership(d)

Varibus LLC
Donald C. Hintz**	4,055	549,499	52,192
Jerry D. Jackson**	22,083	181,136	47,374
James F. Kenney**	4,303	32,749	17,634
J. Wayne Leonard**	13,065	916,200	496
C. John Wilder**	798	163,524	119,673
All directors and executive officers	51,516	2,018,390	327,065

Entergy Enterprises, Inc.
Donald C. Hintz***	4,055	549,499	52,192
J. Wayne Leonard**	13,065	916,200	496
Geoffrey D. Roberts***	1,349	103,166	17,449
Michael G. Thompson**	2,917	102,759	84,065
C. John Wilder***	798	163,524	119,673
All directors and executive officers	34,939	2,090,459	340,949

Entergy Global Power Operations Corporation
Donald C. Hintz**	4,055	549,499	52,192
J. Wayne Leonard**	13,065	916,200	496
Geoffrey D. Roberts***	1,349	103,166	17,449
Michael G. Thompson***	2,917	102,759	84,065
C. John Wilder***	798	163,524	119,673
All directors and executive officers	32,367	2,007,629	334,496

Entergy Global Trading Holdings Ltd.
Michael P. Childers***	378	46,998	24,218
Leo P. Denault*	563	43,699	4,635
Donald C. Hintz**	4,055	549,499	52,192
J. Wayne Leonard**	13,065	916,200	496
Steven C. McNeal*	3,732	28,824	996
Michael G. Thompson**	2,917	102,759	84,065
C. John Wilder**	798	163,524	119,673
All directors and executive officers	33,613	1,936,703	304,017

Entergy Holdings, Inc.
Joseph T. Henderson**	307	32,100	16,809
Donald C. Hintz***	4,055	549,499	52,192
J. Wayne Leonard**	13,065	916,200	496
Michael G. Thompson***	2,917	102,759	84,065
C. John Wilder***	798	163,524	119,673
All directors and executive officers	35,379	1,892,165	296,753

Entergy International Holdings Ltd. LLC
Joseph T. Henderson**	307	32,100	16,809
Donald C. Hintz**	4,055	549,499	52,192
J. Wayne Leonard**	13,065	916,200	496
Michael G. Thompson**	2,917	102,759	84,065
C. John Wilder**	798	163,524	119,673
All directors and executive officers	32,886	1,864,106	291,973

	Entergy Corporation Common Stock		Entergy Corporation Stock Equivalent Units (e)
	Amount and Nature of
	Beneficial Ownership(a)
	Sole Voting
	and	Other
	Investment	Beneficial
Name	Power	Ownership(d)

Entergy Nuclear Finance Holding Inc.
Douglas Castleberry*	3,063	4,000	-
Donald C. Hintz**	4,055	549,499	52,192
J. Wayne Leonard**	13,065	916,200	496
O.H. Storey, III*	517	20,166	117
Michael G. Thompson**	2,917	102,759	84,065
C. John Wilder**	798	163,524	119,673
Jerry W. Yelverton***	9,312	69,634	19,088
All directors and executive officers	37,459	1,854,606	276,627

Entergy Nuclear Holding Company
Donald C. Hintz***	4,055	549,499	52,192
J. Wayne Leonard**	13,065	916,200	496
Michael G. Thompson**	2,917	102,759	84,065
C. John Wilder***	798	163,524	119,673
Jerry W. Yelverton***	9,312	69,634	19,088
All directors and executive officers	41,891	1,901,640	294,252

Entergy Nuclear Holding Company #1
Joan L. Dobrzynski*	-	-	-
Donald C. Hintz***	4,055	549,499	52,192
J. Wayne Leonard**	13,065	916,200	496
Michael G. Thompson**	2,917	102,759	84,065
C. John Wilder***	798	163,524	119,673
Jerry W. Yelverton***	9,312	69,634	19,088
All directors and executive officers	42,198	1,933,740	311,061

Entergy Nuclear Holding Company #2
David C. Harlan*	6,041	34,833	14,820
Curtis L. Hebert, Jr.*	-	59,000	4,253
Donald C. Hintz**	4,055	549,499	52,192
Michael R. Kansler**	1,277	49,866	4,787
J. Wayne Leonard***	13,065	916,200	496
C. John Wilder**	798	163,524	119,673
Jerry W. Yelverton**	9,312	69,634	19,088
All directors and executive officers	35,144	1,846,656	215,309

Entergy Nuclear, Inc.
Donald C. Hintz***	4,055	549,499	52,192
J. Wayne Leonard**	13,065	916,200	496
Michael G. Thompson**	2,917	102,759	84,065
C. John Wilder***	798	163,524	119,673
Jerry W. Yelverton***	9,312	69,634	19,088
All directors and executive officers	46,762	2,050,987	315,513

Entergy Operations Services, Inc.
Frank F. Gallaher***	8,519	63,167	66,097
Donald C. Hintz***	4,055	549,499	52,192
J. Wayne Leonard**	13,065	916,200	496
Michael G. Thompson**	2,917	102,759	84,065
C. John Wilder***	798	163,524	119,673
All directors and executive officers	48,327	1,944,939	358,080

	Entergy Corporation Common Stock		Entergy Corporation Stock Equivalent Units (e)
	Amount and Nature of
	Beneficial Ownership(a)
	Sole Voting
	and	Other
	Investment	Beneficial
Name	Power	Ownership(d)

Entergy Power Inc.
Donald C. Hintz**	4,055	549,499	52,192
J. Wayne Leonard**	13,065	916,200	496
Geoffrey D. Roberts***	1,349	103,166	17,449
Michael G. Thompson***	2,917	102,759	84,065
C. John Wilder***	798	163,524	119,673
All directors and executive officers	32,955	1,996,629	310,394

Entergy Power Development Corporation
Donald C. Hintz**	4,055	549,499	52,192
J. Wayne Leonard**	13,065	916,200	496
Michael G. Thompson**	2,917	102,759	84,065
C. John Wilder**	798	163,524	119,673
Jerry W. Yelverton***	9,312	69,634	19,088
All directors and executive officers	37,953	1,844,140	285,239

Entergy Power E & C Corporation
Donald C. Hintz**	4,055	549,499	52,192
Doris J. Krick*	-	-	-
J. Wayne Leonard**	13,065	916,200	496
Steven C. McNeal***	3,732	28,824	996
Geoffrey D. Roberts**	1,349	103,166	17,449
James W. Snider*	-	3,334	-
C. John Wilder**	798	163,524	119,673
All directors and executive officers	27,073	1,778,247	199,535

Entergy Power Gas Holdings Corp.
Donald C. Hintz**	4,055	549,499	52,192
Doris J. Krick*	-	-	-
J. Wayne Leonard**	13,065	916,200	496
Steven C. McNeal***	3,732	28,824	996
Geoffrey D. Roberts**	1,349	103,166	17,449
James W. Snider*	-	3,334	-
C. John Wilder**	798	163,524	119,673
All directors and executive officers	27,073	1,778,247	199,535

Entergy Power Generation Corporation
Douglas Castleberry*	3,063	4,000	-
Michael P. Childers***	378	46,998	24,218
Donald C. Hintz**	4,055	549,499	52,192
J. Wayne Leonard**	13,065	916,200	496
O. H. Storey, III*	517	20,166	117
Michael G. Thompson**	2,917	102,759	84,065
C. John Wilder**	798	163,524	119,673
All directors and executive officers	36,537	1,903,170	299,499

	Entergy Corporation Common Stock		Entergy Corporation Stock Equivalent Units (e)
	Amount and Nature of
	Beneficial Ownership(a)
	Sole Voting
	and	Other
	Investment	Beneficial
Name	Power	Ownership(d)

Entergy Power Holdings USA Corp.
Donald M. Black*	93	14,000	-
Michael P. Childers***	378	46,998	24,218
Leo P. Denault*	563	43,699	4,635
Donald C. Hintz**	4,055	549,499	52,192
J. Wayne Leonard**	13,065	916,200	496
Geoffrey D. Roberts**	1,349	103,166	17,449
C. John Wilder**	798	163,524	119,673
All directors and executive officers	32,869	1,989,376	254,327

Entergy Procurement Exchange Holding Corporation
Joan Dobrzynski*	-	-	-
Joseph T. Henderson*	307	32,100	16,809
Donald C. Hintz**	4,055	549,499	52,192
Jerry D. Jackson**	22,083	181,136	47,374
J. Wayne Leonard**	13,065	916,200	496
James M. Neikirk**	656	23,366	4,608
C. John Wilder***	798	163,524	119,673
All directors and executive officers	44,696	1,894,649	242,148

Entergy PTB Holding Co.
Joan Dobrzynski*	-	-	-
Donald C. Hintz***	4,055	549,499	52,192
J. Wayne Leonard**	13,065	916,200	496
Tom D. Reagan***	4,805	18,233	39
O.H. Storey, III*	517	20,166	117
C. John Wilder***	798	163,524	119,673
Jerry W. Yelverton***	9,312	69,634	19,088
All directors and executive officers	47,213	1,940,039	294,408

Entergy Resources Inc.
Michael P. Childers***	378	46,998	24,218
Donald C. Hintz***	4,055	549,499	52,192
J. Wayne Leonard**	13,065	916,200	496
Geoffrey D. Roberts**	1,349	103,166	17,449
C. John Wilder***	798	163,524	119,673
All directors and executive officers	31,587	1,984,901	329,679

Entergy Retail Holding Company
Joan Dobrzynski*	-	-	-
Donald C. Hintz***	4,055	549,499	52,192
J. Wayne Leonard**	13,065	916,200	496
Tom D. Reagan***	4,805	18,233	39
O. H. Storey, III*	517	20,166	117
C. John Wilder***	798	163,524	119,673
Jerry W. Yelverton***	9,312	69,634	19,088
All directors and executive officers	47,213	1,940,039	294,408

	Entergy Corporation Common Stock		Entergy Corporation Stock Equivalent Units (e)
	Amount and Nature of
	Beneficial Ownership(a)
	Sole Voting
	and	Other
	Investment	Beneficial
Name	Power	Ownership(d)

Entergy Technology Holding Company
Joseph T. Henderson**	307	32,100	16,809
Donald C. Hintz***	4,055	549,499	52,192
J. Wayne Leonard**	13,065	916,200	496
Michael G. Thompson**	2,917	102,759	84,065
C. John Wilder***	798	163,524	119,673
All directors and executive officers	35,949	1,868,106	291,973

Entergy Thermal-UNO LLC
John E. Carlson*	262	1,866	-
Douglas Castleberry*	3,063	4,000	-
Donald C. Hintz**	4,055	549,499	52,192
J. Wayne Leonard**	13,065	916,200	496
Tom D. Reagan***	4,805	18,233	39
Michael G. Thompson**	2,917	102,759	84,065
C. John Wilder**	798	163,524	119,673
All directors and executive officers	41,016	1,888,205	292,012

Entergy Ventures Holding Company, Inc.
Joan Dobrzynski*	-	-	-
David C. Harlan***	6,041	34,833	14,820
Donald C. Hintz**	4,055	549,499	52,192
J. Wayne Leonard**	13,065	916,200	496
Michael G. Thompson**	2,917	102,759	84,065
C. John Wilder***	798	163,524	119,673
All directors and executive officers	38,927	1,898,939	306,793

EWO Marketing Holding LLC
Leo P. Denault**	563	43,699	4,635
Donald C. Hintz**	4,055	549,499	52,192
J. Wayne Leonard**	13,065	916,200	496
Michael G. Thompson**	2,917	102,759	84,065
C. John Wilder**	798	163,524	119,673
All directors and executive officers	26,188	1,811,371	262,057

* Director of the respective Company

** Named Executive Officer of the respective Company

*** Director and Named Executive Officer of the respective Company

  Based on information furnished by the respective individuals. Except as noted, each individual has sole voting and investment power. The number of shares of Entergy Corporation common stock owned by each individual and by all directors and executive officers as a group does not exceed one percent of the outstanding Entergy Corporation common stock.

  Other Beneficial Ownership includes, for the Named Executive Officers, shares of Entergy Corporation common stock that may be acquired within 60 days after December 31, 2002, in the form of unexercised stock options awarded pursuant to the Equity Ownership Plan.

  Represents the balances of stock equivalent units each executive holds under the Executive Annual Incentive Plan Deferral Program, Defined Contribution Restoration Plan, and the Executive Deferred Compensation Plan. These units will be paid out in a combination of Entergy Corporation Common Stock and cash based on the value of Entergy Corporation Common Stock on the date of payout. The deferral period is determined by the individual and is at least two years from the award of the bonus. For directors of Entergy Corporation the stock equivalent units are part of the Service Award for Directors. All non-employee directors are credited with 800 units for each year of service on the Board.

  Dr. Murrill and Mr. Reilley have deferred receipt of an additional 4,500 shares and 1,500 shares, respectively.

  Includes 1,000 shares in which Ms. Murphy has joint ownership and 2,623 shares for Mr. Steinhagen that are in his wife's name.

  Ms. Herman is a nominee and does not own any shares of Entergy stock.

Item 6. Part III (c) - Contracts and Transactions with System Companies

During 2002, T. Baker Smith & Son, Inc. performed land-surveying services for, and received payments of approximately $287,000 from Entergy companies. Mr. Wm. Clifford Smith, a director of Entergy Corporation, is Chairman of the Board of T. Baker Smith & Son, Inc. Mr. Smith's children own 100% of the voting stock of T. Baker Smith & Son, Inc.

ITEM 6. Part III (d) - Indebtedness to System Companies

Gerritt L. Ewing, Jr., a Vice President of Entergy Global Trading Holdings Ltd. and Entergy Power Holdings USA Corporation, currently owes the company an amount up to $123,097 in relation to tax equalization payments made as a result of his service for Entergy in the UK for the years 2000 and 2001. A zero interest rate is being charged. The settlement of the matter is under discussion by the parties.

ITEM 6. Part III (e) - Participation in Bonus and Sharing Arrangements and Other Benefits

See Item 6. Part III (a).

ITEM 6. Part III (f) - Rights to Indemnity

The Certificate of Incorporation of Entergy provides that the corporation shall indemnify its directors and officers to the fullest extent permitted by the General Corporation Law of Delaware, as amended from time to time.

The Certificate of Incorporation also provides that Entergy may maintain insurance to protect its officers and directors against such expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

ITEM 7. CONTRIBUTIONS AND PUBLIC RELATIONS

(1)* CALENDAR YEAR 2002
Name of Company	Name or Number of Beneficiaries	Purpose(s)	Account(s) Charged	Amount

ENTERGY
CORPORATION	Democratic National Committee	Building Fund	Donations	$ 65,250

	Republican National Committee	Building Fund	Donations	70,000

		Total		$135,250

* Several of the System Companies have established separate segregated funds known as political action committees, established pursuant to the Federal Election Campaign Act, in soliciting employee participation in Federal, state and local elections.

(2) CALENDAR YEAR 2002
Name of Company	Name or Number of Beneficiaries	Purpose(s)	Account(s) Charged	Amount

ENTERGY
CORPORATION	Chambers of Commerce	Civic Activity	Donations	$50,000

	New York League of Conservation Voters	Civic Activity	Donations	10,000

	Four Other Items	Civic Activity, Education, Community Welfare	Donations	3,050

		Total		$63,050

ENTERGY
ARKANSAS	Chambers of Commerce	Civic Activity	Donations	$249,025

	Fifty for the Future	Civic Activity	Donations	10,000

	NAACP	Civic Activity	Donations	14,500

	Six Other Items	Civic Activity	Donations	8,500

		Total		$282,025

(2) CALENDAR YEAR 2002
Name of Company	Name or Number of Beneficiaries	Purpose(s)	Account(s) Charged	Amount

ENTERGY
GULF STATES	Chambers of Commerce	Civic Activity	Donations	$14,000

		Total		$14,000

ENTERGY
LOUISIANA	Chambers of Commerce	Civic Activity	Donations	$21,803

	Public Affairs Research Council of Louisiana	Civic Activity	Donations	33,333

	NAACP	Civic Activity	Donations	15,000

	Six Other Items	Civic Activity	Donations	8,250

		Total		$78,386

ENTERGY
MISSISSIPPI	Chambers of Commerce	Civic Activity	Donations	$147,180

	NAACP	Civic Activity	Donations	20,100

	Business Institute for Political Analysis	Civic Activity	Donations	10,000

	Business and Industry Political Education Committee	Civic Activity	Donations	10,000

	Congressional Black Caucus	Civic Activity	Donations	5,000

	Six Other Items	Civic Activity	Donations	9,500

		Total		$201,780

ENTERGY
NEW ORLEANS	Chambers of Commerce	Civic Activity	Donations	$140,319

	American Association of Blacks in Energy	Civic Activity	Donations	20,000

	Committee for a Better New Orleans	Civic Activity	Donations	12,500

	NAACP	Civic Activity	Donations	10,000

		Total		$182,819

ITEM 8. SERVICE, SALES AND CONSTRUCTION CONTRACTS
(Part I)
Transaction	Serving Company	Receiving Company	Compensation	Date of Contract	In Effect 12/31/2002 (Yes/No)

Fuel Purchases	System Fuels	Entergy Arkansas	$2,493,240	1/12/73	Yes

Fuel Purchases	System Fuels	Entergy Louisiana	$3,862,592	1/12/73	Yes

Fuel Purchases	System Fuels	Entergy Mississippi	$4,009,422	1/12/73	Yes

Fuel Purchases	System Fuels	Entergy New Orleans	$532,609	1/12/73	Yes

Certain materials & services required for fabrication of Nuclear Fuel	System Fuels	Entergy Arkansas	$52,734,883	6/15/78	Yes

Certain materials & services required for fabrication of Nuclear Fuel	System Fuels	System Energy	$32,666,608	6/15/78	Yes

Miscellaneous Spare Parts Inventory	Entergy Arkansas	Entergy Gulf States	$667,733	N/A	N/A

Miscellaneous Spare Parts Inventory	Entergy Arkansas	Entergy Louisiana	$7,721,294	N/A	N/A

Miscellaneous Spare Parts Inventory	Entergy Arkansas	Entergy Mississippi	$4,761,066	N/A	N/A

Miscellaneous Spare Parts Inventory	Entergy Arkansas	Entergy New Orleans	$26,175	N/A	N/A

Miscellaneous Spare Parts Inventory	Entergy Gulf States	Entergy Arkansas	$195,257	N/A	N/A

Miscellaneous Spare Parts Inventory	Entergy Gulf States	Entergy Louisiana	$991,020	N/A	N/A

Miscellaneous Spare Parts Inventory	Entergy Gulf States	Entergy Mississippi	$70,210	N/A	N/A

Miscellaneous Spare Parts Inventory	Entergy Gulf States	Entergy New Orleans	$23,741	N/A	N/A

Miscellaneous Spare Parts Inventory	Entergy Louisiana	Entergy Arkansas	$1,397,217	N/A	N/A

Miscellaneous Spare Parts Inventory	Entergy Louisiana	Entergy Gulf States	$23,927,662	N/A	N/A

Miscellaneous Spare Parts Inventory	Entergy Louisiana	Entergy Mississippi	$3,596,223	N/A	N/A

(Part I) Transaction	Serving Company	Receiving Company	Compensation	Date Of Contract	In Effect 12/31/2002 (Yes/No)

Miscellaneous Spare Parts Inventory	Entergy Louisiana	Entergy New Orleans	$10,653,589	N/A	N/A

Miscellaneous Spare Parts Inventory	Entergy Mississippi	Entergy Arkansas	$117,857	N/A	N/A

Miscellaneous Spare Parts Inventory	Entergy Mississippi	Entergy Gulf States	$286,920	N/A	N/A

Miscellaneous Spare Parts Inventory	Entergy Mississippi	Entergy Louisiana	$368,920	N/A	N/A

Miscellaneous Spare Parts Inventory	Entergy Mississippi	Entergy New Orleans	$3,634	N/A	N/A

Miscellaneous Spare Parts Inventory	Entergy New Orleans	Entergy Arkansas	$3,704	N/A	N/A

Miscellaneous Spare Parts Inventory	Entergy New Orleans	Entergy Gulf States	$164,517	N/A	N/A

Miscellaneous Spare Parts Inventory	Entergy New Orleans	Entergy Louisiana	$245,158	N/A	N/A

Miscellaneous Spare Parts Inventory	Entergy New Orleans	Entergy Mississippi	$477	N/A	N/A

Administrative services and other support services	Entergy Solutions Management Services LLC	Entergy Solutions Ltd	$1,405,546	N/A	N/A

Administrative services and other support services	Entergy Solutions Management Services LLC	Entergy Solutions Select Ltd	$2,375,897	N/A	N/A

Energy-related services	Entergy Solutions Supply Ltd	Entergy Solution Ltd	$172,756	N/A	N/A

Energy-related services	Entergy Solutions Supply Ltd	Entergy Solutions Select Ltd	$2,603,158	N/A	N/A

Energy-related services	Entergy-Koch Trading LP	EWO Marketing LP	$843,591	N/A	N/A

(Part I) Transaction	Serving Company	Receiving Company	Compensation	Date Of Contract	In Effect 12/31/2002 (Yes/No)

Administrative services and other support services	Entergy Nuclear Operations, Inc.	TLG Services, Inc.	$1,199,853	N/A	N/A

Administrative services and other support services	Entergy Nuclear, Inc.	TLG Services, Inc.	$784,232	N/A	N/A

Administrative services and other support services	Entergy-Koch LP	EWO Marketing LP	$1,900,315	N/A	N/A

Administrative services and other support services	Entergy-Koch LP	Entergy-Koch Trading LP	$2,966,033	N/A	N/A

Administrative services and other support services	Entergy-Koch LP	Entergy-Koch Trading Ltd (UK)	$142,305	N/A	N/A

O&M related services	Entergy Nuclear, Inc.	Entergy Nuclear Generation Corp.	$1,233,951	N/A	N/A

O&M related services	Entergy Nuclear, Inc.	Entergy Nuclear Vermont Yankee, LLC	$18,758,389	N/A	N/A

O&M related services	Entergy Nuclear Fuels Company	Entergy Nuclear Generation Corp.	$50,608	N/A	N/A

O&M related services	Entergy Nuclear Fuels Company	Entergy Nuclear Vermont Yankee, LLC	$7,220	N/A	N/A

O&M related services	Entergy Nuclear Fuels Company	Entergy Nuclear Indian Point 3 LLC	$50,608	N/A	N/A

O&M related services	Entergy Nuclear Fuels Company	Entergy Nuclear Fitzpatrick LLC	$50,608	N/A	N/A

O&M related services	Entergy Nuclear Fuels Company	Entergy Nuclear Indian Point 2	$50,608	N/A	N/A

O&M related services	Entergy Nuclear Operations, Inc.	Entergy Nuclear, Inc.	$10,562,077	N/A	N/A

O&M related services	Entergy Nuclear Operations, Inc.	Entergy Nuclear Generation Corp.	$90,608,447	N/A	N/A

O&M related services	Entergy Nuclear Operations, Inc.	Entergy Nuclear Indian Point 3 LLC	$105,815,075	N/A	N/A

O&M related services	Entergy Nuclear Operations, Inc.	Entergy Nuclear Fitzpatrick LLC	$108,315,836	N/A	N/A

O&M related services	Entergy Nuclear Operations, Inc.	Entergy Nuclear Indian Point 2 LLC	$111,413,757	N/A	N/A

(Part I)
Transaction	Serving Company	Receiving Company	Compensation	Date of Contract	In Effect 12/31/2002 (Yes/No)

O&M related services	Entergy Nuclear Operations, Inc.	Entergy Nuclear Vermont Yankee LLC	$28,327,484	N/A	N/A

O&M related services	Entergy Operations Services, Inc.	Entergy Shaw LLC	$96,693	N/A	N/A

O&M related services	Entergy Power Operations U.S., Inc.	Warren Power LLC	$1,099,845	N/A	N/A

O&M related services	Entergy Power Operations U.S., Inc.	Entergy Power Ventures LP	$51,476	N/A	N/A

O&M related services	EN Services LP	Crete Energy Ventures LLC	$470,574	N/A	N/A

O&M related services	EN Services LP	Entergy Power Ventures LP	$200,000	N/A	N/A

O&M related services	Entergy Shaw LLC	Entergy Power Ventures LP	$4,699,127	N/A	N/A

O&M related services	Entergy Shaw LLC	Crete Energy Ventures LLC	$28,276,261	N/A	N/A

O&M related services	Entergy Shaw LLC	Entergy Power Ventures LLC	$30,651,352	N/A	N/A

Sale of computers and related equipment and office furniture	Entergy Enterprises, Inc.	Entergy Services, Inc.	$574,546	N/A	N/A

Sale of computers and related equipment and office furniture	Entergy Enterprises, Inc.	Entergy-Koch Trading Ltd (UK)	$279,246	N/A	N/A

Sale of computers and related equipment and office furniture	Entergy Enterprises, Inc.	Entergy Thermal LLC	$3,235	N/A	N/A

(Part I) Transaction	Serving Company	Receiving Company	Compensation	Date Of Contract	In Effect 12/31/2002 (Yes/No)

Capacity Use of and Service of Local Fiber	ETC	Entergy Arkansas	$242,004	5-01-97	Yes

Capacity Use of and Service of Local Fiber	ETC	Entergy Louisiana	$460,960	5-01-97	Yes

Capacity Use of and Service of Local Fiber	ETC	Entergy Mississippi	$622,134	5-01-97	Yes

Capacity Use of and Service of Local Fiber	ETC	Entergy Gulf States	$628,739	5-01-97	Yes

Construction and Service of Local Fiber	ETC	Entergy Services	$1,044,008	1-01-97	Yes

ITEM 8. Part II

Reference is made to information under Item 6, Part III (c).

Pantellos Corporation, an exempt telecommunications company, provides basic procurement functions used by Entergy Services for obtaining goods and services. The total amount paid in 2002 by Entergy Services to Pantellos Corporation was $1,296,138.

ITEM 8. Part III

Interstate FiberNet acts as exclusive agent to market all of Entergy Technology Company's available capacity for point-to-point communication. The compensation amount for 2002 was $3,401,584.

ITEM 9. EXEMPT WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES

Part I

(a) Entergy Corporation owns, indirectly through its wholly owned subsidiaries, Entergy Power Operations Corporation and Entergy Power Development Corporation, 100% of the outstanding capital stock of Entergy Power Operations UK Limited, each of which is a FUCO formed under the Energy Act to provide operations and maintenance services to the Damhead Creek power project in the United Kingdom (formerly owned by Entergy).

Entergy Corporation, through Entergy Asset Management, Inc. (EAM), holds Entergy's interests in certain domestic EWGs. At December 31, 2002, EAM's investments included (a) a 100% indirect interest in Warren Power, LLC (Warren), an EWG which owns and operates a 300 MV gas-fired peaking facility located in Warren County, Mississippi; (b) a 50% interest in Crete Energy Ventures, LLC (Crete), owned jointly with DTE Energy, which owns and operates a 320 MW gas-fired plant located in Crete, Illinois; and (c) Entergy Power Ventures, L.P. (EPV), a wholly-owned subsidiary which is developing a 550 MW gas-fired plant under construction in Marshall, Texas in which Entergy Power Ventures, L.P. owns a 70% interest with 30% owned by a Texas cooperative. At December 31, 2002, Entergy's aggregate investment in the Warren, Crete and EPV projects was approximately $153.7 million, $77.5 million, and $190.5 million, respectively.

At December 31, 2002, Entergy Corporation, through its subsidiaries EPDC, Sabinas Power Company BV, and Entergy Power Holdings Maritza BV (each of which is a FUCO under the Energy Act), held a 51% interest in Maritza East III Power Company AD (Maritza East III), a FUCO owned jointly with NEK (the state-owned utility in Bulgaria). Maritza East III will own and refurbish the Maritza East III power generating facility, a four unit lignite coal plant located in south central Bulgaria (the "Plant"). EPDC also owns an indirect interest in Maritza East 3 Operating Company AD, which will operate and maintain the Plant. At December 31, 2002, Entergy's aggregate investment in the Maritza project totaled $19.9 million.

In July 1999, Entergy Corporation, through its wholly owned EWG subsidiaries, Entergy Nuclear Holding Company # 1 and Entergy Nuclear Generation Company (ENGC), acquired from Boston Edison Company the Pilgrim Nuclear Power Station, a 670 MW nuclear-powered electric generating station located in Plymouth, Massachusetts. At December 31, 2002, Entergy's aggregate investment in ENGC was approximately $109.5 million.

In November 2000, Entergy Corporation, through its wholly owned EWG subsidiaries, Entergy Nuclear Holding Company #1, Entergy Nuclear New York Investment Company I, Entergy Nuclear New York Investment Company II, Entergy Nuclear Indian Point 3, LLC, and Entergy Nuclear Fitzpatrick, LLC, acquired from the New York Power Authority the 980 MW Indian Point 3 and the 825 MW James A. Fitzpatrick nuclear power plants. The Indian Point 3 plant is located in Westchester County, New York, and the James A Fitzpatrick plant is located in Oswego County, New York. At December 31, 2002, Entergy's aggregate investment in Entergy Nuclear Holding Company #1, Entergy Nuclear Indian Point 3, LLC and Entergy Nuclear Fitzpatrick, LLC was approximately $174.1 million, $57.9 million, and $87.7 million, respectively.

In September 2001, Entergy Corporation, through its wholly owned subsidiaries, Entergy Nuclear Holding Company, Entergy Nuclear Holding Company #3, Entergy Nuclear New York Investment Company III, and Entergy Nuclear Indian Point #2, LLC (EWG) acquired from Consolidated Edison the 970 MW Indian Point 2 nuclear power plant. The Indian Point 2 plant is located in Westchester County, New York. At December 31, 2002, Entergy's aggregate investment in Entergy Nuclear Indian Point 2, LLC was $452.2 million.

In July 2002, Entergy Corporation, through its wholly owned subsidiaries, Entergy Nuclear Holding Company, Entergy Nuclear Holding Company #3, Entergy Nuclear Vermont Investment Company, and Entergy Nuclear Vermont Yankee, LLC (EWG) acquired from Vermont Yankee Nuclear Power Corporation the 540 MW Vermont Yankee nuclear power plant. The Vermont Yankee plant is located in Vernon, Vermont. At December 31, 2002, Entergy's aggregate investment in Entergy Nuclear Vermont Yankee, LLC was $305.0 million.

In December 2002, Entergy Corporation, through its wholly owned subsidiaries, EWO Wind II, LLC and EWO Wind, LLC, purchased a 99% ownership interest in Northern Iowa Windpower LLC (an EWG) that owns a 80-megawatt wind-powered generation wind farm located in northern Iowa. At December 31, 2002, Entergy's aggregate investment in Northern Iowa Windpower LLC was approximately $163.6 million.

On December 20, 2001, Entergy Corporation issued a guaranty to Royal Bank of Canada guaranteeing the obligations of EWO Wind, LLC under a Loan Agreement, the proceeds of which were used to provide funding for EWO Wind's acquisition of Northern Iowa Windpower, LLC, an EWG. As of December 31, 2002, total indebtedness outstanding under the Loan Agreement was $79,029,200.

On September 6, 2001, Entergy International Holdings, Ltd, LLC, (EIHL) entered into a guaranty agreement with Consolidated Edison Company (ConEd) for the benefit of Entergy Nuclear Indian Point 2, LLC (ENIP2), guaranteeing certain obligations of ENIP2 to ConEd under a November 9, 2000 Purchase and Sale Agreement and ancillary agreements relating to the sale of the Indian Point 2 power plant. The guaranty is subject to a $10 million limit of liability.

On May 1, 2001, EIHL entered into a guaranty agreement with American Nuclear Insurers (as amended by letter dated May 6, 2002) for the benefit of ENIP2, Entergy Nuclear Indian Point 3, LLC (ENIP3), Entergy Nuclear Fitzpatrick, LLC (EN Fitzpatrick), and Entergy Nuclear Vermont Yankee, LLC (ENVY) which guarantees payment of the retrospective premium obligations of ENIP2, ENIP3, EN Fitzpatrick and ENVY.

On March 14, 2002, Entergy Corporation entered into a guaranty agreement for the benefit of ENIP2, pursuant to which it agreed to guarantee the reimbursement obligations of ENIP2 in connection with a $15,000 surety bond issued by Safeco Insurance Company to secure ENIP2's obligations under a Special Use Permit issued by the Town of Woodbury, N.Y.

On April 30, 2002, Entergy Corporation issued a guaranty to Constellation Power Source, Inc. for the benefit of Entergy Nuclear Generation Corporation (ENGC), guaranteeing the obligations of ENGC under an October 20, 2000 Master Power Purchase Agreement. The guaranty is subject to a $25 million aggregate limit of liability.

On April 16, 1999 Entergy Corporation and ENGC issued a joint letter to the Attorney General of the State of Massachusetts committing (a) to maintain the decommissioning trust established for the Pilgrim Power Plant in accordance with NRC regulations and (b) to use the balance of any funds available to ENGC under an Inter-Company Credit Agreement between Entergy International Limited, LLC (EIL) and ENGC for decommissioning purposes.

On August 22, 2000, Entergy Corporation entered into a guaranty agreement for the benefit of ENGC, pursuant to which it agreed to guarantee the reimbursement obligations of ENGC in connection with the issuance of a $300,000 worker's compensation bond for ENGC at the Pilgrim Power Plant.

On September 18, 2002, Entergy Corporation entered into a guaranty agreement with General Electric Company (GE) for the benefit of Entergy Mississippi Turbine Company (EMTC), a subsidiary of a FUCO, guaranteeing the obligations of EMTC to GE under certain equipment supply contracts. This guaranty is subject to $7,553,634 aggregate limit of liability.

On July 31, 2002, Entergy Corporation issued a 'commitment letter' to Vermont Yankee Nuclear Power Corporation for the benefit of ENVY, committing that it would cause Entergy's wholly owned subsidiaries, EIHL and Entergy Global Investments, Inc. (EGI) to perform their respective obligations under the terms of certain credit agreements between EIHL and ENVY ($35 million "financial assurances" credit agreement) and between EGI and ENVY ($35 million "working capital" credit agreement), up to an aggregate amount of $60 million for both credit agreements. In addition, pursuant to the terms of the commitment letter, if the amount available under the EGI working capital credit agreement is less than $25 million or the amount available under the EIHL financial assurances credit agreement is less than $35 million at the time that the Vermont Yankee Power Station permanently ceases operations, Entergy Corporation commits to make additional credit available to ENVY up to the full amount of the deficiency.

On September 27, 2002 Entergy Corporation issued a guaranty to Constellation Power Source, Inc. for the benefit of EN Fitzpatrick, guaranteeing the obligations of EN Fitzpatrick under an ISDA transaction involving a "fixed for floating" financial swap intended to hedge a portion of the electrical output of EN Fitzpatrick's sale of power from the Fitzpatrick Power Plant. The guaranty is subject to a $30 million limit of liability.

On November 12, 2002, Entergy Corporation issued a guaranty to Central Hudson Gas & Electric Corporation (Central Hudson) for the benefit of ENIP3, guaranteeing the obligations of ENIP3 to Central Hudson pursuant to a Master Power Purchase Agreement, also dated as of November 12, 2002. The guaranty is subject to a $15 million limit of liability.

On November 12, 2002, Entergy Corporation issued a guaranty to Central Hudson for the benefit of ENIP2, guaranteeing the obligations of ENIP2 to Central Hudson, pursuant to a Master Power Purchase Agreement, also dated as of November 12, 2002. The guaranty is subject to a $15 million limit of liability.

On December 20, 2002, Entergy Corporation issued a guaranty to Entergy-Koch Trading, LP (EKT) for the benefit of EWO Wind, LLC (EWO Wind), the owner of an EWG, guaranteeing the obligations of EWO Wind to EKT in connection with transactions relating to electric power, weather derivatives and other energy commodities. The Guaranty is subject to a $1.2 million limit of liability.

In June 2001, Entergy Corporation entered into various guarantees and other credit support arrangements for the benefit of Entergy Nuclear Holding Company #1 (ENHC1) relating to the letter of credit issued under the Reimbursement Agreement among ENHC1, Entergy Corporation, certain other Entergy subsidiaries, and various banks. The letter of credit supports debt repayment obligations of Entergy Nuclear Fitzpatrick and ENIP3. At December 31, 2002, Entergy's net exposure under such commitments totaled approximately $169.1 million.

In June 2001, Entergy Corporation entered into a guarantee for the benefit of Entergy International Ltd., LLC (EIL) relating to a letter of credit issued under a Reimbursement Agreement among EIL, Entergy Corporation, and Barclays Bank PLC. This letter of credit also supports Entergy Nuclear Fitzpatrick's and ENIP3's debt repayment obligation. At December 31, 2002, the underlying guaranteed obligations of EIL were fully cash collateralized, so that Entergy had no net exposure under such guarantee.

On March 31, 2001, Entergy Power Marketing Corporation had entered into a guarantee agreement with the New York Power Authority for FitzPatrick and Indian Point 3 guaranteeing certain contractual obligations of Entergy Nuclear Fitzpatrick and ENIP3 up to an aggregate amount of $20 million. Entergy Corporation has assumed financial responsibility for this guaranty pursuant to an Amended and Restated Parent Company Indemnity Agreement, dated as of 5/26/00, between Entergy and Koch Energy Industries, Inc.

In 2001, Entergy Corporation entered into a guaranty agreement with Calpine UK Holdings Limited (CUKHL) and Saltend Cogeneration Limited (SCCL) guaranteeing the obligations (i) of Entergy Power Saltend, Ltd (EPSL) to CUKHL under the Share Sale and Purchase Agreement (relating to the sale by EPSL of its ownership interest in SCCL) and the related Tax Deed of Covenant, and (ii) of EPDC to SCCL under an Outstanding Works Agreement entered between such companies. At December 31, 2002, Entergy estimates that its exposure under this guarantee was approximately $43.2 million.

Reference is hereby made to the application for EWG determination or Notification of Foreign Utility Company Status on Form U-57 filed in respect to each EWG or FUCO identified in this Form U5S in which Entergy owned an interest at December 31, 2002 for the business address of such EWG or FUCO. See "Item 1 - System Companies and Investments Therein as of December 31, 2002" for information concerning the System companies owning interests in such EWGs and FUCOs and the nature of the interest held.

ITEM 9. Part I(b); Part I(c); and Part I(d) are being filed pursuant to Rule 104.

ITEM 9. Part II

See Exhibits H and I.

ITEM 9. Part III is being filed pursuant to Rule 104.

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS

Financial statements and financial statement schedules filed as part of the annual report, pursuant to requirements of the Public Utility Holding Company Act of 1935.

FINANCIAL STATEMENTS                                                                                                                                            PAGE NO.
*Independent Auditors' Consent	S-1

Entergy Corporation and Subsidiaries:
*Consolidating Statement of Income (Loss) for the Year Ended December 31, 2002	S-2
*Consolidating Statement of Cash Flows for the Year Ended December 31, 2002	S-9
*Consolidating Balance Sheet as of December 31, 2002	S-16
*Consolidating Statement of Retained Earnings for the Year Ended December 31, 2002	S-30

Entergy Gulf States Corporation and Subsidiaries:
*Consolidating Statement of Income (Loss) for the Year Ended December 31, 2002	S-37
*Consolidating Statement of Cash Flows for the Year Ended December 31, 2002	S-38
*Consolidating Balance Sheet as of December 31, 2002	S-39
*Consolidating Statement of Retained Earnings for the Year Ended December 31, 2002	S-41

Statutory Subsidiary, accounted for as an equity investment, the
Accounts of which are not included in the foregoing Consolidating
Statements of Entergy Corporation and Subsidiaries:
The Arklahoma Corporation:
*Statement of Operations and Retained Earnings,
Years Ended November 30, 2002 and 2001	S-42
*Statements of Cash Flows, Years Ended
November 30, 2002 and 2001	S-43
*Balance Sheets, November 30, 2002 and 2001	S-44
*Notes to Financial Statements, November 30, 2002 and 2001	S-45

* Letter, dated April 30, 2003, regarding payment of nuclear liability insurance premiums by Entergy System companies.

The following financial information indicated by an asterisk is filed herewith. The balance of the financial information has heretofore been filed with the Securities and Exchange Commission in the file numbers indicated and is incorporated herein by reference.

ENTERGY CORPORATION

Independent Auditors' Report and Notes to Consolidated Financial Statements of Entergy Corporation (Reference is made to information under the headings "Independent Auditors' Report" and "Notes to Consolidated Financial Statements," contained in Entergy Corporation's 2002 Financial Statements included in the Form 10-K for the year ended December 31, 2002, in File No. 1-11299).

Financial Statement Schedules of Entergy Corporation (Referred to in Item 14(a)2 to Form 10-K for the year ended December 31, 2002, in File No. 1-11299 and included in such Form 10-K).

ENTERGY ARKANSAS

Independent Auditors' Report and Notes to Respective Financial Statements of Entergy Arkansas (Reference is made to information under the headings "Independent Auditors' Report" and "Notes to Respective Financial Statements" contained in Entergy Arkansas' 2002 Financial Statements included in the Form 10-K for the year ended December 31, 2002, in File No. 1-10764).

Financial Statement Schedules of Entergy Arkansas (Referred to in Item 14(a)2 to Form 10-K for the year ended December 31, 2002, in File No. 1-10764 and included in such Form 10-K).

ENTERGY GULF STATES

Independent Auditors' Report and Notes to Respective Financial Statements of Entergy Gulf States (Reference is made to information under the headings "Independent Auditors' Report" and "Notes to Respective Financial Statements" contained in Entergy Gulf States' 2002 Financial Statements included in the Form 10-K for the year ended December 31, 2002, in File No. 1-27031).

Financial Statement Schedules of Entergy Gulf States (Referred to in Item 14(a)2 to Form 10-K for the year ended December 31, 2002, in File No. 1-27031 and included in such Form 10-K).

ENTERGY LOUISIANA

Independent Auditors' Report and Notes to Respective Financial Statements of Entergy Louisiana (Reference is made to information under the headings "Independent Auditors' Report" and "Notes to Respective Financial Statements" contained in Entergy Louisiana's 2002 Financial Statements included in the Form 10-K for the year ended December 31, 2002, in File No. 1-8474).

Financial Statement Schedules of Entergy Louisiana (Referred to in Item 14(a)2 to Form 10-K for the year ended December 31, 2002, in File No. 1-8474 and included in such Form 10-K).

ENTERGY MISSISSIPPI

Independent Auditors' Report and Notes to Respective Financial Statements of Entergy Mississippi (Reference is made to information under the headings "Independent Auditors' Report" and "Notes to Respective Financial Statements," contained in Entergy Mississippi's 2002 Financial Statements included in the Form 10-K for the year ended December 31, 2002, in File No. 1-31508).

Financial Statement Schedules of Entergy Mississippi (Referred to in Item 14(a)2 to Form 10-K for the year ended December 31, 2002, in File No. 1-31508 and included in such Form 10-K).

ENTERGY NEW ORLEANS

Independent Auditors' Report and Notes to Respective Financial Statements of Entergy New Orleans (Reference is made to information under the headings "Independent Auditors' Report" and "Notes to Respective Financial Statements," contained in Entergy New Orleans' 2002 Financial Statements included in the Form 10-K for the year ended December 31, 2002, in File No. 0-5807).

Financial Statement Schedules of Entergy New Orleans (Referred to in Item 14(a)2 to Form 10-K for the year ended December 31, 2002, in File No. 0-5807 and included in such Form 10-K).

SYSTEM ENERGY

Independent Auditors' Report and Notes to Respective Financial Statements of System Energy (Reference is made to information under the headings "Independent Auditors' Report" and "Notes to Respective Financial Statements," contained in System Energy's 2002 Financial Statements included in the Form 10-K for the year ended December 31, 2002, in File No. 1-9067).

Financial Statement Schedules of System Energy (Referred to in Item 14(a)2 to Form 10-K for the year ended December 31, 2002, in File No. 1-9067 and included in such Form 10-K).

ENTERGY CORPORATION SYSTEM COMPANIES

A-1 Entergy Corporation's Annual Report on Form 10-K for the year ended December 31, 2002 (Incorporated herein by reference from File No. 1-11299).

A-2 Entergy Arkansas' Annual Report on Form 10-K for the year ended December 31, 2002 (Incorporated herein by reference from File No. 1-10764).

A-3 Entergy Gulf States' Annual Report on Form 10-K for the year ended December 31, 2002 (Incorporated herein by reference from File No. 1-27031).

A-4 Entergy Louisiana's Annual Report on Form 10-K for the year ended December 31, 2002 (Incorporated herein by reference from File No. 1-8474).

A-5 Entergy Mississippi's Annual Report on Form 10-K for the year ended December 31, 2002 (Incorporated herein by reference from File No. 1-31508).

A-6 Entergy New Orleans' Annual Report on Form 10-K for the year ended December 31, 2002 (Incorporated herein by reference from File No. 0-5807).

A-7 System Energy's Annual Report on Form 10-K for the year ended December 31, 2002 (Incorporated herein by reference from File No. 1-9067).

ENTERGY CORPORATION

B-1(a) Certificate of Incorporation of Entergy Corporation as executed December 31, 1993 (A-1(a) to Rule 24 Certificate in 70-8059).

B-1(b) By-Laws of Entergy Corporation as amended January 29, 1999, and as presently in effect (4.2 to Form S-8 in 333-75097).

ENTERGY ARKANSAS

B-2(a) Amended and Restated Articles of Incorporation of Entergy Arkansas effective November 12, 1999 (3(i)(c)1 to Form 10-K for the year ended December 31, 1999 in 1-10764).

B-2(b) By-Laws of Entergy Arkansas effective November 26, 1999, and as presently in effect (3(ii)(c) to Form 10-K for the year ended December 31, 1999 in 1-10764).

ENTERGY ENTERPRISES, INC.

B-3(a) Restated Articles of Incorporation of Entergy Enterprises, Inc., as in effect December 28, 1992 (B-3(a) to Form U5S for the year ended December 31, 1997).

B-3(b) By-Laws of Entergy Enterprises, Inc., as amended as of July 17, 1990 and currently in effect (A-6(a) to Form U-1 in 70-7947).

ENTERGY LOUISIANA

B-4(a) Amended and Restated Articles of Incorporation of Entergy Louisiana effective November 15, 1999 (3(a) to Form S-3 in 333-93683).

B-4(b) By-Laws of Entergy Louisiana effective November 26, 1999, and as presently in effect (3(b) to Form S-3 in 333-93683).

ENTERGY MISSISSIPPI

B-5(a) Amended and Restated Articles of Incorporation of Entergy Mississippi effective November 12, 1999 (3(i)(f)1 to Form 10-K for the year ended December 31, 1999 in 0-320).

B-5(b) By-Laws of Entergy Mississippi effective November 26, 1999, and as presently in effect (3(ii)(f) to Form 10-K for the year ended December 31, 1999 in 0-320).

ENTERGY NEW ORLEANS

B-6(a) Amended and Restated Articles of Incorporation of Entergy New Orleans effective November 15, 1999 (3(a) to Form S-3 in 333-95599).

B-6(b) By-Laws of Entergy New Orleans effective November 30, 1999, and as presently in effect (3(b) to Form S-3 in 333-95599).

SYSTEM ENERGY

B-7(a) Amended and Restated Articles of Incorporation of System Energy and amendments thereto through April 28, 1989 (A-1(a) to Form U-1 in 70-5399).

B-7(b) By-Laws of System Energy effective July 6, 1998, and as presently in effect (3(f) to Form 10-Q for the quarter ended June 30, 1998 in 1-9067).

ENTERGY SERVICES

B-8(a) Certificate of Amendment of Certificate of Incorporation of Entergy Services, as executed May 5, 1998 (B-8(a) to Form U5S for the year ended December 31, 1998).

B-8(b) By-Laws of Entergy Services, as of July 6, 1999, and as presently in effect (B-8(b) to Form U5S for the year ended December 31, 1999).

SYSTEM FUELS, INC.

B-9(a) Articles of Incorporation of System Fuels, Inc., as executed January 3, 1972 (A-1 to Form U-1 in 70-5015).

B-9(b) By-Laws of System Fuels, Inc., as of July 12, 1999, and as presently in effect (B-9(b) to Form U5S for the year ended December 31, 1999).

ENTERGY OPERATIONS, INC.

B-10(a) Restated Certificate of Incorporation of Entergy Operations, Inc., effective June 8, 1990 (A-1(b) to Rule 24 Certificate in 70-7679).

B-10(b) By-Laws of Entergy Operations, Inc., as of August 23, 1999, and as presently in effect (B-10(b) to Form U5S for the year ended December 31, 1999).

ENTERGY POWER, INC.

B-11(a) Restated Certificate of Incorporation of Entergy Power, Inc., effective August 20, 1990 (B-11(a) to Form U5S for the year ended December 31, 1999).

B-11(b) By-Laws of Entergy Power, Inc., as amended as of October 26, 1995 and currently in effect (B-11(b) to Form U5S for the year ended December 31, 1999).

ENTERGY POWER DEVELOPMENT CORPORATION

B-12(a) Certificate of Incorporation of Entergy Power Development Corporation, as executed December 9, 1992 (B-14(a) to Form U5S for the year ended December 31, 1992).

B-12(b) By-Laws of Entergy Power Development Corporation, as amended as of October 26, 1995 and currently in effect (B-12(b) to Form U5S for the year ended December 31, 1999).

ENTERGY GULF STATES

B-13(a) Restated Articles of Incorporation of Entergy Gulf States effective November 17, 1999 (3(i)(d)1 to Form 10-K for the year ended December 31, 1999 in 1-27031).

B-13(b) By-Laws of Entergy Gulf States effective November 26, 1999, and as presently in effect (3(ii)(d) to Form 10-K for the year ended December 31, 1999 in 1-27031).

VARIBUS L.L.C.

B-14(a) Articles of Conversion of Varibus L.L.C., as executed November 6, 2000 (B-14(a) to Form U5S for the year ended December 31, 2000).

B-14(b) Certificate of Organization of Varibus L.L.C., as executed November 6, 2000 (B-14(b) to Form U5S for the year ended December 31, 2000).

PRUDENTIAL OIL AND GAS L.L.C.

B-15(a) Articles of Conversion of Prudential Oil & Gas L.L.C., as executed November 6, 2000 (B-15(a) to Form U5S for the year ended December 31, 2000).

B-15(b) Certificate of Organization of Prudential, Oil & Gas L.L.C., as executed November 6, 2000 (B-15(b) to Form U5S for the year ended December 31, 2000).

GSG&T, INC.

B-16(a) Charter (Articles of Association) and Amendments thereto of GSG&T, Inc., as executed May 15, 1987 (B-19(a) to Form U5B).

B-16(b) By-Laws of GSG&T, Inc., as of August 10, 1998 and currently in effect (B-16(b) to Form U5S for the year ended December 31, 1998).

SOUTHERN GULF RAILWAY COMPANY

B-17(a) Charter (Articles of Association) and Amendments thereto of Southern Gulf Railway Company, as executed May 6, 1993 (B-20(a) to Form U5B).

B-17(b) By-Laws of Southern Gulf Railway Company, as of August 10, 1998 and currently in effect (B-17(b) to Form U5S for the year ended December 31, 1998).

ENTERGY TECHNOLOGY HOLDING COMPANY

B-18(a) Certificate of Incorporation of Entergy Technology Holding Company, as executed February 12, 1996 (B-22(a) to Form U5S for the year ended December 31, 1996).

B-18(b) By-Laws of Entergy Technology Holding Company, as of February 12, 1996 and currently in effect (B-22(a) to Form U5S for the year ended December 31, 1996).

ENTERGY POWER GENERATION CORPORATION

B-19(a) Certificate of Amendment of Certificate of Incorporation of Entergy Power Generation Corporation, as executed March 23, 2001 (B-19(a) to Form U5S for the year ended December 31, 2001).

B-19(b) By-Laws of Entergy Power Generation Corporation, as of December 26, 1996 and currently in effect (B-21(b) to Form U5S for the year ended December 31, 1997).

ENTERGY HOLDINGS, INC.

B-20(a) Certificate of Amendment of Certificate of Incorporation of Entergy Holdings, Inc., as executed January 25, 1999 (B-24(a) to Form U5S for the year ended December 31, 1999).

B-20(b) By-Laws of Entergy Holdings, Inc., as amended November 30, 1998 and currently in effect (B-24(b) to Form U5S for the year ended December 31, 1998).

ENTERGY NUCLEAR, INC.

B-21(a) Certificate of Incorporation of Entergy Nuclear, Inc., as executed April 10, 1996 (B-25(a) to Form U5S for the year ended December 31, 1998).

B-21(b) By-Laws of Entergy Nuclear, Inc., as amended September 10, 1998 and currently in effect (B-25(b) to Form U5S for the year ended December 31, 1998).

ENTERGY OPERATIONS SERVICES, INC.

B-22(a) Certificate of Amendment of Certificate of Incorporation of Entergy Operations Services, Inc., as executed July 9, 1996 (B-26(a) to Form U5S for the year ended December 31, 1998).

B-22(b) By-Laws of Entergy Operations Services, Inc., as amended October 9, 1998 and currently in effect (B-26(b) to Form U5S for the year ended December 31, 1998).

ENTERGY NUCLEAR HOLDING COMPANY # 1

B-23(a) Certificate of Amendment of Certificate of Incorporation of Entergy Nuclear Holding Company #1, as executed November 15, 2000 (B-25(a) to Form U5S for the year ended December 31, 2000).

B-23(b) By-Laws of Entergy Nuclear Holding Company #1, as amended July 6, 1999 and currently in effect (B-27(b) to Form U5S for the year ended December 31, 1999).

ENTERGY NUCLEAR HOLDING COMPANY # 2

B-24(a) Certificate of Incorporation of Entergy Nuclear Holding Company #2, as executed May 9, 2000 (B-26(a) to Form U5S for the year ended December 31, 2000).

B-24(b) By-Laws of Entergy Nuclear Holding Company #2, as of May 9, 2000 and currently in effect (B-26(b) to Form U5S for the year ended December 31, 2000).

ENTERGY NUCLEAR HOLDING COMPANY

B-25(a) Certificate of Incorporation of Entergy Nuclear Holding Company, as executed August 31, 2001 (B-25(a) to Form U5S for the year ended December 31, 2001).

B-25(b) By-Laws of Entergy Nuclear Holding Company, as of October 24, 2000 and currently in effect (B-28(b) to Form U5S for the year ended December 31, 2000).

ENTERGY RETAIL HOLDING COMPANY

B-26(a) Certificate of Incorporation of Entergy Retail Holding Company, as executed August 23, 2000 (B-29(a) to Form U5S for the year ended December 31, 2000).

B-26(b) By-Laws of Entergy Retail Holding Company, as of August 23, 2000 and currently in effect (B-29(b) to Form U5S for the year ended December 31, 2000).

ENTERGY VENTURES HOLDING COMPANY, INC.

B-27(a) Certificate of Incorporation of Entergy Ventures Holding Company, Inc., as executed November 3, 2000 (B-30(a) to Form U5S for the year ended December 31, 2000).

B-27(b) By-Laws of Entergy Ventures Holding Company, Inc., as of November 3, 2000 and currently in effect (B-30(b) to Form U5S for the year ended December 31, 2000).

ENTERGY RESOURCES, INC.

B-28(a) Certificate of Amendment of Certificate of Incorporation of Entergy Resources, Inc., as executed July 26, 2000 (B-31(a) to Form U5S for the year ended December 31, 2000).

B-28(b) By-Laws of Entergy Resources, Inc., as of July 26, 2000 and currently in effect (B-31(b) to Form U5S for the year ended December 31, 2000).

ENTERGY POWER GAS HOLDINGS CORPORATION

B-29(a) Certificate of Incorporation of Entergy Power Gas Holdings Corporation, as executed June 15, 2000 (B-32(a) to Form U5S for the year ended December 31, 2000).

B-29(b) By-Laws of Entergy Power Gas Holdings Corporation, as of June 15, 2000 and currently in effect (B-32(b) to Form U5S for the year ended December 31, 2000).

ENTERGY PROCUREMENT EXCHANGE HOLDING CORPORATION

B-30(a) Certificate of Incorporation of Entergy Procurement Exchange Holding Corporation, as executed May 30, 2000 (B-33(a) to Form U5S for the year ended December 31, 2000).

B-30(b) By-Laws of Entergy Procurement Exchange Holding Corporation, as of May 30, 2000 and currently in effect (B-33(b) to Form U5S for the year ended December 31, 2000).

ENTERGY INTERNATIONAL HOLDING LTD., LLC

B-31(a) Amendment No. 1 to the Limited Liability Company Agreement of Entergy International Holdings Ltd., LLC, as executed March 12, 1998 (B-34(a) to Form U5S for the year ended December 31, 2000).

ENTERGY GLOBAL POWER OPERATIONS CORPORATION

B-32(a) Certificate of Incorporation of Entergy Global Power Operations Corporation, as executed December 31, 1997 (B-35(a) to Form U5S for the year ended December 31, 2000).

B-32(b) By-Laws of Entergy Global Power Operations Corporation, as of December 31, 1997 and currently in effect (B-35(b) to Form U5S for the year ended December 31, 2000).

ENTERGY POWER HOLDINGS USA CORPORATION

B-33(a) Certificate of Incorporation of Entergy Power Holdings USA Corporation, as executed February 24, 1999 (B-36(a) to Form U5S for the year ended December 31, 2000).

B-33(b) By-Laws of Entergy Power Holdings USA Corporation, as of February 24, 1999 and currently in effect (B-36(b) to Form U5S for the year ended December 31, 2000).

ENTERGY POWER E&C CORPORATION

B-34(a) Certificate of Incorporation of Entergy Power E&C Corporation, as executed August 30, 2000 (B-37(a) to Form U5S for the year ended December 31, 2000).

B-34(b) By-Laws of Entergy Power E&C Corporation, as of August 30, 2000 and currently in effect (B-37(b) to Form U5S for the year ended December 31, 2000).

ENTERGY GLOBAL TRADING HOLDINGS, LTD.

B-35(a) Certificate of Incorporation of Entergy Global Trading Holdings, Ltd., as executed April 30, 1998 (B-35(a) to Form U5S for the year ended December 31, 2001).

*B-35(b) Memorandum of Association, as of April 30, 1998 and currently in effect.

EWO MARKETING HOLDING, LLC

B-36(a) Amended and Restated Limited Liability Company Agreement of EWO Marketing Holding, LLC, as executed March 19, 2001 (B-36(a) to Form U5S for the year ended December 31, 2001).

ENTERGY PTB HOLDING COMPANY

B-37(a) Certificate of Incorporation of Entergy PTB Holding Company, as executed March 1, 2001 (B-37(a) to Form U5S for the year ended December 31, 2001).

B-37(b) By-Laws of Entergy PTB Holding Company, as of February 28, 2001 and currently in effect (B-37(b) to Form U5S for the year ended December 31, 2001).

ENTERGY THERMAL-UNO, LLC

B-38(a) Limited Liability Company Agreement of Entergy Thermal-UNO, LLC, as executed July 16, 2001 (B-38(a) to Form U5S for the year ended December 31, 2001).

ENTERGY NUCLEAR FINANCE HOLDING, INC.

B-39(a) Amended and Restated Articles of Incorporation of Entergy Nuclear Finance Holding Company, as executed August 24, 2001 (B-39(a) to Form U5S for the year ended December 31, 2001).

B-39(b) By-laws of Entergy Nuclear Finance Holding Company, as of August 17, 2001 and currently in effect (B-39(b) to Form U5S for the year ended December 31, 2001).

ENTERGY CORPORATION

C-1(a) See C-2(a) through C-7(e) below for instruments defining the rights of holders of long-term debt of Entergy Arkansas, Entergy Gulf States, Entergy Louisiana, Entergy Mississippi, Entergy New Orleans and System Energy.

C-1(b) Credit Agreement, dated as of May 16, 2002, among Entergy Corporation, the Banks (Citibank, N.A., ABN AMRO Bank N.V., The Bank of New York, Barclays Bank PLC, Mizuho Corporate Bank Limited, BNP Paribas, Bayerische Hypo-und Vereinsbank AG (New York Branch), J. P. Morgan Chase Bank, The Royal Bank of Scotland plc, Societe Generale, Wachovia Bank (National Association), Bank One, NA, Mellon Bank, N.A., The Bank of Nova Scotia, Morgan Stanley Bank, Union Bank of California, N.A., Deutsche Bank AG New York Branch, KBC Bank N.V., Lehman Commercial Paper Inc., Regions Bank, and Westdeutsche Landesbank Girozentrale), and Citibank, N.A., as Agent (4(a) to Form 10-Q for the quarter ended June 30, 2002 in 1-11299).

C-1(c) Assumption Agreement, dated July 15, 2002, among Entergy Corporation, CO Bank, ACB, (as Additional Lender), and Citibank N.A., (as Administrative Agent) (4(b) to Form 10-Q for the quarter ended June 30, 2002 in 1-11299).

C-1(d) Indenture, dated as of December 1, 2002, between Entergy Corporation and Deutsche Bank Trust Company Americas, as Trustee (4(a)4 to Form 10-K for the year ended December 31, 2002 in 1-11299).

C-1(e) Officer' Certificate for Entergy Corporation (4(a)5 to Form 10-K for the year ended December 31, 2002 in 1-11299).

ENTERGY ARKANSAS

C-2(a) Mortgage and Deed of Trust, dated as of October 1, 1944, as amended by fifty-eight Supplemental Indentures (Filed, respectively, as the exhibits and in the file numbers indicated: 7(d) in 2-5463 (Mortgage); 7(b) in 2-7121 (First); 7(c) in 2-7605 (Second); 7(d) in 2-8100 (Third); 7(a)-4 in 2-8482 (Fourth); 7(a)-5 in 2-9149 (Fifth); 4(a)-6 in 2-9789 (Sixth); 4(a)-7 in 2-10261 (Seventh); 4(a)-8 in 2-11043 (Eighth); 2(b)-9 in 2-11468 (Ninth); 2(b)-10 in 2-15767 (Tenth); D in 70-3952 (Eleventh); D in 70-4099 (Twelfth); 4(d) in 2-23185 (Thirteenth); 2(c) in 2-24414 (Fourteenth); 2(c) in 2-25913 (Fifteenth); 2(c) in 2-28869 (Sixteenth); 2(d) in 2-28869 (Seventeenth); 2(c) in 2-35107 (Eighteenth); 2(d) in 2-36646 (Nineteenth); 2(c) in 2-39253 (Twentieth); 2(c) in 2-41080 (Twenty-first); C-1 to Rule 24 Certificate in 70-5151 (Twenty-second); C-1 to Rule 24 Certificate in 70-5257 (Twenty-third); C to Rule 24 Certificate in 70-5343 (Twenty-fourth); C-1 to Rule 24 Certificate in 70-5404 (Twenty-fifth); C to Rule 24 Certificate in 70-5502 (Twenty-sixth); C-1 to Rule 24 Certificate in 70-5556 (Twenty-seventh); C-1 to Rule 24 Certificate in 70-5693 (Twenty-eighth); C-1 to Rule 24 Certificate in 70-6078 (Twenty-ninth); C-1 to Rule 24 Certificate in 70-6174 (Thirtieth); C-1 to Rule 24 Certificate in 70-6246 (Thirty-first); C-1 to Rule 24 Certificate in 70-6498 (Thirty-second); A-4b-2 to Rule 24 Certificate in 70-6326 (Thirty-third); C-1 to Rule 24 Certificate in 70-6607 (Thirty-fourth); C-1 to Rule 24 Certificate in 70-6650 (Thirty-fifth); C-1 to Rule 24 Certificate, dated December 1, 1982, in 70-6774 (Thirty-sixth); C-1 to Rule 24 Certificate, dated February 17, 1983, in 70-6774 (Thirty-seventh); A-2(a) to Rule 24 Certificate, dated December 5, 1984, in 70-6858 (Thirty-eighth); A-3(a) to Rule 24 Certificate in 70-7127 (Thirty-ninth); A-7 to Rule 24 Certificate in 70-7068 (Fortieth); A-8(b) to Rule 24 Certificate, dated July 6, 1989, in 70-7346 (Forty-first); A-8(c) to Rule 24 Certificate, dated February 1, 1990, in 70-7346 (Forty-second); 4 to Form 10-Q for the quarter ended September 30, 1990, in 1-10764 (Forty-third); A-2(a) to Rule 24 Certificate, dated November 30, 1990, in 70-7802 (Forty-fourth); and A-2(b) to Rule 24 Certificate, dated January 24, 1991, in 70-7802 (Forty-fifth); and 4(d)(2) in 33-54298 (Forty-sixth) 4(c)(2) to Form 10-K for the year ended December 31, 1992 in 1-10764 (Forty-seventh); 4(b) to Form 10-Q for the quarter ended June 30, 1993 in 1-10764 (Forty-eighth); 4(c) to Form 10-Q for the quarter ended June 30, 1993 in 1-10764 (Forty-ninth); 4(b) to Form 10-Q for the quarter ended September 30, 1993 in 1-10764 (Fiftieth); 4(c) to Form 10-Q for the quarter ended September 30, 1993 in 1-10764 (Fifty-first); 4(a) to Form 10-Q for the quarter ended June 30, 1994 (Fifty-second); C-2 to Form U5S for the year ended December 31, 1995 (Fifty-third); C-2(a) to Form U5S for the year ended December 31, 1996 (Fifty-fourth); 4(a) to Form 10-Q for the quarter ended March 31, 2000 in 1-10764 (Fifty-fifth); 4(a) to Form 10-Q for the quarter ended September 30, 2001 in 1-10764 (Fifty-sixth); C-2(a) to Form U5S for the year ended December 31, 2001 (Fifty-seventh); and 4(c)1 to Form 10-K for the year ended December 31, 2002 (Fifty-eighth)).

C-2(b) Indenture for Unsecured Subordinated Debt Securities relating to Trust Securities between Entergy Arkansas and Bank of New York (as Trustee), dated as of August 1, 1996 (A-1(a) to Rule 24 Certificate dated August 26, 1996 in 70-8723).

C-2(c) Amended and Restated Trust Agreement of Entergy Arkansas Capital I, dated as of August 14, 1996 (A-3(a) to Rule 24 Certificate dated August 26, 1996 in 70-8723).

C-2(d) Guarantee Agreement between Entergy Arkansas (as Guarantor) and The Bank of New York (as Trustee), dated as of August 14, 1996, with respect to Entergy Arkansas Capital I's obligations on its 8 1/2% Cumulative Quarterly Income Preferred Securities, Series A (A-4(a) to Rule 24 Certificate dated August 26, 1996 in 70-8723).

ENTERGY LOUISIANA

C-3(a) Mortgage and Deed of Trust, dated as of April 1, 1944, as amended by fifty-six Supplemental Indentures (Filed, respectively, as the exhibits and in the file numbers indicated: 7(d) in 2-5317 (Mortgage); 7(b) in 2-7408 (First); 7(c) in 2-8636 (Second); 4(b)-3 in 2-10412 (Third); 4(b)-4 in 2-12264 (Fourth); 2(b)-5 in 2-12936 (Fifth); D in 70-3862 (Sixth); 2(b)-7 in 2-22340 (Seventh); 2(c) in 2-24429 (Eighth); 4(c)-9 in 2-25801 (Ninth); 4(c)-10 in 2-26911 (Tenth); 2(c) in 2-28123 (Eleventh); 2(c) in 2-34659 (Twelfth); C to Rule 24 Certificate in 70-4793 (Thirteenth); 2(b)-2 in 2-38378 (Fourteenth); 2(b)-2 in 2-39437 (Fifteenth); 2(b)-2 in 2-42523 (Sixteenth); C to Rule 24 Certificate in 70-5242 (Seventeenth); C to Rule 24 Certificate in 70-5330 (Eighteenth); C-1 to Rule 24 Certificate in 70-5449 (Nineteenth); C-1 to Rule 24 Certificate in 70-5550 (Twentieth); A-6(a) to Rule 24 Certificate in 70-5598 (Twenty-first); C-1 to Rule 24 Certificate in 70-5711 (Twenty-second); C-1 to Rule 24 Certificate in 70-5919 (Twenty-third); C-1 to Rule 24 Certificate in 70-6102 (Twenty-fourth); C-1 to Rule 24 Certificate in 70-6169 (Twenty-fifth); C-1 to Rule 24 Certificate in 70-6278 (Twenty-sixth); C-1 to Rule 24 Certificate in 70-6355 (Twenty-seventh); C-1 to Rule 24 Certificate in 70-6508 (Twenty-eighth); C-1 to Rule 24 Certificate in 70-6556 (Twenty-ninth); C-1 to Rule 24 Certificate in 70-6635 (Thirtieth); C-1 to Rule 24 Certificate in 70-6834 (Thirty-first); C-1 to Rule 24 Certificate in 70-6886 (Thirty-second); C-1 to Rule 24 Certificate in 70-6993 (Thirty-third); C-2 to Rule 24 Certificate in 70-6993 (Thirty-fourth); C-3 to Rule 24 Certificate in 70-6993 (Thirty-fifth); A-2(a) to Rule 24 Certificate in 70-7166 (Thirty-sixth); A-2(a) to Rule 24 Certificate in 70-7226 (Thirty-seventh); C-1 to Rule 24 Certificate in 70-7270 (Thirty-eighth)); 4(a) to Quarterly Report on Form 10-Q for the quarter ended June 30, 1988, in 1-8474 (Thirty-ninth); A-2(b) to Rule 24 Certificate in 70-7553 (Fortieth); A-2(d) to Rule 24 Certificate in 70-7553 (Forty-first); A-3(a) to Rule 24 Certificate, in 70-7822 (Forty-second); A-3(b) to Rule 24 Certificate in 70-7822 (Forty-third); A-2(b) to Rule 24 Certificate in 70-7822 (Forty-fourth); and A-3(c) to Rule 24 Certificate in 70-7822 (Forty-fifth); A-2(c) to Rule 24 Certificate dated April 7, 1993 in 70-7822 (Forty-sixth); A-3(d) to Rule 24 Certificate dated June 4, 1993 in 70-7822 (Forth-seventh); A-3(e) to Rule 24 Certificate dated December 21, 1993 in 70-7822 (Forty-eighth); A-3(f) to Rule 24 Certificate dated August 1, 1994 in 70-7822 (Forty-ninth); A-4(c) to Rule 24 Certificate dated September 28, 1994 in 70-7653 (Fiftieth); A-2(a) to Rule 24 Certificate dated April 4, 1996 in 70-8487 (Fifty-first); A-2(a) to Rule 24 Certificate dated April 3, 1998 in 70-9141 (Fifty-second); A-2(b) to Rule 24 Certificate dated April 9, 1999 in 70-9141 (Fifty-third); A-3(a) to Rule 24 Certificate dated July 6, 1999 in 70-9141 (Fifty-fourth); A-2(c) to Rule 24 Certificate dated June 2, 2000 in 70-9141 (Fifty-fifth); and A-2(d) to Rule 24 Certificate dated April 4, 2002 in 70-9141 (Fifty-sixth)).

C-3(b) Facility Lease No. 1, dated as of September 1, 1989, between First National Bank of Commerce, as Owner Trustee, and Entergy La. (4(c)-1 in 33-30660).

C-3(c) Facility Lease No. 2, dated as of September 1, 1989, between First National Bank of Commerce, as Owner Trustee, and Entergy La. (4(c)-2 in 33-30660).

C-3(d) Facility Lease No. 3, dated as of September 1, 1989, between First National Bank of Commerce, as Owner Trustee, and Entergy La. (4(c)-3 in 33-30660).

C-3(e) Indenture for Unsecured Subordinated Debt Securities relating to Trust Securities, dated as of July 1, 1996 (A-14(a) to Rule 24 Certificate dated July 25, 1996 in 70-8487).

C-3(f) Amended and Restated Trust Agreement of Entergy Louisiana Capital I dated July 16, 1996 of Series A Preferred Securities (A-16(a) to Rule 24 Certificate dated July 25, 1996 in 70-8487).

C-3(g) Guarantee Agreement between Entergy Louisiana, Inc. (as Guarantor) and The Bank of New York (as Trustee) dated as of July 16, 1996 with respect to Entergy Louisiana Capital I's obligation on its 9% Cumulative Quarterly Income Preferred Securities, Series A (A-19(a) to Rule 24 Certificate dated July 25, 1996 in 70-8487).

ENTERGY MISSISSIPPI

C-4(a) Mortgage and Deed of Trust, dated as of February 1, 1988, as amended by nineteen Supplemental Indentures (Filed, respectively, as the exhibits and in the file numbers indicated: A-2(a)-2 to Rule 24 Certificate in 70-7461 (Mortgage); A-2(b)-2 to Rule 24 Certificate in 70-7461 (First); A-5(b) to Rule 24 Certificate in 70-7419 (Second); A-4(b) to Rule 24 Certificate in 70-7554 (Third); A-1(b)-1 to Rule 24 Certificate in 70-7737 (Fourth); A-2(b) to Rule 24 Certificate in 70-7914 (Fifth); A-2(e) to Rule 24 Certificate in 70-7914 (Sixth); A-2(g) to Form U-1 in 70-7914 (Seventh); A-2(i) to Rule 24 Certificate in 70-7914 (Eighth); A-2(j) to Rule 24 Certificate dated July 22, 1994 in 70-7914 (ninth); A-2(l) to Rule 24 Certificate dated April 21, 1995 in 70-7914 (Tenth); A-2(a) to Rule 24 Certificate dated June 27, 1997 in 70-8719 (Eleventh); A-2(b) to Rule 24 Certificate dated April 16, 1998 in 70-8719(Twelfth); A-2(c) to Rule 24 Certificate dated May 12, 1999 in 70-8719 (Thirteenth); A-3(a) to Rule 24 Certificate dated June 8, 1999 in 70-8719 (Fourteenth); A-2(d) to Rule 24 Certificate dated February 24, 2000 in 70-8719 (Fifteenth); A-2(a) to Rule 24 Certificate dated February 9, 2001 in 70-9757 (Sixteenth); A-2(b) to Rule 24 Certificate dated October 31, 2002 in 70-9757 (Seventeenth); A-2(c) to Rule 24 Certificate dated December 2, 2002 in 70-9757 (Eighteenth); and A-2(d) to Rule 24 Certificate dated February 6, 2003 in 70-9757 (Nineteenth)).

ENTERGY NEW ORLEANS

C-5(a) Mortgage and Deed of Trust, dated as of May 1, 1987, as amended by ten Supplemental Indentures (Filed, respectively, as the exhibits and in the file numbers indicated: A-2(c) to Rule 24 Certificate in 70-7350 (Mortgage); A-5(b) to Rule 24 Certificate in 70-7350 (First); A-4(b) to Rule 24 Certificate in 70-7448 (Second); 4(f)4 to Form 10-K for the year ended December 31, 1992 in 0-5807 (Third); 4(a) to Form 10-Q for the quarter ended September 30, 1993 in 0-5807 (Fourth); 4(a) to Form 8-K dated April 26, 1995 in 0-5807 (Fifth); 4(a) to Form 8-K dated March 22, 1996 in 0-5807 (Sixth); 4(b) to Form 10-Q for the quarter ended June 30, 1998 in 0-5807 (Seventh); 4(d) to Form 10-Q for the quarter ended June 30, 2000 in 0-5807 (Eighth); C-5(a) to Form U5S for the year ended December 31, 2000 (Ninth); and 4(b) to Form 10-Q for the quarter ended September 30, 2002 in 0-5807 (Tenth)).

SYSTEM ENERGY

C-6(a) Mortgage and Deed of Trust, dated as of June 15, 1977, as amended by twenty-two Supplemental Indentures (Filed, respectively, as the exhibits and in the file numbers indicated: A-1 in 70-5890 (Mortgage); B and C to Rule 24 Certificate in 70-5890 (First); B to Rule 24 Certificate in 70-6259 (Second); 20(a)-5 to Form 10-Q for the quarter ended June 30, 1981, in 1-3517 (Third); A-1(e)-1 to Rule 24 Certificate in 70-6985 (Fourth); B to Rule 24 Certificate in 70-7021 (Fifth); B to Rule 24 Certificate in 70-7021 (Sixth); A-3(b) to Rule 24 Certificate in 70-7026 (Seventh); A-3(b) to Rule 24 Certificate in 70-7158 (Eighth); B to Rule 24 Certificate in 70-7123 (Ninth); B-1 to Rule 24 Certificate in 70-7272 (Tenth); B-2 to Rule 24 Certificate in 70-7272 (Eleventh); B-3 to Rule 24 Certificate in 70-7272 (Twelfth); B-1 to Rule 24 Certificate in 70-7382 (Thirteenth); and B-2 to Rule 24 Certificate in 70-7382 (Fourteenth); A-2(c) to Rule 24 Certificate in 70-7946 (Fifteenth); A-2(c) to Rule 24 Certificate in 70-7946 (Sixteenth); A-2(d) to Rule 24 Certificate in 70-7946 (Seventeenth); A-2(e) to Rule 24 Certificate in 70-7946 (Eighteenth); A-2(g) to Rule 24 Certificate dated May 6, 1994 in 70-7946 (Nineteenth); A-2(a)(1) to Rule 24 Certificate dated August 8, 1996 in 70-8511 (Twentieth); A-2(a)(2) to Rule 24 Certificate dated August 8, 1996 in 70-8511 (Twenty-first); and A-2(a) to Rule 24 Certificate dated October 4, 2002 in 70-9753 (Twenty-second)).

C-6(b) Facility Lease No. 1, dated as of December 1, 1988, between Meridian Trust Company and Stephen M. Carta, (Steven Kaba, Seccessor) as Owner Trustees, and System Energy (B-2(c)(1) to Rule 24 Certificate, dated January 9, 1989, in 70-7561), as supplemented by Lease Supplement No. 1 dated as of April 1, 1989 (B-22(b) (1) to Rule 24 Certificate dated April 21, 1989 in 70-7561) and Lease Supplement No. 2 dated as of January 1, 1994 (B-3(d) to Rule 24 Certificate dated January 31, 1994 in 70-8215).

C-6(c) Facility Lease No. 2, dated as of December 1, 1988, between Meridian Trust Company and Stephen M. Carta, as Owner Trustees, and System Energy (B-2(c)(2) to Rule 24 Certificate, dated January 9, 1989, in 70-7561), as supplemented by Lease Supplement No. 1 dated as of April 1, 1989 (B-22(b) (2) to Rule 24 Certificate dated April 21, 1989 in 70-7561) and Lease Supplement No. 2 dated as of January 1, 1994 (B-4(d) Rule 24 Certificate dated January 31, 1994 in 70-8215).

ENTERGY GULF STATES

C-7(a) Indenture of Mortgage, dated September 1, 1926, as amended by certain Supplemental Indentures (B-a-I-1 in 2-2449 (Mortgage); 7-A-9 in 2-6893 (Seventh); B to Form 8-K dated September 1, 1959 (Eighteenth); B to Form 8-K dated February 1, 1966 (Twenty-second); B to Form 8-K dated March 1, 1967 (Twenty-third); C to Form 8-K dated March 1, 1968 (Twenty-fourth); B to Form 8-K dated November 1, 1968 (Twenty-fifth); B to Form 8-K dated April 1, 1969 (Twenty-sixth); 2-A-8 in 2-66612 (Thirty-eighth); 4-2 to Form 10-K for the year ended December 31, 1984 in 1-27031 (Forty-eighth); 4-2 to Form 10-K for the year ended December 31, 1988 in 1-27031 (Fifty-second); 4 to Form 10-K for the year ended December 31, 1991 in 1-27031 (Fifty-third); 4 to Form 8-K dated July 29, 1992 in 1-27031 (Fifth-fourth); 4 to Form 10-K dated December 31, 1992 in 1-27031 (Fifty-fifth); 4 to Form 10-Q for the quarter ended March 31, 1993 in 1-27031 (Fifty-sixth); 4-2 to 2-76551 (Fifty-seventh); 4(b) to Form 10-Q for the quarter ended March 31, 1999 in 1-27031 (Fifty-eighth); A-2(a) to Rule 24 Certificate dated June 23, 2000 in 70-8721 (Fifty-ninth); A-2(a) to Rule 24 Certificate dated September 10, 2001 in 70-9751 (Sixtieth); A-2(b) to Rule 24 Certificate dated November 18, 2002 in 70-9751 (Sixty-first); and A-2(c) to Rule 24 Certificate dated December 6, 2002 in 70-9751 (Sixty-second)).

C-7(b) Indenture, dated March 21, 1939, accepting resignation of The Chase National Bank of the City of New York as trustee and appointing Central Hanover Bank and Trust Company as successor trustee (B-a-1-6 in 2-4076).

C-7(c) Indenture for Unsecured Subordinated Debt Securities relating to Trust Securities, dated as of January 15, 1997 (A-11(a) to Rule 24 Certificate dated February 6, 1997 in 70-8721).

C-7(d) Amended and Restated Trust Agreement of Entergy Gulf States Capital I dated January 28, 1997 of Series A Preferred Securities (A-13(a) to Rule 24 Certificate dated February 6, 1997 in 70-8721).

C-7(e) Guarantee Agreement between Entergy Gulf States, Inc. (as Guarantor) and The Bank of New York (as Trustee) dated as of January 28, 1997 with respect to Entergy Gulf States Capital I's obligation on its 8.75% Cumulative Quarterly Income Preferred Securities, Series A (A-14(a) to Rule 24 Certificate dated February 6, 1997 in 70-8721).

ENTERGY CORPORATION SYSTEM COMPANIES

D-1 Copy of the Middle South Utilities, Inc. and Subsidiary Companies Intercompany Income Tax Allocation Agreement, dated April 28, 1988 (D-1 to Form U5S for the year ended December 31, 1987).

D-2 Copy of First Amendment to the Middle South Utilities, Inc. and Subsidiary Companies Intercompany Income Tax Allocation Agreement, dated January 1, 1990 (D-2 to Form U5S for the year ended December 31, 1989).

D-3 Copy of Second Amendment to the Entergy Corporation and Subsidiary Companies Intercompany Income Tax Allocation Agreement, dated January 1, 1992 (D-3 to Form U5S for the year ended December 31, 1992).

D-4 Copy of Third Amendment to the Entergy Corporation and Subsidiary Companies Intercompany Income Tax Allocation Agreement, dated January 1, 1994 (D-3(a) to Form U5S for the year ended December 31, 1993).

D-5 Copy of Fourth Amendment to the Entergy Corporation and Subsidiary Companies Intercompany Income Tax Allocation Agreement, dated April 1, 1997 (D-5 to Form U5S for the year ended December 31, 1996).

*F Entergy Arkansas Preferred Stock Redeemed During 2002; Entergy Arkansas Long-Term Debt, including First Mortgage Bonds, Retired During 2002; Entergy Gulf States Preferred Stock Redeemed During 2002; Entergy Gulf States Long-Term Debt Retired During 2002; Entergy Louisiana Preferred Stock Redeemed During 2002; Entergy Louisiana Long-Term Debt, including First Mortgage Bonds, Retired During 2002; Entergy Mississippi Preferred Stock Redeemed During 2002; Entergy Mississippi Long-Term Debt, including First Mortgage Bonds, Retired During 2002; Entergy New Orleans Preferred Stock Redeemed During 2002; Entergy New Orleans General & Refunding Mortgage Bonds Retired During 2002; and System Energy Long-Term Debt, including First Mortgage Bonds Retired during 2002.

H See "Item 1 System Companies and Investments Therein as of December 31, 2002" for a copy of the organization chart of Entergy Corporation and its subsidiaries, showing the relationship of each EWG or foreign utility in which the system holds an interest to other system companies, dated December 31, 2002.

*I-1 Independent Auditors' Report, Financial Statements and Notes to Financial Statements of Entergy Power Development Corporation for the year ended December 31, 2002 (Exhibit I-1 is being filed pursuant to Rule 104.).

*I-2 Independent Auditors' Report, Financial Statements and Notes to Financial Statements of Entergy Global Power Operations Corporation for the year ended December 31, 2002 (Exhibit I-2 is being filed pursuant to Rule 104.).

*I-3 Independent Auditors' Report, Financial Statements and Notes to Financial Statements of Entergy International Ltd. LLC for the year ended December 31, 2002 (Exhibit I-3 is being filed pursuant to Rule 104.).

*I-4 Independent Auditors' Report, Financial Statements and Notes to Financial Statements of Entergy Nuclear Holding Company #1 for the year ended December 31, 2002 (Exhibit I-5 is being filed pursuant to Rule 104.).

*I-5 Independent Auditors' Report, Financial Statements and Notes to Financial Statements of Entergy Nuclear Holding Company #3 for the year ended December 31, 2002 (Exhibit I-6 is being filed pursuant to Rule 104.).

_______________________

* Exhibits indicated by an asterisk preceding the exhibit number are filed herewith. The balance of the exhibits have heretofore been filed with the Securities and Exchange Commission, respectively, as the exhibits and in the file numbers indicated and are incorporated herein by reference.

The Jackson Gas Light Company, Entergy Power & Light Company and The Light, Heat and Water Company of Jackson, Mississippi are inactive companies and copies of exhibits are not included for this reason. No exhibits pertaining to ARKCO are included. (See notes (4) and (5) to Item 1 of this Form.)

EXHIBIT F

ITEM 4. SUPPORTING SCHEDULES
Entergy Arkansas: Long-Term Debt Redeemed in 2002
Series	Interest Rate	Maturity Date	Principal Amount	Consideration
Pope County Solid waste disposal 1990	8.000%	11/01/2020	$20,000,000	$20,000,000
Pope County Solid waste disposal 1991	8.000%	01/01/2021	$27,000,000	$27,000,000
First Mortgage Bonds	8.750%	03/01/2026	$85,000,000	$85,000,000
			$132,000,000	$132,000,000

Entergy Arkansas: Long-Term Debt Retired in 2002
Series	Interest Rate	Maturity Date	Principal Amount	Consideration
First Mortgage Bonds	7.000%	03/01/2002	$85,000,000	$85,000,000

Entergy Gulf States: Preferred Stock Redeemed in 2002
Series	Dividend Rate		Number of Shares	Consideration
Adjustable Rate Series A	7.00%		4,546	$454,600
Adjustable Rate Series B	7.00%		28,068	$1,403,400
			32,614	$1,858,000

Entergy Gulf States: Long-Term Debt Redeemed in 2002
Series	Interest Rate	Maturity Date	Principal Amount	Consideration
FMB LIBOR Quarterly Rate	LIBOR + 1.2%	06/02/2003	$30,000,000	$30,000,000
FMB LIBOR Quarterly Rate	LIBOR + 1.2%	06/02/2003	$10,000,000	$10,000,000
First Mortgage Bonds	6.750%	03/01/2003	$6,000,000	$6,000,000
			$46,000,000	$46,000,000

Entergy Gulf States: Long-Term Debt Retired in 2002
Series	Interest Rate	Maturity Date	Principal Amount	Consideration
First Mortgage Bonds	8.210%	01/01/2002	$147,920,510	$147,920,510

Entergy Louisiana: Long-Term Debt Redeemed in 2002
Series	Interest Rate	Maturity Date	Principal Amount	Consideration
First Mortgage Bonds	8.750%	03/01/2026	$115,000,000	$115,000,000

Entergy Louisiana: Long-Term Debt Retired in 2002
Series	Interest Rate	Maturity Date	Principal Amount	Consideration
Waterford 3 Sale/Leaseback Principal payment			$15,967,772	$15,967,772
First Mortgage Bonds	7.500%	01/01/2002	$23,000,000	$23,000,000
First Mortgage Bonds	5.800%	03/01/2002	$75,000,000	$75,000,000
First Mortgage Bonds	7.740%	07/01/2002	$56,400,000	$56,400,000
First Mortgage Bonds	7.500%	11/01/2002	$15,259,000	$15,259,000
			$185,626,772	$185,626,772

EXHIBIT F

ITEM 4. SUPPORTING SCHEDULES (continued)
Entergy Mississippi: Long-Term Debt Retired in 2002
Series	Interest Rate	Maturity Date	Principal Amount	Consideration
General & Refunding Mortgage Bonds	6.875%	06/01/2002	$65,000,000	$65,000,000

Entergy New Orleans: Long-Term Debt Redeemed in 2002
Series	Interest Rate	Maturity Date	Principal Amount	Consideration
First Mortgage Bonds	7.000%	03/01/2003	$25,000,000	$25,000,000

System Energy Resources: Long-Term Debt Retired in 2002
Series	Interest Rate	Maturity Date	Principal Amount	Consideration
Grand Gulf Sale/Leaseback Principal payment			$30,890,680	$30,890,680
First Mortgage Bonds	8.250%	10/01/2002	$70,000,000	$70,000,000
			$100,890,680	$100,890,680

* All retirements of securities were made in reliance on Rule 42 promulgated under the Holding Company Act.

SIGNATURES

The undersigned system company has duly caused this annual report to be signed on its behalf by the undersigned, thereunto duly authorized, pursuant to the requirements of the Public Utility Holding Company Act of 1935.

                                                                                                                                                        ENTERGY CORPORATION

                                                                                                                                                        By: /s/ Nathan E. Langston
                                                                                                                                                            Nathan E. Langston
                                                                                                                                                            Senior Vice President and Chief Accounting Officer

Dated: April 30, 2003

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Entergy Corporation Annual Report (Form U5S) to the Securities and Exchange Commission, filed pursuant to the Public Utility Holding Company Act of 1935, for the year ended December 31, 2002, of our reports dated February 21, 2003, which Entergy Corporation reports include an explanatory paragraph regarding the change in 2002 in the method of accounting for goodwill and intangible assets and the change in 2001 in the method of accounting for derivative instruments, appearing in the combined Annual Report (Form 10-K) to the Securities and Exchange Commission of Entergy Corporation and the financial statements of its subsidiaries (Entergy Arkansas, Inc., Entergy Gulf States, Inc., Entergy Louisiana, Inc., Entergy Mississippi, Inc., Entergy New Orleans, Inc. and System Energy Resources, Inc.) for the year ended December 31, 2002.

Deloitte and Touche LLP

New Orleans, Louisiana
April 30, 2003

                     ENTERGY CORPORATION AND SUBSIDIARIES
                   CONSOLIDATING STATEMENT OF INCOME (LOSS)
                         YEAR ENDED DECEMBER 31, 2002
                       (In Thousands, Except Share Data)

                                                                                INTERCOMPANY
                                                                                ELIMINATIONS
                                                                                    AND        ENTERGY     ENTERGY     ENTERGY
                                                                  CONSOLIDATED  ADJUSTMENTS   ARKANSAS   GULF STATES  LOUISIANA

Operating Revenues:
     Domestic electric                                           $   6,646,414 $   1,661,188 $1,561,110 $  2,141,873 $1,815,352
     Natural gas                                                       125,353          ....       ....       42,006       ....
     Competitive businesses                                          1,533,268    (1,421,156)      ....         ....       ....
                                                                 --------------------------------------------------------------
                      Total                                          8,305,035       240,032  1,561,110    2,183,879  1,815,352
                                                                 --------------------------------------------------------------
Operating Expenses:
     Operation:
         Fuel for electric generation
               and fuel-related expenses                             2,154,596      (199,986)   294,244      692,901    436,568
         Purchased power                                               832,334       810,435    355,211      368,140    438,627
         Nuclear refueling outage expenses                             105,592       (46,790)    24,387       12,190     11,502
         Provision for turbine commitments, asset impairments and
                restructuring charges                                  428,456      (365,693)      ....         ....       ....
         Other operation and maintenance                             2,488,112        80,238    543,677      438,259    340,803
     Decommissioning                                                    30,458          ....       ....        3,981     10,422
     Taxes other than income taxes                                     380,462       (32,107)    38,127      120,295     60,698
     Depreciation and amortization                                     839,181       (35,841)   187,525      204,202    182,871
     Other regulatory charges (credits) - net                         (141,836)         ....   (184,270)      (7,817)    17,219
                                                                 --------------------------------------------------------------
                      Total                                          7,117,355       210,256  1,258,901    1,832,151  1,498,710
                                                                 --------------------------------------------------------------
Operating Income                                                     1,187,680        29,776    302,209      351,728    316,642
                                                                 --------------------------------------------------------------
Other Income (Deductions):
     Allowance for equity funds used during
         construction                                                   31,658          ....      7,324       11,011      5,195
     Gain / (loss) on sale of assets                                     6,612        (1,216)      ....        3,411       ....
     Interest and dividend income                                      118,325       (44,281)     2,467        8,866      7,668
     Equity in earnings of subsidiaries                                183,878       445,489       ....         ....       ....
     Miscellaneous - net                                                 7,280       (32,117)    (6,442)         150     (3,244)
                                                                 --------------------------------------------------------------
                      Total                                            347,753       367,875      3,349       23,438      9,619
                                                                 --------------------------------------------------------------
Interest and Other Charges:
     Interest on long-term debt                                        507,604       (63,811)    84,823      131,906     91,942
     Other interest - net                                              116,519       (55,381)    13,287        5,497      2,425
     Distributions on preferred securities of subsidiaries              18,838          ....      5,100        7,438      6,300
     Allowance for borrowed funds used during
         construction                                                  (24,538)         ....     (4,699)      (9,750)    (3,880)
                                                                 --------------------------------------------------------------
                      Total                                            618,423      (119,192)    98,511      135,091     96,787
                                                                 --------------------------------------------------------------

Income (Loss) Before Income Taxes                                      917,010       516,843    207,047      240,075    229,474

Income Taxes                                                           293,938        (9,621)    71,404       65,997     84,765
                                                                 --------------------------------------------------------------

Net Income (Loss)                                                      623,072       526,464    135,643      174,078    144,709

Preferred Dividend Requirements and other                               23,712          ....      7,776        4,888      6,714
                                                                 --------------------------------------------------------------

Earnings (Loss) Applicable to Common Stock                       $     599,360 $     526,464 $  127,867 $    169,190 $  137,995
                                                                 ==============================================================
Earnings per average common share
                   Basic                                                 $2.69
                   Diluted                                               $2.64
Dividends declared per common share                                      $1.34
Average number of common shares outstanding
                   Basic                                           223,047,431
                   Diluted                                         227,303,103

                      ENTERGY CORPORATION AND SUBSIDIARIES
                    CONSOLIDATING STATEMENT OF INCOME (LOSS)
                          YEAR ENDED DECEMBER 31, 2002
                        (In Thousands, Except Share Data)

                                                                     ENTERGY       ENTERGY      SYSTEM     ENTERGY      ENTERGY
                                                                   MISSISSIPPI   NEW ORLEANS    ENERGY   CORPORATION   OPERATIONS
                                                                                                                      (unaudited)
Operating Revenues:
     Domestic electric                                           $     991,095 $     424,527  $ 602,486   $     ....    $  20,063
     Natural gas                                                          ....        83,347       ....         ....         ....
     Competitive businesses                                               ....          ....       ....         ....         ....
                                                                 ----------------------------------------------------------------
                      Total                                            991,095       507,874    602,486         ....       20,063
                                                                 ----------------------------------------------------------------
Operating Expenses:
     Operation:
         Fuel for electric generation
               and fuel-related expenses                               318,350       163,323     36,456         ....         ....
         Purchased power                                               315,963       158,191       ....         ....         ....
         Nuclear refueling outage expenses                                ....          ....     10,723         ....         ....
         Other operation and maintenance                               170,052        98,511     98,264       38,028       19,650
     Decommissioning                                                      ....          ....     16,055         ....         ....
     Taxes other than income taxes                                      47,993        40,099     25,992          588         (155)
     Depreciation and amortization                                      55,409        27,699    112,093          912          329
     Other regulatory charges (credits) - net                          (23,438)        2,701     53,769         ....         ....
                                                                 ----------------------------------------------------------------
                      Total                                            884,329       490,524    353,352       39,528       19,824
                                                                 ----------------------------------------------------------------
Operating Income                                                       106,766        17,350    249,134      (39,528)         239
                                                                 ----------------------------------------------------------------
Other Income (Deductions):
     Allowance for equity funds used during
         construction                                                    3,844         1,835      2,449         ....         ....
     Gain / (loss) on sale of assets                                      ....         1,985       ....         ....         ....
     Interest and dividend income                                        4,213           689      2,857       46,964           ..
     Equity in earnings of subsidiaries                                   ....          ....       ....      629,367         ....
     Miscellaneous - net                                                (2,572)       (1,401)       826       (2,186)        (390)
                                                                 ----------------------------------------------------------------
                      Total                                              5,485         3,108      6,132      674,145        (390)
                                                                 ----------------------------------------------------------------
Interest and Other Charges:
     Interest on long-term debt                                         42,580        18,011     73,891          640         ....
     Other interest - net                                                2,884         4,939      2,748       27,669          (65)
     Distributions on preferred securities of subsidiaries                ....          ....       ....         ....         ....
     Allowance for borrowed funds used during
         construction                                                   (3,467)       (1,840)      (902)        ....         ....
                                                                 ----------------------------------------------------------------
                      Total                                             41,997        21,110     75,737       28,309          (65)
                                                                 ----------------------------------------------------------------

Income (Loss) Before Income Taxes                                       70,254          (652)   179,529      606,308          (86)

Income Taxes                                                            17,846          (422)    76,177        6,948          (86)
                                                                 ----------------------------------------------------------------

Net Income (Loss)                                                       52,408          (230)   103,352      599,360         ....

Preferred Dividend Requirements and other                                3,369           965       ....         ....         ....
                                                                 ----------------------------------------------------------------

Earnings (Loss) Applicable to Common Stock                       $      49,039 $      (1,195) $ 103,352   $  599,360    $    ....
                                                                 ================================================================

                    ENTERGY CORPORATION AND SUBSIDIARIES
                  CONSOLIDATING STATEMENT OF INCOME (LOSS)
                         YEAR ENDED DECEMBER 31, 2002
                       (In Thousands, Except Share Data)

                                                                    ENTERGY      ENTERGY       SYSTEM      ENTERGY
                                                                     POWER       SERVICES      FUELS     ENTERPRISES
                                                                  (unaudited)  (unaudited)  (unaudited)  (unaudited)
Operating Revenues:
     Domestic electric                                           $       .... $    649,664  $   101,432   $     ....
     Natural gas                                                         ....         ....         ....         ....
     Competitive businesses                                            33,908         ....         ....       78,204
                                                                 ---------------------------------------------------
                      Total                                            33,908      649,664      101,432       78,204
                                                                 ---------------------------------------------------
Operating Expenses:
     Operation:
         Fuel for electric generation
               and fuel-related expenses                               10,021         ....        2,747         ....
         Purchased power                                                6,637         ....         ....         ....
         Nuclear refueling outage expenses                               ....         ....         ....         ....
         Provision for turbine commitments, asset impairments and
                restructuring charges                                    ....         ....         ....       62,763
         Other operation and maintenance                               14,945      607,770       96,286      102,105
     Decommissioning                                                     ....         ....         ....         ....
     Taxes other than income taxes                                        446       13,446          551          275
     Depreciation and amortization                                      3,849       23,981          348        4,122
     Other regulatory charges (credits) - net                            ....         ....         ....         ....
                                                                 ---------------------------------------------------
                      Total                                            35,898      645,197       99,932      169,265
                                                                 ---------------------------------------------------
Operating Income                                                       (1,990)       4,467        1,500      (91,061)
                                                                 ---------------------------------------------------
Other Income (Deductions):
     Allowance for equity funds used during
         construction                                                    ....         ....         ....         ....
     Gain / (loss) on sale of assets                                     ....         ....         ....         ....
     Interest and dividend income                                          98         ....           40          182
     Equity in earnings of subsidiaries                                  ....         ....         ....         ....
     Miscellaneous - net                                                  (33)     (10,078)          (2)         535
                                                                 ---------------------------------------------------
                      Total                                                65      (10,078)          38          717
                                                                 ---------------------------------------------------
Interest and Other Charges:
     Interest on long-term debt                                          ....         ....         ....         ....
     Other interest - net                                                ....          406        1,348         ....
     Distributions on preferred securities of subsidiaries               ....         ....         ....         ....
     Allowance for borrowed funds used during
         construction                                                    ....         ....         ....         ....
                                                                 ---------------------------------------------------
                      Total                                              ....          406        1,348         ....
                                                                 ---------------------------------------------------

Income (Loss) Before Income Taxes                                      (1,925)      (6,017)         190      (90,344)

Income Taxes                                                           (1,034)      (6,017)         190      (31,451)
                                                                 ---------------------------------------------------

Net Income (Loss)                                                        (891)        ....         ....      (58,893)

Preferred Dividend Requirements and other                                ....         ....         ....         ....
                                                                 ---------------------------------------------------

Earnings (Loss) Applicable to Common Stock                       $       (891) $      ....   $     ....    $ (58,893)
                                                                 ===================================================

                   ENTERGY CORPORATION AND SUBSIDIARIES
                  CONSOLIDATING STATEMENT OF CASH FLOWS
                      YEAR ENDED DECEMBER 31, 2002
                              (In Thousands)

                                                                                INTERCOMPANY
                                                                                ELIMINATIONS
                                                                                     AND      ENTERGY     ENTERGY     ENTERGY
                                                                  CONSOLIDATED  ADJUSTMENTS  ARKANSAS   GULF STATES  LOUISIANA
OPERATING ACTIVITIES:
Net Income (Loss)                                                $     623,072 $     526,464  $ 135,643  $   174,078  $ 144,709
Noncash items included in net income
     Reserve for regulatory adjustments                                 18,848        (7,701)      ....       11,147       ....
     Other regulatory charges (credits) - net                         (141,836)           (1)  (184,270)      (7,818)    17,219
     Depreciation, amortization and decommissioning                    869,638       (35,841)   187,525      208,182    193,293
     Deferred income taxes and investment tax credits                 (256,664)      267,557     54,955      (11,576)    39,849
     Allowance for equity funds used during construction               (31,658)            1     (7,324)     (11,010)    (5,195)
     Gain on sale of assets - net                                       (6,612)        1,218       ....       (3,409)      ....
     Equity in undistributed earnings of subsidiaries                 (181,878)     (447,489)      ....         ....       ....
     Provision for turbine commitments and asset impairments           428,456      (392,038)      ....         ....       ....
Changes in working capital:
     Receivables                                                       (43,957)       54,640     50,898       18,155    (68,936)
     Fuel inventory                                                      1,030            (1)    (6,509)       4,617       ....
     Accounts payable                                                  286,230      (120,331)    39,077       83,428      7,370
     Taxes accrued                                                     462,956       104,187    (88,019)     (54,690)   779,590
     Interest accrued                                                    7,209       (21,581)    (2,772)      (4,544)    (3,971)
     Deferred fuel                                                     156,181          ....     59,849       65,556    (41,891)
     Other working capital accounts                                   (286,232)     (395,252)   (15,491)     (19,551)  (118,718)
Provision for estimated losses and reserves                             10,533        (1,760)    (9,952)       1,478      5,818
Common stock dividends received                                           ....       618,400       ....         ....       ....
Changes in other regulatory assets                                      71,132        79,102    182,244      (51,490)   (23,879)
Changes in other deferred credits                                         ....        10,423     10,423         ....       ....
Other                                                                  195,255        76,616    (48,856)      98,101    110,519
                                                                   ------------------------------------------------------------
Net cash flow provided by (used in) operating activities             2,181,703       316,613    357,421      500,654  1,035,777
                                                                   ------------------------------------------------------------

INVESTING ACTIVITIES:
Construction/capital expenditures                                   (1,530,301)      390,066   (277,189)    (355,334)  (209,826)
Allowance for equity funds used during construction                     31,658            (1)     7,324       11,010      5,195
Nuclear fuel purchases                                                (250,309)      (35,512)   (68,127)     (21,820)   (50,473)
Proceeds from sale/leaseback of nuclear fuel                           183,664       134,000     68,127       21,923     50,473
Investment in subsidiaries                                                ....      (256,212)      ....         ....       ....
Proceeds from sale of assets and businesses                            215,088      (215,088)      ....         ....       ....
Investment in nonregulated/nonutility properties                      (216,956)      216,956       ....         ....       ....
Loans to affiliates                                                       ....          ....       ....         ....       ....
Decrease (increase) in other investments                                38,964       (38,964)      ....         ....       ....
Changes in other temporary investments - net                           150,000          ....     38,397       44,643      6,152
Decommissioning trust contributions and
   realized change in trust assets                                     (84,914)       27,232    (17,970)     (12,488)   (13,854)
Other regulatory investments                                           (39,390)         ....       ....      (39,390)      ....
Other                                                                  114,033      (109,493)      ....         ....       ....
                                                                   ------------------------------------------------------------
Net cash flow provided by (used in) investing activities            (1,388,463)      112,984   (249,438)    (351,456)  (212,333)
                                                                   ------------------------------------------------------------

FINANCING ACTIVITIES:
Proceeds from issuance of:
     Long-term debt                                                  1,197,330           (40)   188,407      337,481    144,679
     Common stock                                                      130,061        (1,716)      ....         ....       ....
Retirement of long-term debt                                        (1,341,274)      481,806   (170,000)    (194,057)  (300,617)
Repurchase of common stock                                            (118,499)     (120,000)      ....         ....   (120,000)
Redemption of preferred stock                                           (1,858)         ....       ....       (1,858)      ....
Changes in short-term borrowings                                       244,333          ....       (667)        ....       ....
Dividends paid:
     Common stock                                                     (298,991)     (618,400)  (125,900)     (91,200)  (271,400)
     Preferred stock                                                   (23,712)         ....     (7,776)      (4,888)    (6,714)
Change in advances from parent company                                    ....        21,768       ....         ....       ....
Capital contributions returned to parent                                  ....          ....       ....         ....       ....
Advances to subsidiaries                                                  ....      (152,840)      ....         ....       ....
Other                                                                     ....          ....       ....         ....       ....
                                                                   ------------------------------------------------------------
Net cash flow provided by (used in) financing activities              (212,610)     (389,422)  (115,936)      45,478   (554,052)
                                                                   ------------------------------------------------------------

Effect of exchange rates on cash and cash equivalents                    3,125        (3,125)      ....         ....       ....
                                                                   ------------------------------------------------------------

Net increase (decrease) in cash and cash equivalents                   583,755        37,050     (7,953)     194,676    269,392
Cash and cash equivalents at beginning of year                         751,573      (268,770)   103,466      123,728     42,408
                                                                   ------------------------------------------------------------
Cash and cash equivalents at end of year                           $ 1,335,328   $  (231,720) $  95,513  $   318,404 $  311,800
                                                                   ============================================================

                   ENTERGY CORPORATION AND SUBSIDIARIES
                   CONSOLIDATING STATEMENT OF CASH FLOWS
                        YEAR ENDED DECEMBER 31, 2002
                               (In Thousands)

                                                                     ENTERGY       ENTERGY    SYSTEM      ENTERGY      ENTERGY
                                                                   MISSISSIPPI   NEW ORLEANS  ENERGY    CORPORATION   OPERATIONS
OPERATING ACTIVITIES:                                                                                                (unaudited)
Net Income (Loss)                                                $      52,408 $        (230) $ 103,352 $   599,360  $      ....
Noncash items included in net income
     Reserve for regulatory adjustments                                   ....          ....      ....         ....         ....
     Other regulatory charges (credits) - net                          (23,438)        2,701    53,769         ....         ....
     Depreciation, amortization and decommissioning                     55,409        27,699   128,148          912          329
     Deferred income taxes and investment tax credits                   (7,940)        6,729   (38,246)      (4,803)         (67)
     Allowance for equity funds used during construction                (3,844)       (1,835)   (2,449)        ....         ....
     Gain on sale of assets - net                                         ....        (1,985)     ....         ....         ....
     Equity in undistributed earnings of subsidiaries                     ....          ....      ....     (629,367)        ....
     Provision for turbine commitments and asset impairments              ....          ....      ....         ....         ....
Changes in working capital:
     Receivables                                                        (2,000)       10,540     5,719        1,430          954
     Fuel inventory                                                       (828)         (203)     ....         ....         ....
     Accounts payable                                                   16,736        18,070    14,767        4,898        1,747
     Taxes accrued                                                     (10,576)        1,999   (44,122)        ....         (561)
     Interest accrued                                                    2,027          (544)   (4,568)        ....         ....
     Deferred fuel                                                      67,981         4,686      ....         ....         ....
     Other working capital accounts                                    (22,897)       (4,971)   (6,108)    (480,711)         354
Provision for estimated losses and reserves                                386        (3,348)      163         ....          414
Common stock dividends received                                           ....          ....      ....      618,400         ....
Changes in other regulatory assets                                      (6,028)       (3,061)   52,448         ....         ....
Other                                                                   39,472        15,896   (37,234)      68,981          729
                                                                   -------------------------------------------------------------
Net cash flow provided by (used in) operating activities               156,868        72,143   225,639      179,100        3,899
                                                                   -------------------------------------------------------------

INVESTING ACTIVITIES:
Construction/capital expenditures                                     (157,532)      (58,341)  (40,306)        (768)         149
Allowance for equity funds used during construction                      3,844         1,835     2,449         ....         ....
Nuclear fuel purchases                                                    ....          ....   (43,140)        ....         ....
Proceeds from sale/leaseback of nuclear fuel                              ....          ....    43,140         ....         ....
Investment in subsidiaries                                                ....          ....      ....     (256,212)        ....
Proceeds from sale of assets and businesses                               ....          ....      ....         ....         ....
Investment in nonregulated/nonutility properties                          ....          ....      ....         ....         ....
Loans to affiliates                                                       ....          ....      ....         ....         ....
Decrease (increase) in other investments                                  ....          ....      ....         ....         ....
Changes in other temporary investments - net                            18,566        14,859    22,354        4,782          247
Decommissioning trust contributions and
   realized change in trust assets                                        ....          ....   (13,370)        ....         ....
Other regulatory investments                                              ....          ....      ....         ....         ....
Other                                                                     ....          ....      ....          103         ....
                                                                   -------------------------------------------------------------
Net cash flow provided by (used in) investing activities              (135,122)      (41,647)  (28,873)    (252,095)         396
                                                                   -------------------------------------------------------------

FINANCING ACTIVITIES:
Proceeds from issuance of:
     Long-term debt                                                    167,596        24,332    69,505      265,330         ....
     Common stock                                                         ....          ....      ....      130,061         ....
Retirement of long-term debt                                           (65,000)      (25,000) (100,891)        ....         ....
Repurchase of common stock                                                ....          ....      ....     (118,499)        ....
Redemption of preferred stock                                             ....          ....      ....         ....         ....
Changes in short-term borrowings                                          ....          ....      ....      245,000         ....
Dividends paid:
     Common stock                                                      (27,300)         (800) (101,800)    (298,991)        ....
     Preferred stock                                                    (3,369)         (965)     ....         ....         ....
Change in advances from parent company                                    ....          ....      ....         ....         ....
Capital contributions returned to parent                                  ....          ....      ....         ....         ....
Advances to subsidiaries                                                  ....          ....      ....     (152,840)        ....
Other                                                                     ....          ....      ....         ....         ....
                                                                   -------------------------------------------------------------
Net cash flow provided by (used in) financing activities                71,927        (2,433) (133,186)      70,061         ....
                                                                   -------------------------------------------------------------

Effect of exchange rates on cash and cash equivalents                     ....          ....      ....         ....         ....
                                                                   -------------------------------------------------------------

Net increase (decrease) in cash and cash equivalents                    93,673        28,063    63,580       (2,934)       4,295
Cash and cash equivalents at beginning of year                          54,048        38,184    49,579       10,821          697
                                                                   -------------------------------------------------------------
Cash and cash equivalents at end of year                           $   147,721  $     66,247 $ 113,159  $     7,887 $      4,992
                                                                   =============================================================

                  ENTERGY CORPORATION AND SUBSIDIARIES
                  CONSOLIDATING STATEMENT OF CASH FLOWS
                      YEAR ENDED DECEMBER 31, 2002
                               (In Thousands)

                                                                    ENTERGY      ENTERGY     SYSTEM       ENTERGY
OPERATING ACTIVITIES:                                                POWER       SERVICES     FUELS     ENTERPRISES
                                                                  (unaudited)  (unaudited)  (unaudited)  (unaudited)
Net Income (Loss)                                                   $    (891)   $    ....   $    ....   $  (58,893)
Noncash items included in net income
     Reserve for regulatory adjustments                                  ....         ....        ....         ....
     Other regulatory charges (credits) - net                            ....         ....        ....         ....
     Depreciation, amortization and decommissioning                     3,849       23,981         348        4,122
     Deferred income taxes and investment tax credits                    (715)     (19,757)       (316)      (7,220)
     Allowance for equity funds used during construction                 ....         ....        ....         ....
     Gain on sale of assets - net                                        ....         ....        ....         ....
     Equity in undistributed earnings of subsidiaries                    ....         ....        ....         ....
     Provision for turbine commitments and asset impairments             ....         ....        ....       36,418
Changes in working capital:
     Receivables                                                        2,825      (51,309)     39,323        3,084
     Fuel inventory                                                      (650)        ....       4,602         ....
     Accounts payable                                                  (2,326)      28,353     (53,630)       7,409
     Taxes accrued                                                         94        2,744        (288)     (19,028)
     Interest accrued                                                    ....         ....        ....         ....
     Deferred fuel                                                       ....         ....        ....         ....
     Other working capital accounts                                       167        1,116     (20,121)       5,447
Provision for estimated losses and reserves                              ....       12,143        ....        1,671
Common stock dividends received                                          ....         ....        ....         ....
Changes in other regulatory assets                                       ....         ....        ....         ....
Other                                                                    (493)      19,528       2,082        3,146
                                                                   ------------------------------------------------
Net cash flow provided by (used in) operating activities                1,860       16,799     (28,000)     (23,844)
                                                                   ------------------------------------------------

INVESTING ACTIVITIES:
Construction/capital expenditures                                      (2,182)     (33,355)       ....       (5,551)
Allowance for equity funds used during construction                      ....         ....        ....         ....
Nuclear fuel purchases                                                   ....         ....    (102,261)        ....
Proceeds from sale/leaseback of nuclear fuel                             ....         ....     134,001         ....
Investment in subsidiaries                                               ....         ....        ....         ....
Proceeds from sale of assets and businesses                              ....         ....        ....         ....
Investment in nonregulated/nonutility properties                         ....         ....        ....         ....
Loans to affiliates                                                      ....         ....        ....         ....
Decrease (increase) in other investments                                 ....         ....        ....         ....
Changes in other temporary investments - net                             ....         ....        ....         ....
Decommissioning trust contributions and realized
     change in trust assets                                              ....         ....        ....         ....
Other regulatory investments                                             ....         ....        ....         ....
Other                                                                      ..         ....        ....        4,437
                                                                   ------------------------------------------------
Net cash flow provided by (used in) investing activities               (2,182)     (33,355)     31,740       (1,114)
                                                                   ------------------------------------------------

FINANCING ACTIVITIES:
Proceeds from issuance of:
     Long-term debt                                                      ....          (40)       ....         ....
     Common stock                                                        ....         ....        ....       (1,716)
Retirement of long-term debt                                           (3,903)        ....        ....         ....
Repurchase of common stock                                               ....         ....        ....         ....
Redemption of preferred stock                                            ....         ....        ....         ....
Changes in short-term borrowings                                         ....         ....        ....         ....
Dividends paid:                                                          ....         ....        ....         ....
     Common stock                                                        ....         ....        ....         ....
     Preferred stock                                                     ....         ....        ....         ....
Change in advances from parent company                                    260         ....        ....       21,508
Capital contributions returned to parent                                 ....         ....        ....         ....
Advances to subsidiaries                                                 ....         ....        ....         ....
Other                                                                    ....         ....        ....         ....
                                                                   ------------------------------------------------
Net cash flow provided by (used in) financing activities               (3,643)         (40)       ....       19,792
                                                                   ------------------------------------------------

Effect of exchange rates on cash and cash equivalents                    ....         ....        ....         ....
                                                                   ------------------------------------------------

Net increase (decrease) in cash and cash equivalents                   (3,965)     (16,596)      3,740       (5,166)
Cash and cash equivalents at beginning of year                          7,270       41,720       1,000        9,882
                                                                   ------------------------------------------------
Cash and cash equivalents at end of year                           $    3,305   $   25,124   $   4,740   $    4,716
                                                                   ================================================

                  ENTERGY CORPORATION AND SUBSIDIARIES
                       CONSOLIDATING BALANCE SHEET
                            DECEMBER 31, 2002
                              (In Thousands)

                                                                                  INTERCOMPANY
                                                                                  ELIMINATIONS
                                                                                       AND       ENTERGY     ENTERGY      ENTERGY
                              ASSETS                                CONSOLIDATED  ADJUSTMENTS   ARKANSAS   GULF STATES   LOUISIANA
Current Assets:
     Cash and cash equivalents:
         Cash                                                      $     169,788 $     (48,231)  $ 28,174 $     25,591 $    15,130
         Temporary cash investments - at cost
            which approximates market                                  1,165,260      (187,923)    67,339      292,813     296,670
         Special deposits                                                    280         4,434       ....         ....        ....
                                                                   ---------------------------------------------------------------
            Total cash and cash equivalents                            1,335,328      (231,720)    95,513      318,404     311,800
                                                                   ---------------------------------------------------------------
     Notes receivable                                                      2,078       544,191       ....         ....        ....
     Accounts receivable:
         Customer                                                        323,215        (1,272)    67,674       81,879      95,009
         Allowance for doubtful accounts                                 (27,285)          800     (8,031)      (5,893)     (4,090)
         Associated companies                                               ....       363,335     32,352       21,356      30,722
         Other                                                           244,621       (83,450)    16,619       40,156      17,949
         Accrued unbilled revenues                                       319,133        (1,031)    67,838       95,377     104,470
                                                                   ---------------------------------------------------------------
            Total receivables                                            859,684       278,382    176,452      232,875     244,060
                                                                   ---------------------------------------------------------------
     Deferred fuel costs                                                  55,653        83,088       ....      100,564        ....
     Accumulated deferred income taxes                                      ....       119,024      5,061        1,681       4,400
     Fuel inventory - at average cost                                     96,467         2,911     10,881       49,394        ....
     Materials and supplies - at average cost                            525,900      (190,279)    78,533       99,190      78,327
     Deferred nuclear refueling outage costs                             163,646      (112,105)    25,858         ....      10,017
     Prepayments and other                                               166,827        53,189      8,335       47,206     117,720
                                                                   ---------------------------------------------------------------
                      Total                                            3,205,583       546,681    400,633      849,314     766,324
                                                                   ---------------------------------------------------------------

Other Property and Investments:
     Investment in affiliates - at equity                                824,209     7,029,434     11,215         ....      14,230
     Decommissioning trust funds                                       2,069,198    (1,229,793)   334,631      240,735     125,054
     Non-utility property - at cost (less accumulated depreciation)      297,294       (74,688)     1,460      192,975      21,489
     Other                                                               270,889      (248,908)     2,976       18,108        ....
                                                                   ---------------------------------------------------------------
                      Total                                            3,461,590     5,476,045    350,282      451,818     160,773
                                                                   ---------------------------------------------------------------

Property, Plant and Equipment:
     Electric                                                         26,789,538    (1,410,871) 5,644,477    7,895,009   5,557,776
     Property under capital lease                                        746,624          ....     30,354       19,795     241,071
     Natural gas                                                         209,969           (57)      ....       60,810        ....
     Construction work in progress                                     1,232,891      (431,501)   132,792      306,209     147,122
     Nuclear fuel under capital leases                                   259,433            (1)    88,101       41,447      50,893
     Nuclear fuel                                                        263,609      (239,135)    10,543         ....        ....
                                                                   ---------------------------------------------------------------
                      Total                                           29,502,064    (2,081,565) 5,906,267    8,323,270   5,996,862
     Less - Accumulated depreciation and amortization                 12,307,112       (71,751) 2,722,342    3,885,559   2,651,336
                                                                   ---------------------------------------------------------------
                       Property, plant and equipment - net            17,194,952    (2,009,814) 3,183,925    4,437,711   3,345,526
                                                                   ---------------------------------------------------------------

Deferred Debits and Other Assets:
     Regulatory assets:
         SFAS 109 regulatory asset - net                                 844,105        31,317    111,748      452,887     157,642
         Unamortized loss on reacquired debt                             155,161             1     39,792       31,186      25,846
         Other regulatory assets                                         738,328       (80,077)   130,689      226,555     119,359
     Long-term receivables                                                24,703          ....       ....       23,192       1,511
     Goodwill                                                            377,172      (377,172)      ....         ....        ....
     Other                                                               946,375      (287,137)    39,899       35,194      26,007
                                                                   ---------------------------------------------------------------
                      Total                                            3,085,844      (713,068)   322,128      769,014     330,365
                                                                   ---------------------------------------------------------------
                                 Total                             $  26,947,969  $  3,299,844 $4,256,968 $  6,507,857 $ 4,602,988
                                                                   ===============================================================

                  ENTERGY CORPORATION AND SUBSIDIARIES
                       CONSOLIDATING BALANCE SHEET
                             DECEMBER 31, 2002
                              (In Thousands)

                                                                       ENTERGY      ENTERGY      SYSTEM       ENTERGY      ENTERGY
                              ASSETS                                 MISSISSIPPI  NEW ORLEANS    ENERGY     CORPORATION   OPERATIONS
                                                                                                                          (unaudited)
Current Assets:
     Cash and cash equivalents:
         Cash                                                      $      10,782  $    11,175   $   2,282    $    ....    $     340
         Temporary cash investments - at cost
            which approximates market                                    136,939       55,072     110,877        7,887        4,652
         Special deposits                                                   ....         ....        ....         ....         ....
                                                                   ----------------------------------------------------------------
               Total cash and cash equivalents                           147,721       66,247     113,159        7,887        4,992
                                                                   ----------------------------------------------------------------
     Notes receivable - associated companies                                ....         ....        ....      515,373         ....
     Accounts receivable:
         Customer                                                         52,480       24,901        ....         ....         ....
         Allowance for doubtful accounts                                  (1,633)      (4,774)       ....         ....         ....
         Associated companies                                             11,978        4,901      64,852        9,989        2,965
         Other                                                             6,434       10,133       1,377       46,383         ....
         Accrued unbilled revenues                                        29,460       20,957        ....         ....         ....
                                                                   ----------------------------------------------------------------
            Total receivables                                             98,719       56,118      66,229       56,372        2,965
                                                                   ----------------------------------------------------------------
     Deferred fuel costs                                                  38,177         ....        ....         ....         ....
     Accumulated deferred income taxes                                     7,822        1,230        ....         ....        2,730
     Fuel inventory - at average cost                                      5,652        3,284        ....         ....         ....
     Materials and supplies - at average cost                             18,650        7,785      51,492         ....         ....
     Deferred nuclear refueling outage costs                                ....         ....      15,666         ....         ....
     Prepayments and other                                                18,777        4,689       1,319         ....          987
                                                                   ----------------------------------------------------------------
                      Total                                              335,518      139,353     247,865      579,632       11,674
                                                                   ----------------------------------------------------------------

Other Property and Investments:
     Investment in affiliates - at equity                                  5,531        3,259        ....    7,819,408         ....
     Decommissioning trust funds                                            ....         ....     138,985         ....         ....
     Non-utility property - at cost (less accumulated depreciation)        6,594         ....        ....         ....         ....
     Other - at cost (less accumulated depreciation)                        ....         ....        ....         ....         ....
                                                                   ----------------------------------------------------------------
                      Total                                               12,125        3,259     138,985    7,819,408         ....
                                                                   ----------------------------------------------------------------

Property, Plant and Equipment:
     Electric                                                          2,076,828      627,249   3,131,945         ....       12,049
     Property under capital lease                                            175         ....     455,229         ....         ....
     Natural gas                                                            ....      149,102        ....         ....         ....
     Construction work in progress                                       102,783       48,345      28,128         ....          924
     Nuclear fuel under capital leases                                      ....         ....      78,991         ....         ....
     Nuclear fuel                                                           ....         ....        ....         ....         ....
                                                                   ----------------------------------------------------------------
                      Total                                            2,179,786      824,696   3,694,293         ....       12,973
     Less - Accumulated depreciation and amortization                    768,609      403,379   1,514,921         ....       11,638
                                                                   ----------------------------------------------------------------
                       Property, plant and equipment - net             1,411,177      421,317   2,179,372         ....        1,335
                                                                   ----------------------------------------------------------------

Deferred Debits and Other Assets:
     Regulatory assets:
         SFAS 109 regulatory asset - net                                  18,250         ....     134,895         ....         ....
         Unamortized loss on reacquired debt                              12,756          556      45,026         ....         ....
         Other regulatory assets                                          23,668       13,904     144,076         ....         ....
     Long-term receivables                                                  ....         ....        ....         ....         ....
     Goodwill                                                               ....         ....        ....         ....         ....
     Other                                                                18,878        4,855      11,191      475,797         ....
                                                                   ----------------------------------------------------------------
                      Total                                               73,552       19,315     335,188      475,797         ....
                                                                   ----------------------------------------------------------------
                                 Total                             $   1,832,372  $   583,244  $2,901,410  $ 8,874,837    $  13,009
                                                                   ================================================================

                   ENTERGY CORPORATION AND SUBSIDIARIES
                       CONSOLIDATING BALANCE SHEET
                             DECEMBER 31, 2002
                              (In Thousands)

                                                                      ENTERGY      ENTERGY     SYSTEM       ENTERGY
                              ASSETS                                   POWER       SERVICES     FUELS     ENTERPRISES
                                                                    (unaudited)   (unaudited)  (unaudited)  (unaudited)
Current Assets:
     Cash and cash equivalents:
         Cash                                                      $        866   $   25,124    $     26     $  2,067
         Temporary cash investments - at cost
            which approximates market                                     2,439         ....        ....        2,649
         Special deposits                                                  ....         ....       4,714         ....
                                                                   --------------------------------------------------
            Total cash and cash equivalents                               3,305       25,124       4,740        4,716
                                                                   --------------------------------------------------
     Notes receivable                                                      ....         ....        ....       30,896
     Accounts receivable:
         Customer                                                          ....         ....        ....         ....
         Allowance for doubtful accounts                                   ....         ....        ....       (2,064)
         Associated companies                                               599      165,312       1,453       16,856
         Other                                                            1,658       20,160        ....          302
         Accrued unbilled revenues                                         ....         ....        ....         ....
                                                                   --------------------------------------------------
            Total receivables                                             2,257      185,472       1,453       15,094
                                                                   --------------------------------------------------
     Deferred fuel costs                                                   ....         ....        ....         ....
     Accumulated deferred income taxes                                    5,774       56,407        ....       33,919
     Fuel inventory - at average cost                                     1,516         ....      28,651         ....
     Materials and supplies - at average cost                             1,626         ....        ....           18
     Deferred nuclear refueling outage costs                               ....         ....        ....         ....
     Prepayments and other                                                    1          925      19,799          258
                                                                   --------------------------------------------------
                      Total                                              14,479      267,928      54,643       84,901
                                                                   --------------------------------------------------

Other Property and Investments:
     Investment in affiliates - at equity                                  ....         ....        ....         ....
     Decommissioning trust funds                                           ....         ....        ....         ....
     Non-utility property - at cost (less accumulated depreciation)        ....         ....        ....           88
     Other - at cost (less accumulated depreciation)                       ....         ....        ....          897
                                                                   --------------------------------------------------
                      Total                                                ....         ....        ....          985
                                                                   --------------------------------------------------

Property, Plant and Equipment:
     Electric                                                           150,149      257,121      24,424        1,640
     Property under capital lease                                          ....         ....          ..         ....
     Natural gas                                                           ....         ....        ....         ....
     Construction work in progress                                        4,257       30,825          ..            5
     Nuclear fuel under capital leases                                     ....         ....        ....         ....
     Nuclear fuel                                                          ....         ....      13,931         ....
                                                                   --------------------------------------------------
                      Total                                             154,406      287,946      38,355        1,645
     Less - Accumulated depreciation and amortization                    95,220      158,170      24,421         (234)
                                                                   --------------------------------------------------
                       Property, plant and equipment - net               59,186      129,776      13,934        1,879
                                                                   --------------------------------------------------

Deferred Debits and Other Assets:
     Regulatory assets:
         SFAS 109 regulatory asset - net                                   ....         ....        ....         ....
         Unamortized loss on reacquired debt                               ....         ....        ....         ....
         Other regulatory assets                                           ....         ....        ....         ....
     Long-term receivables                                                 ....         ....        ....         ....
     Goodwill                                                              ....         ....        ....         ....
     Other                                                                  964       40,914         107        5,432
                                                                   --------------------------------------------------
                      Total                                                 964       40,914         107        5,432
                                                                   --------------------------------------------------
                                 Total                             $     74,629  $   438,618   $  68,684    $  93,197
                                                                   ==================================================

                   ENTERGY CORPORATION AND SUBSIDIARIES
                        CONSOLIDATING BALANCE SHEET
                             DECEMBER 31, 2002
                               (In Thousands)

                                                                             INTERCOMPANY
                                                                             ELIMINATIONS
                                                                                  AND        ENTERGY       ENTERGY      ENTERGY
               LIABILITIES AND SHAREHOLDERS' EQUITY            CONSOLIDATED   ADJUSTMENTS    ARKANSAS    GULF STATES   LOUISIANA
Current Liabilities:
     Currently maturing long-term debt                        $   1,191,320  $    (80,579)  $  255,000    $ 293,000    $ 296,366
     Notes payable:
            Associated companies                                       ....        10,000         ....         ....         ....
            Other                                                       351          (351)        ....         ....         ....
     Accounts payable:
            Associated companies                                       ....       330,131       37,833       51,383       54,622
            Other                                                   855,446      (137,242)     121,148      205,796      119,416
     Customer deposits                                              198,442          (342)      35,886       48,061       63,255
     Taxes accrued                                                  385,315      (224,945)      16,262       35,914         ....
     Accumulated deferred income taxes                               26,468       (20,926)        ....         ....         ....
     Nuclear refueling outage costs                                  14,244          ....         ....       14,244         ....
     Interest accrued                                               175,440        (9,536)      27,772       38,870       30,553
     Deferred fuel cost                                                ....        83,087       42,603         ....       25,602
     Obligations under capital leases                               153,822          ....       58,745       36,157       33,927
     System Energy Refund                                              ....         3,764        3,764         ....         ....
     Other                                                          171,341       (92,342)      17,734       15,441        8,941
                                                              ------------------------------------------------------------------
                      Total                                       3,172,189      (139,281)     616,747      738,866      632,682
                                                              ------------------------------------------------------------------

Deferred Credits and Other Liabilities:
     Accumulated deferred income taxes and taxes accrued          4,250,800       356,085      821,829    1,310,028    1,695,570
     Accumulated deferred investment tax credits                    447,925          ....       78,231      156,401      106,539
     SFAS 109 regulatory liability - net                               ....        31,318         ....         ....         ....
     Obligations under capital leases                               155,943            (9)      59,711       25,085       16,966
     Other regulatory liabilities                                   185,579          ....         ....        5,556        6,601
     Decommissioning                                              1,565,997    (1,263,796)        ....      148,728         ....
     Transition to competition                                       79,098          ....         ....       79,098         ....
     Regulatory reserves                                             56,438       (11,700)        ....       44,738         ....
     Accumulated provisions                                         389,868      (132,991)      31,463       65,289       74,340
     Other                                                        1,145,232      (426,656)     117,847       93,397       95,504
                                                              ------------------------------------------------------------------
                      Total                                       8,276,880    (1,447,749)   1,109,081    1,928,320    1,995,520
                                                              ------------------------------------------------------------------

     Long-term debt                                               7,086,999      (648,563)   1,125,000    1,959,288      830,188
     Subsidiaries' preferred stock with sinking fund                 24,327          ....         ....       24,327         ....
     Subsidiaries' preferred stock without sinking fund             334,337      (334,337)        ....         ....         ....
     Company-obligated mandatorily redeemable
       preferred securities of subsidiary trust holding
       solely junior subordinated deferrable debentures             215,000          ....       60,000       85,000       70,000

Shareholders' Equity:
     Subsidiaries' preferred stock without sinking fund                ....       334,338      116,350       47,327      100,500
     Common stock, $.01  par value, authorized
       500,000,000 shares; issued
       248,174,087 shares                                             2,482          ....         ....         ....         ....
     Common stock of subsidiaries                                      ....     2,283,345          470      114,055    1,088,900
     Paid-in capital                                              4,666,753     2,264,913      591,127    1,157,459         ....
     Capital stock expense and other                                   ....        (1,777)        ....         ....       (1,718)
     Retained earnings                                            3,938,693     1,093,871      638,193      449,929        6,916
     Accumulated other comprehensive income (loss)                  (22,360)       15,084         ....        3,286         ....
     Less - treasury stock at cost (25,752,410 shares in 2002)      747,331       120,000         ....         ....      120,000
                                                              ------------------------------------------------------------------
                      Total common shareholders' equity           7,838,237     5,869,774    1,346,140    1,772,056    1,074,598
                                                              ------------------------------------------------------------------

                                 Total                        $  26,947,969  $  3,299,844   $4,256,968   $6,507,857   $4,602,988
                                                              ==================================================================

                    ENTERGY CORPORATION AND SUBSIDIARIES
                         CONSOLIDATING BALANCE SHEET
                              DECEMBER 31, 2002
                               (In Thousands)

                                                                 ENTERGY      ENTERGY      SYSTEM      ENTERGY       ENTERGY
               LIABILITIES AND SHAREHOLDERS' EQUITY            MISSISSIPPI  NEW ORLEANS    ENERGY    CORPORATION    OPERATIONS
                                                                                                                  (unaudited)
Current Liabilities:
     Currently maturing long-term debt                        $    255,000   $     ....   $ 11,375    $     ....   $     ....
     Notes payable:
            Associated companies                                      ....         ....       ....          ....         ....
            Other                                                     ....         ....       ....          ....         ....
     Accounts payable:
            Associated companies                                    50,973       23,228      4,851         2,937        1,381
            Other                                                   38,700       36,681     26,636        10,003        3,158
     Customer deposits                                              33,264       17,634       ....          ....         ....
     Taxes accrued                                                  20,908        1,999     68,400          ....         ....
     Accumulated deferred income taxes                                ....         ....      5,322          ....          220
     Nuclear refueling outage costs                                   ....         ....       ....          ....         ....
     Interest accrued                                               19,694        6,488     42,527          ....         ....
     Deferred fuel cost                                               ....       14,882       ....          ....         ....
     Obligations under capital leases                                   39         ....     24,954          ....         ....
     System Energy Refund                                             ....         ....       ....          ....         ....
     Other                                                           2,070        9,702      1,928         8,725          402
                                                              ---------------------------------------------------------------
                      Total                                        420,648      110,614    185,993        21,665        5,161
                                                              ---------------------------------------------------------------

Deferred Credits and Other Liabilities:
     Accumulated deferred income taxes and taxes accrued           292,809       22,245    439,540          ....         ....
     Accumulated deferred investment tax credits                    16,497        4,893     82,564          ....         ....
     SFAS 109 regulatory liability - net                              ....       31,318       ....          ....         ....
     Obligations under capital leases                                  136         ....     54,036          ....         ....
     Other regulatory liabilities                                     ....        1,311    172,111          ....         ....
     Decommissioning                                                  ....         ....    153,473          ....         ....
     Transition to competition                                        ....         ....       ....          ....         ....
     Regulatory reserves                                              ....         ....       ....          ....         ....
     Accumulated provisions                                          8,013        2,454        868          ....        1,326
     Other                                                          51,670       32,776     31,927       152,935        5,522
                                                              ---------------------------------------------------------------
                      Total                                        369,125       94,997    934,519       152,935        6,848
                                                              ---------------------------------------------------------------

     Long-term debt                                                510,104      229,191    888,665       862,000         ....
     Subsidiaries' preferred stock with sinking fund                  ....         ....       ....          ....         ....
     Subsidiaries' preferred stock without sinking fund               ....         ....       ....          ....         ....
     Company-obligated mandatorily redeemable
       preferred securities of subsidiary trust holding
       solely junior subordinated deferrable debentures               ....         ....       ....          ....         ....

Shareholders' Equity:
     Subsidiaries' preferred stock without sinking fund             50,381       19,780       ....          ....         ....
     Common stock, $.01 par value, authorized
       500,000,000 shares; issued
       248,174,087 shares                                             ....         ....       ....         2,482         ....
     Common stock of subsidiaries                                  199,326       33,744    789,350          ....            5
     Paid-in capital                                                  ....       36,294       ....     4,666,753          995
     Capital stock expense and other                                   (59)        ....       ....          ....         ....
     Retained earnings                                             282,847       58,624    102,883     3,938,693         ....
     Accumulated other comprehensive income (loss)                    ....         ....       ....       (22,360)        ....
     Less - treasury stock at cost (25,752,410 shares in 2002)        ....         ....       ....       747,331         ....
                                                              ---------------------------------------------------------------
                      Total common shareholders' equity            532,495      148,442    892,233     7,838,237        1,000
                                                              ---------------------------------------------------------------

                                 Total                        $  1,832,372   $  583,244 $2,901,410   $ 8,874,837   $   13,009
                                                              ===============================================================

                   ENTERGY CORPORATION AND SUBSIDIARIES
                        CONSOLIDATING BALANCE SHEET
                             DECEMBER 31, 2002
                               (In Thousands)

                                                                       ENTERGY       ENTERGY      SYSTEM       ENTERGY
               LIABILITIES AND SHAREHOLDERS' EQUITY                     POWER        SERVICES     FUELS      ENTERPRISES
                                                                     (unaudited)   (unaudited)  (unaudited)   (unaudited)
Current Liabilities:
     Currently maturing long-term debt                             $        ....  $       ....  $      ....   $      ....
     Notes payable:
            Associated companies                                          10,000          ....         ....          ....
            Other                                                           ....          ....         ....          ....
     Accounts payable:
            Associated companies                                           1,980        80,373          222        20,348
            Other                                                            199       139,575       13,853         3,039
     Customer deposits                                                      ....          ....         ....          ....
     Taxes accrued                                                          ....        16,084          437           366
     Accumulated deferred income taxes                                      ....          ....         ....          ....
     Nuclear refueling outage costs                                         ....          ....         ....          ....
     Interest accrued                                                       ....          ....         ....          ....
     Deferred fuel cost                                                     ....          ....         ....          ....
     Obligations under capital leases                                       ....          ....         ....          ....
     System Energy Refund                                                   ....          ....         ....          ....
     Other                                                                  ....         8,651         ....         5,405
                                                                   ------------------------------------------------------
                      Total                                               12,179       244,683       14,512        29,158
                                                                   ------------------------------------------------------

Deferred Credits and Other Liabilities:
     Accumulated deferred income taxes and taxes accrued                  16,610          ....        8,254          ....
     Accumulated deferred investment tax credits                            ....         2,700          100          ....
     SFAS 109 regulatory liability - net                                    ....          ....         ....          ....
     Obligations under capital leases                                       ....          ....         ....          ....
     Other regulatory liabilities                                           ....          ....         ....          ....
     Decommissioning                                                        ....          ....         ....          ....
     Transition to competition                                              ....          ....         ....          ....
     Regulatory reserves                                                    ....          ....         ....          ....
     Accumulated provisions                                                 ....        71,453         ....         1,671
     Other                                                                  ....       119,762         ....        17,236
                                                                   ------------------------------------------------------
                      Total                                               16,610       193,915        8,354        18,907
                                                                   ------------------------------------------------------

     Long-term debt                                                         ....          ....       34,000          ....
     Subsidiaries' preferred stock with sinking fund                        ....          ....         ....          ....
     Subsidiaries' preferred stock without sinking fund                     ....          ....         ....          ....
     Company-obligated mandatorily redeemable
       preferred securities of subsidiary trust holding
       solely junior subordinated deferrable debentures                     ....          ....         ....          ....

Shareholders' Equity:
     Subsidiaries' preferred stock without sinking fund                     ....          ....         ....          ....
     Common stock, $.01 par value, authorized
       500,000,000 shares; issued
       248,174,087 shares                                                   ....          ....         ....          ....
     Common stock of subsidiaries                                             55            20           20        57,400
     Paid-in capital                                                      88,379          ....         ....       390,659
     Capital stock expense and other                                        ....          ....         ....          ....
     Retained earnings                                                   (42,594)         ....         ....      (402,927)
     Accumulated other comprehensive income (loss)                          ....          ....       11,798          ....
     Less - treasury stock at cost                                          ....          ....         ....          ....
                                                                   ------------------------------------------------------
                      Total common shareholders' equity                   45,840            20       11,818        45,132
                                                                   ------------------------------------------------------

                                 Total                             $      74,629   $   438,618    $  68,684    $   93,197
                                                                   ======================================================

                    ENTERGY CORPORATION AND SUBSIDIARIES
                CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                        YEAR ENDED DECEMBER 31, 2002
                               (IN THOUSANDS)

                                                           INTERCOMPANY
                                                           ELIMINATIONS
                                                                AND        ENTERGY     ENTERGY      ENTERGY
             RETAINED EARNINGS               CONSOLIDATED   ADJUSTMENTS   ARKANSAS   GULF STATES   LOUISIANA

Retained Earnings, January 1, 2002          $   3,638,448  $  1,185,807   $ 636,226    $ 371,939    $140,321
Add:
     Net Income (Loss)                            623,072       526,464     135,643      174,078     144,709
     Increase in Investment in subsidiary            ....          ....        ....         ....        ....
                                            ----------------------------------------------------------------
                      Total                     4,261,520     1,712,271     771,869      546,017     285,030
                                            ----------------------------------------------------------------

Deduct:
     Dividends declared on:
         Preferred and preference stock            23,712          ....       7,776        4,888       6,714
         Common stock                             299,031       618,400     125,900       91,200     271,400
     Capital stock and other expenses                  84          ....        ....         ....        ....
     Return of capital to parent                     ....          ....        ....         ....        ....
                                            ----------------------------------------------------------------
                      Total                       322,827       618,400     133,676       96,088     278,114
                                            ----------------------------------------------------------------

Retained Earnings, December 31, 2002        $   3,938,693  $  1,093,871   $ 638,193   $  449,929   $   6,916
                                            ================================================================

                    ENTERGY CORPORATION AND SUBSIDIARIES
               CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                       YEAR ENDED DECEMBER 31, 2002
                              (IN THOUSANDS)

                                                      ENTERGY       ENTERGY       SYSTEM        ENTERGY       ENTERGY
                        RETAINED EARNINGS           MISSISSIPPI   NEW ORLEANS     ENERGY      CORPORATION   OPERATIONS
                                                                                                           (unaudited)
Retained Earnings, January 1, 2002                $     261,108   $    60,619    $  101,331   $ 3,638,448   $      ....
Add:
     Net Income (Loss)                                   52,408          (230)      103,352       599,360          ....
     Increase in Investment in subsidiary                  ....          ....          ....          ....          ....
                                                  ---------------------------------------------------------------------
                      Total                             313,516        60,389       204,683     4,237,808          ....
                                                  ---------------------------------------------------------------------

Deduct:
     Dividends declared on:
         Preferred and preference stock                   3,369           965          ....          ....          ....
         Common stock                                    27,300           800       101,800       299,031          ....
     Capital stock and other expenses                      ....          ....          ....            84          ....
     Return of capital to parent                           ....          ....          ....          ....          ....
                                                  ---------------------------------------------------------------------
                      Total                              30,669         1,765       101,800       299,115          ....
                                                  ---------------------------------------------------------------------

Retained Earnings, December 31, 2002              $     282,847   $    58,624   $   102,883   $ 3,938,693    $     ....
                                                  =====================================================================

                   ENTERGY CORPORATION AND SUBSIDIARIES
              CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                       YEAR ENDED DECEMBER 31, 2002
                              (IN THOUSANDS)

                                                                       ENTERGY       ENTERGY       SYSTEM        ENTERGY
                        RETAINED EARNINGS                               POWER       SERVICES        FUELS      ENTERPRISES
                                                                     (unaudited)   (unaudited)   (unaudited)   (unaudited)
Retained Earnings, January 1, 2002                                  $    (41,703)  $      ....    $     ....   $  (344,034)
Add:
     Net Income (Loss)                                                      (891)         ....          ....       (58,893)
     Increase in Investment in subsidiary                                   ....          ....          ....          ....
                                                                    ------------------------------------------------------
                      Total                                              (42,594)         ....          ....      (402,927)
                                                                    ------------------------------------------------------

Deduct:
     Dividends declared on:
         Preferred and preference stock                                     ....          ....          ....          ....
         Common stock                                                       ....          ....          ....          ....
     Capital stock and other expenses                                       ....          ....          ....          ....
     Return of capital to parent                                            ....          ....          ....          ....
                                                                    ------------------------------------------------------
                      Total                                                 ....          ....          ....          ....
                                                                    ------------------------------------------------------

Retained Earnings, December 31, 2002                                $    (42,594)   $     ....     $    ....    $ (402,927)
                                                                    ======================================================

              ENTERGY GULF STATES, INC. AND SUBSIDIARIES
               CONSOLIDATING STATEMENT OF INCOME (LOSS)
                      YEAR ENDED DECEMBER 31, 2002
                              (In Thousands)

                                                       INTERCOMPANY
                                                       ELIMINATIONS
                                                           AND       ENTERGY                   Southern
                                        CONSOLIDATED   ADJUSTMENTS GULF STATES     GSG&T         Gulf      Varibus        POG
                                                                   (unaudited)  (unaudited)  (unaudited) (unaudited)  (unaudited)
Operating Revenues:
     Electric                          $   2,141,873   $     3,334  $2,141,873    $   3,334     $   ....    $   ....    $    ....
     Natural gas                              42,006          ....      42,006         ....         ....        ....         ....
                                       ------------------------------------------------------------------------------------------
                      Total                2,183,879         3,334   2,183,879        3,334         ....        ....         ....
                                       ------------------------------------------------------------------------------------------

Operating Expenses:
     Operation:
         Fuel, fuel-related expenses
           and gas purchased for resale      692,901          ....     692,901         ....         ....        ....         ....
         Purchased power                     368,140          ....     368,140         ....         ....        ....         ....
         Nuclear refueling outage expense     12,190          ....      12,190         ....         ....        ....         ....
         Other operation and maintenance     438,259         3,334     441,578         ....            4           4            7
     Depreciation and decommissioning        208,182          ....     205,581        2,123          478        ....         ....
     Taxes other than income taxes           120,295          ....     120,295         ....         ....        ....         ....
     Other regulatory (credits) - net         (7,818)         ....      (7,340)        ....         (478)       ....         ....
                                       ------------------------------------------------------------------------------------------
                      Total                1,832,149         3,334   1,833,345        2,123            4           4            7
                                       ------------------------------------------------------------------------------------------
Operating Income                             351,730          ....     350,534        1,211           (4)         (4)          (7)
                                       ------------------------------------------------------------------------------------------

Other Income:
     Allowance for equity funds used during
         construction                         11,010          ....      11,010         ....         ....        ....         ....
     Gain on sale of assets                    3,409          ....       3,409         ....         ....        ....         ....
     Interest and dividend income              8,866            86       8,834         ....         ....          38           80
     Miscellaneous - net                         151          (515)     (2,550)         (50)        (109)      2,347           (2)
                                       ------------------------------------------------------------------------------------------
                      Total                   23,436          (429)     20,703          (50)        (109)      2,385           78
                                       ------------------------------------------------------------------------------------------

Interest and Other Charges:
     Interest on long-term debt              131,906            86     131,906         ....           86        ....         ....
     Other interest - net                      5,497          ....       5,497         ....         ....        ....         ....
     Distributions on preferred securities
       of subsidiary                           7,437          ....       7,437         ....         ....        ....         ....
     Allowance for borrowed funds used during
         construction                         (9,749)         ....      (9,749)        ....         ....        ....         ....
                                       ------------------------------------------------------------------------------------------
                      Total                  135,091            86     135,091         ....           86        ....         ....
                                       ------------------------------------------------------------------------------------------

Income before income taxes                   240,075         (515)     236,146        1,161         (199)      2,381           71

Income taxes                                  65,997          ....      62,068        1,787         (611)      2,423          330
                                       ------------------------------------------------------------------------------------------

Net income                                   174,078          (515)    174,078         (626)         412         (42)        (259)

Preferred and dividend requirements and other  4,888          ....       4,888         ....         ....        ....         ....
                                       ------------------------------------------------------------------------------------------

Earnings applicable to common stock      $   169,190    $     (515) $  169,190   $     (626)     $   412     $   (42)     $  (259)
                                       ==========================================================================================

                 ENTERGY GULF STATES, INC. AND SUBSIDIARIES
                    CONSOLIDATING STATEMENT OF CASH FLOWS
                        YEAR ENDED DECEMBER 31, 2002
                               (In Thousands)

                                                     INTERCOMPANY
                                                     ELIMINATIONS
                                                          AND        ENTERGY                   Southern
                                       CONSOLIDATED  ADJUSTMENTS   GULF STATES     GSG&T         Gulf       Varibus        POG
                                                                   (unaudited)  (unaudited)  (unaudited)  (unaudited)  (unaudited)
 OPERATING ACTIVITIES:
 Net Income                              $  174,078   $    (515)   $   174,078    $   (626)   $     412     $    (42)   $    (259)
 Noncash items included in net income
      Reserve for regulatory adjustments     11,147        ....         11,147        ....         ....         ....         ....
      Other regulatory charges (credits)     (7,818)       ....         (7,340)       ....         (478)        ....         ....
      Depreciation, amortization and
        decommissioning                     208,182        ....        205,581       2,123          478                      ....
      Deferred income taxes and investment
        tax credits                         (11,576)      2,133        (11,576)      1,788          302           43         ....
      Allowance for equity funds used
        during construction                 (11,010)       ....        (11,010)       ....         ....         ....         ....
      Gain on sale of assets                 (3,409)       ....         (3,409)       ....         ....         ....         ....
 Changes in working capital:
      Receivables                            18,155      (2,673)        17,543      (3,265)        ....        1,062          142
      Fuel inventory                          4,617        ....          4,617        ....         ....         ....         ....
      Accounts payable                       83,428       3,125         86,549        ....            2         ....            2
      Taxes accrued                         (54,690)       ....        (54,690)       ....         ....         ....         ....
      Interest accrued                       (4,544)         85         (4,544)       ....           85         ....         ....
      Deferred fuel                          65,556        ....         65,556        ....         ....         ....         ....
      Other working capital accounts        (19,551)       ....        (19,551)       ....         ....         ....         ....
 Provision for estimated losses and reserves  1,478        ....          1,478        ....         ....         ....         ....
 Changes in other regulatory assets         (51,490)       ....        (51,490)       ....         ....         ....         ....
 Other                                       98,101      (2,155)        95,425           1         (808)       1,140          188
                                         ----------------------------------------------------------------------------------------
 Net cash flow provided by operating
   activities                               500,654        ....        498,364          21           (7)       2,203           73
                                         ----------------------------------------------------------------------------------------

 INVESTING ACTIVITIES:
 Construction expenditures                 (355,334)       ....       (355,334)       ....         ....         ....         ....
 Allowance for equity funds used during
   construction                              11,010        ....         11,010        ....         ....         ....         ....
 Nuclear fuel purchases                     (21,820)       ....        (21,820)       ....         ....         ....         ....
 Proceeds from sale/leaseback of nuclear
   fuel                                      21,923        ....         21,923        ....         ....         ....         ....
 Decommissioning trust contributions and
   realized change in trust assets          (12,488)       ....        (12,488)       ....         ....         ....         ....
 Changes in other regulatory
   investments - net                         44,643        ....         44,643        ....         ....         ....         ....
 Other regulatory investments               (39,390)       ....        (39,390)                    ....         ....         ....
                                         ----------------------------------------------------------------------------------------
 Net cash flow used by investing activities(351,456)       ....       (351,456)       ....         ....         ....         ....
                                         ----------------------------------------------------------------------------------------

 FINANCING ACTIVITIES:
 Proceeds from issuance of long-term debt   337,481        ....        337,481        ....         ....         ....         ....
 Retirement of long-term debt              (194,057)       ....       (194,057)       ....         ....         ....         ....
 Redemption of preferred stock               (1,858)       ....         (1,858)       ....         ....         ....         ....
 Dividends paid:
      Common stock                          (91,200)       ....        (91,200)       ....         ....         ....         ....
      Preferred stock                        (4,888)       ....         (4,888)       ....         ....         ....         ....
                                         ----------------------------------------------------------------------------------------
 Net cash flow used by financing activities  45,478        ....         45,478        ....         ....         ....         ....
                                         ----------------------------------------------------------------------------------------

 Net increase (decrease) in cash and
   cash equivalents                         194,676        ....        192,386          21           (7)       2,203           73
 Cash and cash equivalents at beginning
   of year                                  123,728        ....        118,409          45           30        1,260        3,984
                                         ----------------------------------------------------------------------------------------
 Cash and cash equivalents at end of year $ 318,404    $   ....    $   310,795    $     66     $     23     $  3,463     $  4,057
                                         ========================================================================================

                ENTERGY GULF STATES, INC. AND SUBSIDIARIES
                        CONSOLIDATING BALANCE SHEET
                            DECEMBER 31, 2002
                              (In Thousands)

                                                           INTERCOMPANY
                                                           ELIMINATIONS
                                                               AND       ENTERGY                 Southern
                                            CONSOLIDATED   ADJUSTMENTS GULF STATES    GSG&T        Gulf        Varibus       POG
                                                                       (unaudited) (unaudited)  (unaudited)  (unaudited) (unaudited)

                              ASSETS

Current Assets:
     Cash and cash equivalents:
         Cash                               $   25,591   $      ....    $  25,497    $     66     $     23    $       3    $       2
         Temporary cash investments - at cost
           which approximates market           292,813          ....      285,298        ....         ....        3,460        4,055
                                            ----------------------------------------------------------------------------------------
             Total cash and cash equivalents   318,404          ....      310,795          66           23        3,463        4,057
     Other temporary investments                  ....          ....         ....        ....         ....         ....         ....
     Notes receivable associated companies        ....          ....         ....        ....         ....         ....         ....
     Accounts receivable:
         Customer                               81,879          ....       80,673        ....         ....        1,206         ....
         Allowance for doubtful accounts        (5,893)         ....       (5,893)       ....         ....         ....         ....
         Associated companies                   21,356         7,558       21,497       6,745         ....         ....          672
         Other                                  40,156          ....       40,102        ....         ....           54         ....
         Accrued unbilled revenues              95,377          ....       95,377        ....         ....         ....         ....
     Deferred fuel  costs                      100,564          ....      100,564        ....         ....         ....         ....
     Accumulated deferred income taxes           1,681           407        1,681        ....          197         ....          210
     Fuel inventory - at average cost           49,394          ....       49,394        ....         ....         ....         ....
     Materials and supplies - at average cost   99,190          ....       99,190        ....         ....         ....         ....
     Prepayments and other                      47,206           202       47,206        ....         ....          202         ....
                                            ----------------------------------------------------------------------------------------
                      Total                    849,314         8,167      840,586       6,811          220        4,925        4,939
                                            ----------------------------------------------------------------------------------------

Other Property and Investments:
     Decommissioning trust funds               240,735          ....      240,735        ....         ....         ....         ....
     Non-utility property - at cost (less
       accumulated depreciation)               192,975          ....      184,934        ....        7,689          352         ....
     Other                                      18,108        31,337       49,445        ....         ....         ....         ....
                                            ----------------------------------------------------------------------------------------
                      Total                    451,818        31,337      475,114        ....        7,689          352         ....
                                            ----------------------------------------------------------------------------------------

Utility Plant:
     Electric                                7,895,009          ....    7,825,365      69,644         ....         ....         ....
     Property under capital lease               19,795          ....       19,795        ....         ....         ....         ....
     Natural gas                                60,810          ....       60,810        ....         ....         ....         ....
     Construction work in progress             306,209          ....      306,209        ....         ....         ....         ....
     Nuclear fuel under capital leases          41,447          ....       41,447        ....         ....         ....         ....
                                            ----------------------------------------------------------------------------------------
                      Total                  8,323,270          ....    8,253,626      69,644         ....         ....         ....
     Less - Accumulated depreciation and
       amortization                          3,885,559          ....    3,830,285      55,274         ....         ....         ....
                                            ----------------------------------------------------------------------------------------
                       Utility plant - net   4,437,711          ....    4,423,341      14,370         ....         ....         ....
                                            ----------------------------------------------------------------------------------------

Deferred Debits and Other Assets:
     Regulatory assets:
       SFAS 109 regulatory asset - net         452,887          ....      452,887        ....         ....         ....         ....
       Unamortized loss on reacquired debt      31,186          ....       31,186        ....         ....         ....         ....
       Other regulatory assets                 226,555          ....      226,555        ....         ....         ....         ....
     Long-term receivables                      23,192          ....       23,192        ....         ....         ....         ....
     Other                                      35,194        (5,886)      28,054        ....          795          359          100
                                            ----------------------------------------------------------------------------------------
                      Total                    769,014        (5,886)     761,874        ....          795          359          100
                                            ----------------------------------------------------------------------------------------
                      TOTAL                 $6,507,857    $   33,618   $6,500,915   $  21,181    $   8,704     $  5,636 $      5,039
                                            ========================================================================================

              ENTERGY GULF STATES, INC. AND SUBSIDIARIES
                     CONSOLIDATING BALANCE SHEET
                         DECEMBER 31, 2002
                           (In Thousands)

                                                       INTERCOMPANY
                                                       ELIMINATIONS
                                                            AND        ENTERGY                  Southern
                                         CONSOLIDATED   ADJUSTMENTS  GULF STATES     GSG&T        Gulf        Varibus        POG
                                                                     (unaudited)  (unaudited)  (unaudited)  (unaudited)  (unaudited)
          LIABILITIES AND SHAREHOLDER'S EQUITY

Current Liabilities:
    Currently maturing long-term debt   $    293,000    $     ....    $ 293,000    $   ....     $   ....     $   ....     $   ....
    Notes payable - associated companies        ....            ..         ....          ..         ....         ....         ....
     Accounts payable:
            Associated companies              51,383         7,463       58,799           3           38         ....            6
            Other                            205,796          ....      205,796        ....         ....         ....         ....
     Customer deposits                        48,061          ....       48,061        ....         ....         ....         ....
     Taxes accrued                            35,914           227       35,914         227         ....         ....           ..
     Nuclear refueling outage costs           14,244          ....       14,244        ....         ....         ....         ....
     Interest accrued                         38,870           329       38,870          ..          329         ....         ....
     Obligations under capital leases         36,157          ....       36,157        ....         ....         ....         ....
     Other                                    15,441            22       15,441        ....           22         ....         ....
                                          ----------------------------------------------------------------------------------------
                      Total                  738,866         8,041      746,282         230          389         ....            6
                                          ----------------------------------------------------------------------------------------

Deferred Credits and Other Liabilities:
     Accumulated deferred income taxes
       and taxes accrued                   1,310,028         1,709    1,309,740       1,997         ....         ....           ..
     Accumulated deferred investment
       tax credits                           156,401          ....      156,401        ....         ....         ....         ....
     Obligations under capital leases         25,085          ....       25,085        ....         ....         ....         ....
     Other regulatory liabilities              5,557          ....        5,557        ....         ....         ....         ....
     Decommissioning                         148,728          ....      148,728        ....         ....         ....         ....
     Transition to competition                79,098          ....       79,098        ....         ....         ....         ....
     Regulatory reserves                      44,738          ....       44,738        ....         ....         ....         ....
     Accumulated provisions                   65,289          ....       65,289        ....         ....         ....         ....
     Other                                    93,396        (7,139)      79,326        ....        6,931         ....         ....
                                          ----------------------------------------------------------------------------------------
                      Total                1,928,320        (5,430)   1,913,962       1,997        6,931         ....         ....
                                          ----------------------------------------------------------------------------------------

Long-term debt                             1,959,288         1,508    1,959,288        ....        1,508         ....         ....
Preferred stock with sinking fund             24,327          ....       24,327        ....         ....         ....         ....
Company - obligated mandatorily redeemable
   preferred securities of subsidiary
   trust holding solely junior subordinated
   deferrable debentures                      85,000          ....       85,000        ....         ....         ....         ....

Shareholder's Equity:
   Preferred stock without sinking fund       47,327          ....       47,327        ....         ....         ....         ....
   Common stock, no par value, authorized
        200,000,000 shares; issued and outstanding
        100 shares                           114,055          ....      114,055        ....         ....         ....         ....
   Common stock of subsidiaries                 ....           138         ....          25            1          100           12
   Additional paid-in capital              1,157,459        73,186    1,157,459      11,189         ....       15,966       46,031
   Capital stock expense and other              ....          ....         ....        ....         ....         ....         ....
   Retained earnings                         449,929       (43,825)     449,929       7,740         (125)     (10,430)     (41,010)
   Accumulated other comprehensive income      3,286          ....        3,286        ....         ....         ....         ....
                                          ----------------------------------------------------------------------------------------
                      Total                1,772,056        29,499    1,772,056      18,954         (124)       5,636        5,033
                                          ----------------------------------------------------------------------------------------

                      TOTAL               $6,507,857   $    33,618   $6,500,915    $ 21,181    $   8,704     $  5,636    $   5,039
                                          ========================================================================================

               ENTERGY GULF STATES, INC. AND SUBSIDIARIES
              CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      YEAR ENDED DECEMBER 31, 2002
                             (IN THOUSANDS)

                                                  INTERCOMPANY
                                                  ELIMINATIONS
                                                       AND        ENTERGY                   Southern
           RETAINED EARNINGS        CONSOLIDATED   ADJUSTMENTS  GULF STATES     GSG&T         Gulf      Varibus        POG
                                                                (unaudited)  (unaudited)  (unaudited) (unaudited)  (unaudited)

Retained Earnings, January 31, 2002 $    371,939   $   (43,310)  $  371,939   $    8,366    $    (537) $ (10,388)  $  (40,751)

Add:
     Net Income (Loss)                   174,078          (515)     174,078         (626)         412        (42)        (259)
                                    -----------------------------------------------------------------------------------------
                      Total              546,017       (43,825)     546,017        7,740         (125)   (10,430)     (41,010)
                                    -----------------------------------------------------------------------------------------

Deduct:
     Dividends declared on:
         Preferred and preference stock    4,888          ....        4,888         ....         ....       ....         ....
         Common stock                     91,200          ....       91,200         ....         ....       ....         ....
     Capital stock and other expenses       ....          ....         ....         ....         ....       ....         ....
                                    -----------------------------------------------------------------------------------------
                      Total               96,088          ....       96,088         ....         ....       ....         ....
                                    -----------------------------------------------------------------------------------------

Retained Earnings, December 31, 2002 $   449,929   $   (43,825)   $ 449,929   $    7,740    $    (125) $ (10,430)  $  (41,010)
                                    =========================================================================================

                       THE ARKLAHOMA CORPORATION
            STATEMENTS OF OPERATIONS AND RETAINED EARNINGS
                 YEARS ENDED NOVEMBER 30, 2002 AND 2001
                             (IN THOUSANDS)

                                                   2002             2001

Revenues - Interest income                        $     4           $   12
               - Other                                  -                -
                                                  -------           ------
                 Total                                  4               12
                                                  -------           ------

Expenses - Administrative and general                   9                8
                - Other                                 -                -
                                                  -------           ------
                  Total                                 9                8
                                                  -------           ------

                   Income before Federal
                       and state income taxes          (5)               4

Federal and state income taxes                         (1)               -
                                                  -------           ------

                   Net Income (Loss)                   (4)               4
                                                  -------           ------

Retained Earnings - beginning of year                 317              313

Less: Dividends Declared                                -                -
                                                  -------           ------

Retained Earnings - end of year                    $  313           $  317
                                                  =======           ======

The accompanying notes to financial statements
  are an integral part of these statements.

                        THE ARKLAHOMA CORPORATION
                        STATEMENTS OF CASH FLOWS
                YEARS ENDED NOVEMBER 30, 2002 and 2001
                             (IN THOUSANDS)

                                                                        2002              2001
 OPERATING ACTIVITIES:
      Net Income (Loss)                                                 $   (4)            $   -
      Changes in working capital:
          Accounts receivable                                              (70)               (4)
          Accounts payable                                                 127                 -
                                                                       -------             -----
               Net cash flow provided (used) by operating activities        53                (4)
                                                                       -------             -----

 Net increase (decrease) in cash and cash equivalents                       53                (4)

      Cash and cash equivalents at beginning of year                        55                59
                                                                       -------             -----

      Cash and cash equivalents at end of year                          $  108             $  55
                                                                       =======             =====

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

      Net cash paid during the year for income taxes                     $   -             $   1
                                                                       =======             =====

 The accompanying notes to financial statements
   are an integral part of these statements.

   THE ARKLAHOMA CORPORATION
                             BALANCE SHEETS
                        NOVEMBER 30, 2002 AND 2001
                              (IN THOUSANDS)

                       ASSETS
                                                       2002            2001
Utility Plant:
     Electric plant in service - at cost              $ 2,562          $ 2,562
     Less - Accumulated depreciation                    2,249            2,249
                                                      -------          -------
                      Utility Plant - Net                 313              313
                                                      -------          -------

Current Assets:
     Cash and cash equivalents                            108               55
     Accounts receivable                                  135               65
                                                      -------          -------
                      Total                               243              120
                                                      -------          -------

                          Total                        $  556           $  433
                                                      =======          =======

           CAPITALIZATION AND LIABILITIES

Capitalization:
     Common stock, $100 par value, authorized
         12,000 shares; issued and outstanding, 500
         shares                                         $  50           $   50
     Retained earnings                                    313              317
                                                      -------          -------
                      Total                               363              367
                                                      -------          -------

Current Liabilities:
         Accounts payable                                 133                6

Deferred Credits:
     Deferred Income Taxes                                 60               60
                                                      -------          -------

                          Total                        $  556           $  433
                                                      =======          =======

The accompanying notes to financial statements
  are an integral part of these balance sheets.

THE ARKLAHOMA CORPORATION

NOTES TO THE FINANCIAL STATEMENTS

NOVEMBER 30, 2002 AND 2001

1. OPERATIONS:

The Arklahoma Corporation's (the Company) utility plant consists principally of transmission facilities which are being leased to its three stockholder companies from year to year. Pursuant to the terms of the lease agreement, the lessees have agreed to pay all operating costs, including maintenance, repairs, insurance and taxes assessed upon the properties. Such amounts totaled approximately $614,100 and $986,200 in fiscal years 2002 and 2001, respectively.

Under the terms of the current lease agreement, annual rentals have been discontinued but can be reinstated upon the agreement of the Company and the lessees/stockholders.

2. NEW ACCOUNTING STANDARD:

In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No.143, "Accounting for Asset Retirement Obligations." Adoption of SFAS No. 143 is required for financial statements for periods beginning after June 15, 2002. The Company will adopt this new standard effective December 1, 2002. The Company does not believe the adoption of this statement will have a material impact on its financial position or results of operation.

3. CASH AND CASH EQUIVALENTS:

For purposes of these financial statements, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. These investments are carried at cost, which approximates market.

4. UTILITY PLANT:

The utility plant balance as of November 30, 2002, represents the value of the land and the salvage value of the plant. The remainder of the plant was fully depreciated as of December 31, 1988.

5. INCOME TAXES:

Income taxes are accounted for in accordance with SFAS No. 109, "Accounting for Income Taxes." This statement requires the liability method of accounting for income taxes. Under the liability method, the deferred tax liability, or asset, is determined based on the difference between the tax reporting and financial reporting bases of assets and liabilities. The effect on deferred taxes of a change in tax rates will be recognized in income in the period of the enactment of the rate change.

Deferred income taxes resulted from temporary differences in financial versus tax bases of fixed assets. The net tax liability is reflected as a deferred income tax liability in the accompanying balance sheets.

The Company has an Oklahoma state net operating loss carryforward available to reduce future Oklahoma State income taxes payable. The carryforward as of November 30, 2002, is $9,640 and begins to expire in December 2002. The related deferred tax asset is fully reserved as of November 30, 2002.